As filed with the Securities and Exchange Commission on December 19, 1997

                                                     Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ---------

                                    FORM S-4

                                   ----------

                             REGISTRATION STATEMENT+

                                      Under

                           THE SECURITIES ACT OF 1933


                             LAKELAND BANCORP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          NEW JERSEY                                          6712
-------------------------------                   ----------------------------
(State or other jurisdiction of                   (Primary Standard Industrial
(incorporation or organization)                    Classification Code Number)


                                   22-2953275
                             ----------------------
                                (I.R.S. employer
                             identification number)


                 250 OAK RIDGE ROAD, OAK RIDGE, NEW JERSEY 07438
                                 (973) 697-2000
               ---------------------------------------------------
               (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)


                                 ARTHUR L. ZANDE
                            EXECUTIVE VICE PRESIDENT
                             LAKELAND BANCORP, INC.
                 250 OAK RIDGE ROAD, OAK RIDGE, NEW JERSEY 07438
                                 (973) 697-2000
          ------------------------------------------------------------
          (Name and address, including ZIP Code, and telephone number, including area code, of agent for service)

                                    Copy to:

                            PETER H. EHRENBERG, ESQ.
                              LAURA R. KUNTZ, ESQ.
                LOWENSTEIN, SANDLER, KOHL, FISHER & BOYLAN, P.A.
                              65 LIVINGSTON AVENUE
                           ROSELAND, NEW JERSEY 07068
                                 (973) 992-8700

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.   [ ]...............

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering    [ ]...............

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]...............






                                  CALCULATION OF REGISTRATION FEE

=========================================================================================================
                                                 Proposed              Proposed
Title of Securities        Amount to be      Maximum Offering      Maximum Aggregate        Amount of
 to be Registered           Registered      Price per Share (2)    Offering Price (2)    Registration Fee
---------------------------------------------------------------------------------------------------------
Common Stock, par
value $2.50 per share    828,615 shares(1)        $24.50              $20,301,068            $5,989
=========================================================================================================

1 Represents the maximum number of shares of the Registrant's Common Stock issuable to shareholders of Metropolitan State Bank, after applying the maximum Exchange Number set forth in the merger agreement described herein; plus an indeterminate number of additional shares of the Registrant's Common Stock which may be issuable pursuant to the anti-dilution provisions of such merger agreement.

2 Based, pursuant to Rules 457(c) and 457(f)(1), on the closing bid price of the Common Stock of Metropolitan State Bank on December 17, 1997, a date within 5 business days of the date on which this Registration Statement was initially filed. (There was no asked price on such date)

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                           METROPOLITAN STATE BANK

                                                              __________, 1998

Dear Shareholder:

      You are cordially invited to attend a Special Meeting of Shareholders of Metropolitan State Bank ("MSB"), which will be held at Don Pepe's Steak House, U.S. Highway No. 46, Pine Brook, New Jersey on ________________, 1998 at _____ p.m., local time (the "Meeting").

      The Meeting represents an historic occasion for MSB. At the Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Reorganization (the "Merger Agreement") pursuant to which MSB will merge (the "Merger") with a newly formed bank subsidiary ("New Bank") of Lakeland Bancorp, Inc. ("Lakeland"). Pursuant to the Merger Agreement, New Bank will merge with and into MSB, and MSB's shareholders will be entitled to receive a number of shares of Lakeland's Common Stock (the "Lakeland Common Stock") in exchange for each share of MSB Common Stock which they own on the effective date of the Merger, as described in the attached Proxy Statement-Prospectus. The Merger Agreement provides that if the Market Value (as defined in the Merger Agreement) of the Lakeland Common Stock is between $22.50 and $31.00 per share, MSB's shareholders will be entitled to receive for each share of MSB Common Stock that they own at the time of the Merger a number of shares of Lakeland Common Stock (the "Exchange Number") determined by dividing $26.20 by such Market Value. In the event that the Market Value of the Lakeland Common Stock is less than $22.50 per share, the Merger Agreement provides that the Exchange Number will be 1.164. In the event that the Market Value of the Lakeland Common Stock is greater than $31.00 per share, the Merger Agreement provides `that the Exchange Number will be 0.845. Both Lakeland and MSB have the right to terminate the Merger in the event that the Market Value of the Lakeland Common Stock is less than $22.50 per share. Consummation of the Merger is subject to certain conditions, including the approval of the Merger by various regulatory agencies and approval of MSB's shareholders as described below.

      YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

      The enclosed Notice of Special Meeting of Shareholders and Proxy Statement-Prospectus describe the Merger and provide specific information concerning the Meeting. Please read the Proxy Statement-Prospectus carefully and consider the information contained therein. Your vote is of great importance, as the approval of MSB's shareholders of the Merger Agreement is required to consummate the Merger.

      It is very important that your shares be represented at the Meeting, regardless of whether you plan to attend in person. The affirmative vote of two-thirds of the outstanding shares of MSB's Common Stock will be required to approve the Merger Agreement. Consequently, the failure of a shareholder to vote will have the same effect as a vote against the proposal. Therefore, I urge you to execute, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible to ensure that your shares will be voted at the Meeting. You should not send in certificates for your MSB shares at this time. At a later date you will receive specific instructions regarding the exchange of your MSB shares.

      On behalf of the Board of Directors, I urge you to vote FOR approval of the Merger Agreement.

                                             Sincerely,

                                             Paul P. Lubertazzi, Chairman,
                                             President and CEO

                  NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                      OF
                           METROPOLITAN STATE BANK

      NOTICE IS HEREBY GIVEN that, pursuant to the call of its directors, a Special Meeting of Shareholders of Metropolitan State Bank ("MSB") will be held at Don Pepe's Steak House, U.S. Highway No. 46, Pine Brook, New Jersey on ___________________, 1998 at _______ p.m., local time, for the purpose of considering and voting upon the following matters:

            1. To consider and act upon a proposal to approve an Agreement and Plan of Reorganization, dated September 16, 1997 (the "Merger Agreement"), attached as Appendix A to the accompanying Proxy Statement-Prospectus, providing for the merger (the "Merger") of MSB and a newly formed subsidiary bank ("New Bank") of Lakeland Bancorp, Inc. ("Lakeland"). Pursuant to the Merger Agreement, New Bank will merge with and into MSB and the shareholders of MSB will be entitled to receive a number of shares of Lakeland's Common Stock (the "Lakeland Common Stock") in exchange for each share of MSB's Common Stock which they own on the effective date of the Merger. The Merger Agreement provides that if the Market Value (as defined in the Merger Agreement) of the Lakeland Common Stock is between $22.50 and $31.00 per share, MSB's shareholders will be entitled to receive for each share of MSB Common Stock that they own at the time of the Merger a number of shares of Lakeland Common Stock (the "Exchange Number") determined by dividing $26.20 by such Market Value. In the event that the Market Value of the Lakeland Common Stock is less than $22.50 per share, the Merger Agreement provides that the Exchange Number will be
      1.164. In the event that the Market Value of the Lakeland Common Stock is greater than $31.00 per share, the Merger Agreement provides that the Exchange Number will be 0.845. Both Lakeland and MSB have the right to terminate the Merger in the event that the Market Value of the Lakeland Common Stock is less than $22.50 per share.

            2. To consider and act upon other matters that may properly come before the Special Meeting or any adjournment thereof.

      The Board of Directors has fixed the close of business on ____________, 1998 as the date for determining the shareholders of record entitled to receive notice of, and to vote at, the Special Meeting.

      Holders of MSB's Common Stock have the right to dissent from the vote on the Merger Agreement and to receive payment of the value of their shares upon compliance with the applicable provisions of N.J.S.A. 17:9A-140, the text of which is included as Appendix C to the Proxy Statement-Prospectus that is attached to this Notice of Special Meeting. For a summary of the dissenters' rights of MSB's shareholders, see "THE MERGER--Rights of Dissenting Shareholders" in the Proxy Statement-Prospectus.


                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    By: LOUIS E. LUDDECKE,
                                        Secretary

Montville, New Jersey
_____________, 1998

      WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU INTEND TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO ITS EXERCISE.

                               PROXY STATEMENT

                           METROPOLITAN STATE BANK

                           -----------------------

                                  PROSPECTUS

                            LAKELAND BANCORP, INC.

                   COMMON STOCK, PAR VALUE $2.50 PER SHARE

                            ----------------------

      This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $5.00 per share ("MSB Common Stock"), of Metropolitan State Bank ("MSB"), in connection with the solicitation of proxies by the Board of Directors of MSB for use at a Special Meeting of MSB's shareholders to be held at Don Pepe's Steak House, U.S. Highway No. 46, Pine Brook, New Jersey on ____________, 1998 at _____ p.m., local time, and any adjournments or postponements thereof (the "Meeting").

      At the Meeting, the shareholders of record of MSB Common Stock as of the close of business on _______________, 1998 will consider and vote upon a proposal to approve an Agreement and Plan of Reorganization, dated September 16, 1997 (the "Merger Agreement"), by and between Lakeland Bancorp, Inc., a New Jersey corporation ("Lakeland"), and MSB. Pursuant to the Merger Agreement, (i) Lakeland will cause a new state-chartered bank to be organized ("New Bank") as a subsidiary of Lakeland, (ii) New Bank will merge with and into MSB (the "Merger") and (iii) MSB's shareholders will be entitled to receive a number of shares of Lakeland's Common Stock, par value $2.50 per share (the "Lakeland Common Stock"), in exchange for each share of MSB Common Stock which they own on the effective date of the Merger. The Merger Agreement provides that if the Market Value (as defined in the Merger Agreement) of the Lakeland Common Stock is between $22.50 and $31.00 per share, MSB's shareholders will be entitled to receive for each share of MSB Common Stock that they own at the time of the Merger a number of shares of Lakeland Common Stock (the "Exchange Number") determined by dividing $26.20 by such Market Value. In the event that the Market Value of the Lakeland Common Stock is less than $22.50 per share, the Merger Agreement provides that the Exchange Number will be 1.164. In the event that the Market Value of the Lakeland Common Stock is greater than $31.00 per share, the Merger Agreement provides that the Exchange Number will be 0.845. Both Lakeland and MSB have the right to terminate the Merger in the event that the Market Value of the Lakeland Common Stock is less than $22.50 per share.

      For a description of the Merger Agreement, which is included in its entirety as Appendix A to this Proxy Statement-Prospectus, see "THE MERGER". This Proxy Statement-Prospectus and the accompanying proxy card are first being mailed to shareholders of MSB on or about _________, 1998.

See "RISK FACTORS" beginning on page 9 for a discussion of certain risk factors that should be considered by MSB shareholders.

                            ----------------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ----------------------

      THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                            ----------------------

      The date of this Proxy Statement-Prospectus is ____________, 1998.

      This Proxy Statement-Prospectus also constitutes a prospectus of Lakeland with respect to the shares of Lakeland Common Stock issuable pursuant to the Merger.

      Lakeland Common Stock is quoted in the over-the-counter market. The closing bid price of the Lakeland Common Stock on _____________, 1998 was $_______ per share.

                            AVAILABLE INFORMATION

      Lakeland is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be obtained, upon payment of prescribed fees, from the SEC at the Public Reference Room, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected and copied at the SEC's facilities referred to above and at the SEC's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. The SEC maintains an Internet web site that contains such reports, proxy statements and other information regarding issuers (including Lakeland) filed electronically with the SEC. The address of that site is http://www.sec.gov.

      Lakeland has filed with the SEC a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), with respect to the shares of Lakeland Common Stock issuable pursuant to the Merger. This Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement, in accordance with the rules and regulations of the SEC, and reference hereby is made to such omitted information. Such additional information may be obtained from the SEC's principal office in Washington, D.C., as described above, and is also available at the SEC's Internet web site described above.

      Statements contained in this Proxy Statement-Prospectus or in any document incorporated by reference in this Proxy Statement-Prospectus, as to the contents of any document referred to herein or therein, are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed with the SEC by Lakeland (File No. 33-27312) are hereby incorporated by reference in this Proxy Statement-Prospectus and made a part hereof:

            1. Lakeland's Annual Report on Form 10-K for the year ended December 31, 1996;

            2. Lakeland's Proxy Statement pertaining to its 1997 Annual Meeting of Shareholders;

            3. Lakeland's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

            4. The description of the Lakeland Common Stock set forth in any Registration Statement filed by Lakeland pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description; and

            5. Lakeland's Current Report on Form 8-K filed with the SEC on September 22, 1997, as amended by a Form 8-K/A1 filed on September 23, 1997.

      All documents filed by Lakeland pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement-Prospectus and prior to the Meeting shall be deemed incorporated by reference in this Proxy Statement-Prospectus and a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference will be deemed to be modified or superseded for the purpose of this Proxy Statement-Prospectus to the extent that a statement contained herein or in the other subsequently filed document which also is, or is deemed to be, incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement-Prospectus.

      THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO LAKELAND WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST MADE TO LAKELAND BANCORP, INC., 250 OAK RIDGE ROAD, OAK RIDGE, NEW JERSEY 07438, ATTENTION: ARTHUR L. ZANDE, EXECUTIVE VICE PRESIDENT (TELEPHONE: 973-697-2000). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ____________, 1998.

      All information contained or incorporated in this Proxy Statement-Prospectus with respect to Lakeland, Lakeland Bank and the New Bank was supplied by Lakeland and all information contained in this Proxy Statement-Prospectus with respect to MSB was supplied by MSB. Although neither Lakeland nor MSB have any knowledge that would indicate that any statements or information relating to the other party contained or incorporated herein are inaccurate or incomplete, neither Lakeland nor MSB can warrant the accuracy or completeness of such information or statements as they relate to the other entity or its subsidiaries.

      No person is authorized to give any information or to make any representations other than as contained herein and, if given or made, such information or representations must not be relied upon as having been authorized. This Proxy Statement-Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this document nor any distribution of securities made hereunder shall under any circumstances create an implication that there has been no change in the affairs of Lakeland or MSB since the date hereof or that the information herein is correct as of any time subsequent to the date hereof.

                              TABLE OF CONTENTS

                                                                            Page
                                                                            ----
AVAILABLE INFORMATION......................................................    2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................    2
SUMMARY....................................................................    5
RISK FACTORS...............................................................    9
MARKET PRICE AND DIVIDEND DATA.............................................   10
ACTUAL AND PRO FORMA PER SHARE DATA........................................   12
SELECTED FINANCIAL DATA....................................................   14
SUMMARY SELECTED PRO FORMA DATA............................................   17
INTRODUCTION
      General..............................................................   18
      Parties to the Merger................................................   18
THE MEETING
      The Meeting..........................................................   19
      Vote Required........................................................   19
      Recommendation of the MSB Board......................................   20
THE MERGER.................................................................
      Background of and Reasons for the Merger.............................   20
      Opinion of MSB's Financial Advisor...................................   22
      Conversion of MSB's Shares...........................................   25
      MSB Stock Options....................................................   26
      No Fractional Shares.................................................   26
      Delivery of Shares...................................................   26
      Federal Income Tax Consequences......................................   27
      Effect of the Merger.................................................   29
      Effective Time.......................................................   29
      Conditions to Consummation of the Merger.............................   29
      Regulatory Approvals.................................................   30
      Conduct of MSB's Business Pending the Merger.........................   30
      Fee in the Event of Another Transaction..............................   31
      Termination, Waiver and Amendment....................................   31
      Management and Operation of MSB Following the Merger.................   32
      Interests of Certain Persons in the Merger...........................   32
      Accounting Treatment of the Merger...................................   35
      Rights of Dissenting Shareholders....................................   35
PRO FORMA COMBINED FINANCIAL INFORMATION...................................   36
BUSINESS OF MSB............................................................   43
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
      MSB'S FINANCIAL CONDITION AND RESULTS
      OF OPERATIONS........................................................   45
DESCRIPTION OF LAKELAND'S CAPITAL STOCK....................................   65
COMPARISON OF THE RIGHTS OF SHAREHOLDERS
     UNDER THE NEW JERSEY BANKING ACT AND THE
     NEW JERSEY BUSINESS CORPORATION ACT...................................   67
OTHER MATTERS..............................................................   70
LEGAL OPINION..............................................................   70
EXPERTS....................................................................   70
INDEX TO MSB'S CONSOLIDATED FINANCIAL STATEMENTS...........................   71
APPENDICES:
      Appendix A:  Agreement and Plan of Reorganization....................A-1
      Appendix B:  Opinion of Capital Consultants of Princeton, Inc........B-1
      Appendix C:  N.J.S.A. 17:9A-140 through 17:9A-145....................C-1

                                   SUMMARY

      The following summary is not intended to be a complete description of all material facts regarding Lakeland, MSB or the matters to be considered at the Meeting and is qualified in all respects by the information appearing elsewhere or incorporated by reference in this Proxy Statement-Prospectus, the Appendices hereto and the documents referred to herein.

      On October 15, 1997, Lakeland paid a 5% stock dividend to shareholders of record on October 1, 1997 (the "Stock Dividend"). All share and per share data concerning Lakeland Common Stock set forth herein have been retroactively adjusted to reflect all stock dividends paid by Lakeland through the date of this Proxy Statement-Prospectus, including the Stock Dividend, as though the payment of such dividends occurred prior to the date as to which such information relates.

PARTIES TO THE MERGER

      Lakeland. Lakeland is a bank holding company whose principal operating subsidiary is Lakeland Bank, formerly named Lakeland State Bank (the "Bank"), a New Jersey-chartered commercial bank. The corporate headquarters of Lakeland and the Bank are located at 250 Oak Ridge Road, Oak Ridge, New Jersey 07438. The telephone number of Lakeland and the Bank is (973) 697-2000. Incorporated in 1969, the Bank is a full service commercial bank which offers a wide range of consumer and commercial services. The Bank currently operates 13 branches in Morris, Passaic and Sussex counties in New Jersey. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC"). As of September 30, 1997, Lakeland had consolidated assets, deposits and shareholders' equity of $399.2 million, $357.9 million and $40.3 million, respectively.

      MSB. MSB is a New Jersey-chartered commercial bank incorporated in 1987. The main office of MSB is located at 166 Changebridge Road, Montville, New Jersey 07045. The telephone number of MSB is (973) 882-0800. MSB conducts business in New Jersey through its main office and one branch office located in Morris and Essex counties, respectively. As of September 30, 1997, MSB had consolidated assets, deposits and shareholders' equity of $94.4 million, $81.9 million and $7.4 million, respectively.

 EFFECT OF THE MERGER; EXCHANGE OF STOCK

      Pursuant to the Merger Agreement, Lakeland will establish a new state-chartered bank to be organized under the laws of the State of New Jersey ("New Bank"), as a subsidiary of Lakeland, and New Bank will merge with and into MSB. At the effective time of the Merger, each outstanding share of MSB Common Stock will be converted into a number of shares of Lakeland Common Stock. The Merger Agreement provides that if the Market Value (as defined in the Merger Agreement) of the Lakeland Common Stock is between $22.50 and $31.00 per share, MSB's shareholders will be entitled to receive for each share of MSB Common Stock that they own at the time of the Merger a number of shares of Lakeland Common Stock (the "Exchange Number") determined by dividing $26.20 by such Market Value. For example, if the Market Value of the Lakeland Common Stock is $27.50, the Exchange Number would be 0.953. In the event that the Market Value of the Lakeland Common Stock is less than $22.50 per share, the Merger Agreement provides that the Exchange Number will be 1.164. In the event that the Market Value of the Lakeland Common Stock is greater than $31.00 per share, the Merger Agreement provides that the Exchange Number will be 0.845. Both Lakeland and MSB have the right to terminate the Merger in the event that the Market Value of the Lakeland Common Stock is less than $22.50 per share.

MEETING OF SHAREHOLDERS

      The Meeting will be held at Don Pepe's Steak House, U.S. Highway No. 46, Pine Brook, New Jersey, on _______________________, 1998 at _____ p.m., local time. At the Meeting, the holders of

MSB Common Stock will consider and vote upon (i) a proposal to approve the Merger Agreement and (ii) such other matters as may properly be brought before the Meeting.

VOTES REQUIRED; RECORD DATE

      Only holders of record of shares of MSB Common Stock at the close of business on _______, 1998 (the "Record Date") will be entitled to vote at the Meeting. The affirmative vote of the holders of two-thirds of the outstanding shares of MSB Common Stock will be required to approve the Merger Agreement. Therefore, a failure by a holder of MSB Common Stock to return a properly executed proxy card or to vote in person at the Meeting will have the same effect as a vote against the Merger Agreement. Abstentions and broker non-votes will have the same effect as votes against the Merger Agreement. As of the Record Date, there were 711,868 shares of MSB Common Stock outstanding and entitled to be voted.

      The directors and executive officers of MSB and their affiliates beneficially owned, as of December 1, 1997, 175,245 shares (or approximately 24.62% of the outstanding shares) of MSB Common Stock. As of December 1, 1997, neither Lakeland, the Bank nor any of the directors and executive officers of Lakeland or their affiliates beneficially owned any shares of MSB Common Stock directly or, with respect to the Bank, in a fiduciary capacity. The directors and executive officers of MSB intend to vote their shares in favor of the Merger. See "THE MEETING--Vote Required."

RECOMMENDATION OF THE MSB BOARD OF DIRECTORS.

      MSB's Board of Directors (the "MSB Board") believes that the Merger is in the best interests of MSB's shareholders. ACCORDINGLY, MSB'S BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT MSB'S SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. See "THE MERGER--Background of and Reasons for the Merger."

      For information regarding the interests of certain officers and directors of MSB in the Merger, see "THE MERGER--Interests of Certain Persons in the Merger."

OPINIONS OF FINANCIAL ADVISOR

      Capital Consultants of Princeton, Inc. ("Capital Consultants") has served as the financial advisor to MSB in connection with the Merger and has rendered an opinion to the MSB Board that, as of September 15, 1997 (the date on which the Merger Agreement was originally approved by the MSB Board), the consideration to be received in the Merger is fair to the holders of MSB Common Stock from a financial point of view. Capital Consultants has delivered an opinion dated as of the date of this Proxy Statement-Prospectus to the same effect. For additional information, see "THE MERGER--Opinion of MSB's Financial Advisor." The opinion of Capital Consultants dated as of the date of this Proxy Statement-Prospectus is attached as Appendix B to this Proxy Statement-Prospectus. Shareholders are urged to read such opinion in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken in connection therewith.

EFFECTIVE TIME

      The Merger will become effective at the date and time (the "Effective Time") specified in a certification to be filed by MSB and the New Bank with the Department of Banking of the State of New Jersey (the "Department") and submitted after consummation of the closing (the "Closing") described herein.

CONDITIONS; REGULATORY APPROVALS

      Consummation of the Merger is subject to various conditions, including receipt of the shareholder approval solicited hereby, receipt of necessary regulatory approvals, receipt of opinions of counsel regarding certain matters, including certain tax aspects of the Merger, and satisfaction of other customary closing conditions.

      Lakeland received from the Department approval of the charter of the New Bank and of the Merger on _______, 1998. In addition to the approval of the Department, the approval of the FDIC and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") are necessary to consummate the Merger. There can be no assurance that such regulatory approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approval. Furthermore, there can be no assurance that any such approvals will not contain a condition or requirement that causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described under "THE MERGER--Conditions to Consummation of the Merger."

      See "THE MERGER-Conditions to Consummation of the Merger," "--Regulatory Approvals," and "--Conduct of MSB's Business Pending the Merger."

TERMINATION OF THE MERGER AGREEMENT

      The Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Time, either before or after its approval by MSB's shareholders
(i) by the mutual consent of Lakeland and MSB; (ii) by either Lakeland or MSB individually under certain specified circumstances, including the failure of the Merger to become effective by April 30, 1998, unless the failure to consummate the Merger by such time is due to the breach of a covenant contained in the Merger Agreement by the party seeking to terminate; (iii) by MSB if MSB's Board shall have approved another transaction (which is not contemplated) through the exercise of its fiduciary obligations; (iv) by Lakeland or MSB if the Market Value of the Lakeland Common Stock is less than $22.50 per share; and (v) by either party if holders of more than 9 1/2% of the outstanding shares of MSB Common Stock file a written notice of dissent to the Merger in accordance with applicable law. See "THE MERGER - Termination, Waiver and Amendment."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      Certain members of MSB's management and the MSB Board may be deemed to have interests in the Merger in addition to their interests, if any, as shareholders of MSB generally. These include, among other things, provisions in the Merger Agreement relating to indemnification and benefits. See "THE MERGER - Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      The Merger is conditioned upon receipt of an opinion of Lakeland's counsel to the effect, among other things, that the Merger will constitute a tax-free reorganization as defined in Section 368(a)(1) of the Internal Revenue Code of 1986, as amended. For information regarding certain federal income tax matters, see "THE MERGER - Federal Income Tax Consequences."

ACCOUNTING TREATMENT

      The Merger is expected to be accounted for as a pooling of interests for financial reporting purposes. Under the pooling of interests method of accounting, the consolidated assets, liabilities and shareholders' equity of MSB will be included in the consolidated assets, liabilities and shareholders' equity of Lakeland. See "PRO FORMA COMBINED FINANCIAL INFORMATION" and "THE MERGER - Accounting Treatment of the Merger."

FEE IN THE EVENT OF ANOTHER TRANSACTION

      The Merger Agreement provides that if certain events occur, MSB or any successor in interest shall be obligated to pay Lakeland a termination fee (the "Termination Fee") equal to $500,000, plus any legal fees and expenses incurred by Lakeland in enforcing its right to obtain the Termination Fee. The

Termination Fee is payable if, within 24 months after the termination of the Merger Agreement in certain circumstances, a merger or similar transaction involving MSB and a party unrelated to Lakeland occurs. The Termination Fee also is payable immediately in the event that MSB terminates the Merger Agreement through the exercise of its fiduciary obligations upon its receipt of an unsolicited offer from an unrelated party to pursue another transaction. The Termination Fee will likely make it more costly for another party to acquire MSB. The obligation of a successor in interest to MSB to pay the Termination Fee may be considered a deterrent to other potential acquisitions of control of MSB because it is likely to increase the cost of any such acquisition. See "THE MERGER--Fee in the Event of Another Transaction."

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

      At the Effective Time, shareholders of MSB (except dissenting shareholders) will become shareholders of Lakeland. The rights of shareholders of Lakeland are determined by the New Jersey Business Corporation Act (the "BCA") and by Lakeland's certificate of incorporation and by-laws. The rights of shareholders of Lakeland differ from the rights of shareholders of MSB with respect to certain important matters, including certain voting requirements. For a summary of these differences, see "COMPARISON OF THE RIGHTS OF SHAREHOLDERS UNDER THE NEW JERSEY BANKING ACT AND THE NEW JERSEY BUSINESS CORPORATION ACT."

DISSENTERS' RIGHTS

      Under applicable law, holders of MSB Common Stock who comply with applicable notice requirements and follow certain other procedures will have the right to dissent from the Merger and be paid cash for the value of their shares of MSB Common Stock. In order for a holder of MSB Common Stock to perfect dissenters' rights, such holder must serve a written notice of dissent from the Merger at the principal office of MSB not later than the third day prior to the date of the Meeting and must not vote to approve the Merger at the Meeting. In addition, within thirty days after the Effective Time, each such holder must make a written request to MSB, in its capacity as the surviving bank (the "Surviving Bank"), for the value of his or her shares. The value of such holder's shares will be determined as of the Effective Time. Any deviation from such procedures may result in the forfeiture of dissenters' rights. Accordingly, the holders of MSB Common Stock wishing to dissent from the Merger Agreement are urged to read carefully "THE MERGER--Rights of Dissenting Shareholders" and Appendix C attached to this Proxy Statement--Prospectus and to consult with their own legal advisors.

RISK FACTORS

      An investment in the Lakeland Common Stock involves a high degree of risk. See "RISK FACTORS".

                                 RISK FACTORS

      An investment in the Lakeland Common Stock offered hereby involves a high degree of risk. In addition, this Proxy Statement-Prospectus contains forward-looking statements which involve risks and uncertainties. Discussions containing such forward-looking statements may be found in the material set forth under "Summary," "Risk Factors," "Management's Discussion and Analysis of MSB's Financial Condition and Results of Operations," and "Business of MSB," as well as in this Proxy Statement-Prospectus generally. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Proxy Statement-Prospectus. Accordingly, MSB shareholders should consider carefully the following risk factors, in addition to the other information concerning Lakeland and its business contained or incorporated by reference in this Proxy Statement-Prospectus, before deciding to invest in the Lakeland Common Stock by approving the Merger Agreement.

      LACK OF AN ACTIVE TRADING MARKET. The Lakeland Common Stock is not traded on a stock exchange. Moreover, as an over-the-counter stock, Lakeland Common Stock is not quoted on the National Association of Securities Dealers Automated Quotation System (Nasdaq) or actively traded by any market makers. The bid prices set forth herein under "MARKET PRICE AND DIVIDEND DATA" merely reflect bid prices submitted to Lakeland by Ryan, Beck & Co. in its capacity as a market maker and do not necessarily reflect prices at which actual sales were made. Ryan, Beck & Co. has rendered advisory services to Lakeland in connection with the Merger. No assurance can be given that an active trading market in the Lakeland Common Stock will develop in the future. In the absence of an active trading market, an acquisition of the Lakeland Common Stock may constitute an illiquid investment. The closing bid price for a share of Lakeland Common Stock on ___________, 1998 was $____. No assurance can be given that the Lakeland Common Stock will not trade below such price in the future.

      RISKS OF INTEGRATION. Lakeland has not consummated another acquisition comparable to the proposed acquisition of MSB. The success of Lakeland following consummation of the Merger will depend, in part, on the extent to which Lakeland is able to integrate MSB into Lakeland, including its ability to centralize certain administrative functions, eliminate unnecessary duplication of other functions and otherwise integrate MSB into a cohesive, efficient enterprise. No assurance can be given that Lakeland will be able to accomplish this integration successfully or manage effectively the combined enterprise.

      NO GUARANTEED EXCHANGE NUMBER. The number of shares of Lakeland Common Stock into which each share of MSB Common Stock will be converted at the Effective Time of the Merger will be determined based on the Market Value of the Lakeland Common Stock. The Merger Agreement provides that the term "Market Value" means generally the average of the bid prices of a share of Lakeland Common Stock during a 20 day period ending on the day on which Lakeland receives Federal Reserve Board approval for the Merger. The Merger Agreement provides that if the Market Value is between $22.50 and $31.00 per share, MSB's stockholders will be entitled to receive for each share of MSB Common Stock that they own at the time of the Merger a number of shares of Lakeland Common Stock (the "Exchange Number") determined by dividing $26.20 by such Market Value. In the event that the Market Value of the Lakeland Common Stock is less than $22.50 per share, the Merger Agreement provides that the Exchange Number will be 1.164. In the event that the Market Value of the Lakeland Common Stock is greater than $31.00 per share, the Merger Agreement provides that the Exchange Number will be
0.845. Both Lakeland and MSB have the right to terminate the Merger in the event that the Market Value of the Lakeland Common Stock is less than $22.50 per share.

      No assurance can be given as to the Market Value of the Lakeland Common Stock at the time the Exchange Number will be determined. An assumed Exchange Number of 0.953 is included in certain of the disclosures contained in this Proxy Statement-Prospectus for illustrative purposes. Such assumed Exchange Number has been calculated by using $27.50, the closing bid price of a share of Lakeland Common Stock on ________, 1998, as the Market Value of the Lakeland Common Stock. The Market Value of the Lakeland Common Stock at the time the Exchange Number is actually determined may be higher or lower than $27.50. Accordingly, no assurance can be given as to what the actual Exchange Number will be, or, if the Market Value of the Lakeland Common Stock is less than $22.50, that the Merger Agreement will not be terminated. Since, if the Market Value of the Lakeland Common Stock is less than $22.50 and the Merger Agreement is not terminated, the Exchange Number will be 1.164, MSB's shareholders will receive, in such event, less than $26.20 per share for each share of MSB Common Stock that they own at the time of the Merger.

      LACK OF SUBSTANTIAL QUALITY LOAN DEMAND. The Bank has experienced periods in which its capacity and desire to make loans has exceeded the demand for quality loans. The Bank has sought to avoid reducing its underwriting standards or aggressively expanding the types of loans that it makes. Instead, the Bank has responded to the lack of sufficient quality loan demand by reducing its funding costs and expanding its investment portfolio and, in the shorter term, the volume of federal funds sold. Although Lakeland's management believes that it would be in the best interests of the Bank to expand its loan portfolio with quality loans, no assurances can be given that future demand will be sufficient to take advantage of the Bank's lending capacity.

      COMPETITION. The market for banking and bank related services is highly competitive. Lakeland and the Bank compete with other providers of financial services such as other bank holding companies, commercial and savings banks, savings and loan associations, credit unions, money market and mutual funds, mortgage companies, and a growing list of other local, regional and national companies which offer competitive financial services. Mergers between financial institutions within New Jersey and in neighboring states have added competitive pressure. Competition is expected to intensify as a consequence of interstate banking laws now in effect or that may be in effect in the future. Lakeland and the Bank compete by seeking to offer quality products and convenient services at competitive prices. In order to maintain and enhance its competitive position, Lakeland regularly reviews its products, locations and services. No assurance can be given that Lakeland will be able to compete successfully in the future.

      REGULATORY APPROVALS. Consummation of the Merger is subject, among other things, to prior receipt of all necessary regulatory approvals. Lakeland has received the required approvals from the New Jersey Department of Banking. In addition to the approval of the Department, Lakeland must obtain regulatory approvals from the FDIC and the Federal Reserve Board. No assurance can be given that such approvals will be obtained.

                        MARKET PRICE AND DIVIDEND DATA

      The Lakeland Common Stock and the MSB Common Stock are traded in the over-the-counter market, although Lakeland and MSB do not regard that market to be an established public trading market with respect to the Lakeland Common Stock and the MSB Common Stock, respectively. The following table sets forth, for the indicated periods, (i) the high and low bid prices per share of the Lakeland Common Stock as reported by Ryan, Beck & Co., a market maker of the Lakeland Common Stock which has rendered advisory services to Lakeland in connection with the Merger, (ii) the high and low bid prices per share (for
1995) and the high and low closing bid prices per share (for 1996 and 1997) of the MSB Common Stock, as reported by the National Quotation Bureau, LLC, and
(iii) the equivalent price per share of MSB Common Stock (a "MSB Common Share") based on an assumed Exchange Number of 0.953.

      The assumed Exchange Number of 0.953 which is included in this Proxy Statement-Prospectus for illustrative purposes has been calculated by using $27.50, the closing bid price of a share of Lakeland Common Stock on _____, 1998, as the Market Value of the Lakeland Common Stock. The Market Value of the Lakeland Common Stock at the time the Exchange Number is actually determined may be higher or lower than $27.50. See "THE MERGER-Conversion of MSB's Shares".






                                                                     EQUIVALENT PRICE PER
                                     LAKELAND              MSB         MSB COMMON SHARE
                                     --------              ---       --------------------
                                  HIGH      LOW       HIGH      LOW      HIGH     LOW
                                  ----      ---       ----      ---      ----     ---
1995 QUARTER ENDED:
March 31......................  $14.25    $13.375    $ 9.00   $ 7.25   $13.58   $12.75
June 30.......................   14.875    14.25       9.25     7.875   14.18    13.58
September 30..................   16.25     14.875     10.375    9.25    15.49    14.18
December 31...................   17.75     16.25      10.25     9.50    16.92    15.49

1996 QUARTER ENDED:
March 31......................   20.125    17.75      10.25    10.25    19.18    16.92
June 30.......................   21.00     20.125     10.50    10.25    20.01    19.18
September 30..................   21.875    21.00      11.50    10.50    20.85    20.01
December 31...................   22.875    21.875     12.50    11.50    21.80    20.85

1997 QUARTER ENDED:
March 31......................   24.00     22.875     15.75    12.25    22.87    21.80
June 30.......................   24.75     22.875     16.50    15.50    23.59    21.80
September 30..................   27.00     24.75      23.00    16.00    25.73    23.59
December 31 (through
  December 17) ...............   27.50     26.50      24.50    23.00    26.21    25.25


      The prices listed above reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions. As of December 1, 1997, MSB had 392 holders of record.

      The following table sets forth the reported closing bid price per share of Lakeland Common Stock, the reported closing bid price per share of MSB Common Stock and the equivalent price per MSB Common Share on (i) September 15, 1997, the last business day preceding public announcement of the signing of the Merger Agreement; and (ii) ____________, 1998, a date shortly prior to the mailing of this Proxy Statement-Prospectus:

                                                                  Equivalent
                                        Lakeland       MSB         Price Per
                                         Common      Common           MSB
                                         Stock       Stock        Common Share
                                       --------      ------       ------------
September 15, 1997...............       $25.75       $19.00          $24.54
____________, 1998...............


     The equivalent price per MSB Common Share at each specified date and for each period represents the last reported bid price of a share of Lakeland Common Stock on such date or for such period multiplied by an assumed Exchange Number of 0.953.

     MSB shareholders are advised to obtain current market quotations for the Lakeland Common Stock. The market price of Lakeland Common Stock at the time the Exchange Number is determined may be higher or lower than the market price at the time the Merger Agreement was executed, at the date of mailing of this Proxy Statement-Prospectus or at the time of the Meeting.

     The holders of Lakeland Common Stock are entitled to receive dividends when and if declared by Lakeland's Board of Directors out of funds legally available therefor. Lakeland has paid regular cash dividends since its inception in 1989 and the Bank paid cash dividends to shareholders from 1977 until Lakeland was incorporated. Although Lakeland currently intends to continue to pay cash dividends on Lakeland Common Stock, there can be no assurance that Lakeland's dividend policy will remain unchanged after the Merger. The policy of the Federal Reserve Board provides that a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support such subsidiary banks in circumstances in which it might not do so absent such policy. Such policy may serve to limit Lakeland's ability to pay dividends. In addition, the payment of dividends by the Bank and, following the Merger, by the Surviving Bank, to Lakeland is regulated. Under the New Jersey Banking Act of 1948, as amended (the "Banking Act"), a bank may pay dividends only if, upon payment of each such dividend, the capital stock of such bank will not be impaired and such bank will have a surplus of not less than fifty percent of its capital stock or the payment of such dividend will not reduce the surplus of such bank. The FDIC has the authority to prohibit a state-chartered bank from engaging in conduct which, in the FDIC's opinion, constitutes an unsafe or unsound banking practice. Under certain circumstances, the FDIC could claim that the payment of a dividend or other distribution by a bank to its sole shareholder constitutes an unsafe or unsound practice. See "DESCRIPTION OF LAKELAND'S CAPITAL STOCK - Description of Lakeland Common Stock - Dividend Rights."

     Adjusted for all stock dividends declared through the date of this Proxy Statement-Prospectus, Lakeland declared the following per share cash dividends on the Lakeland Common Stock for the periods indicated below:

                                                 1995       1996        1997
                                                 ----       ----        ----
First Quarter.............................      $ .112     $ .121      $ .138
Second Quarter............................        .112       .121        .138
Third Quarter.............................        .112       .121        .138
Fourth Quarter............................        .120       .124        .145
                                                ------     ------      ------
         Total............................      $ .456     $ .487      $ .559
                                                ======     ======      ======

      MSB has not paid any cash dividends since September 1, 1993. Due to the proposed Merger and the terms of the Merger Agreement, MSB does not anticipate declaring a dividend prior to the Merger.

                       ACTUAL AND PRO FORMA PER SHARE DATA

      The following table sets forth per share data relating to dividends, net income and book value of Lakeland Common Stock and MSB Common Stock, both on an actual (historical) basis and on a pro forma combined basis. The actual per share data has been derived from the consolidated financial statements of Lakeland incorporated by reference herein and the consolidated financial statements of MSB presented elsewhere herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INDEX TO MSB'S CONSOLIDATED FINANCIAL STATEMENTS."

      The pro forma dividend and book value per share data and the pro forma net income per share data for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995 and 1994 have been derived from the pro forma combined condensed financial statements (appearing elsewhere herein) of Lakeland and MSB and give effect to the Merger, accounted for as a pooling of interests. Pro forma per share amounts have been determined based on the assumptions set forth in the pro forma combined condensed unaudited financial statements presented elsewhere herein, including the assumption that 647,132 shares of Lakeland Common Stock will be issued in the Merger.

      The actual, pro forma and pro forma equivalent per share data included in the table below should be read in conjunction with the consolidated financial statements of Lakeland and MSB, the pro forma combined condensed financial statements of Lakeland and MSB, and the related notes accompanying such consolidated financial statements, all of which are either incorporated by reference herein or appear elsewhere herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE," "INDEX TO MSB'S CONSOLIDATED FINANCIAL STATEMENTS" and "PRO FORMA COMBINED FINANCIAL INFORMATION". The pro forma data presented below is not necessarily indicative of the results that would actually have been attained if the Merger had been consummated as of the first day of the periods described below or results that may be attained in the future.



                                            FOR THE NINE
                                             MONTHS ENDED               FOR THE YEARS ENDED
                                            SEPTEMBER 30,                  DECEMBER 31,
                                       -----------------------   ----------------------------------
                                         1997         1996          1996       1995       1994
                                         ----         ----          ----       ----       ----
CASH DIVIDENDS DECLARED PER COMMON
SHARE:
Lakeland - Actual(1)...............    $  .41      $  .36         $ .49       $  .46      $ .36
MSB - Actual(1)....................        -           -             -           -           -
MSB, pro forma equivalent(2).......       .39         .35           .46          .44        .34

NET INCOME PER COMMON SHARE:
Lakeland - Actual..................      1.10        1.11          1.44         1.39       1.41
MSB - Actual.......................       .80         .38           .43          .70        .69
Lakeland and MSB, pro forma(3).....      1.06        1.00          1.29         1.29       1.31
MSB, pro forma equivalent(4).......      1.01         .95          1.23         1.23       1.25


                                      AS OF SEPTEMBER 30,         AS OF DECEMBER 31,
                                      -------------------         ------------------
                                            1997                1996              1995
                                            ----                ----              ----
BOOK VALUE PER COMMON SHARE:
Lakeland - Actual...................     $  11.31             $ 10.39           $  9.21
MSB - Actual........................        10.83                9.96              9.66
MSB and Lakeland, pro forma(5)......        11.32               10.40              9.36
MSB, pro forma equivalent(6)........        10.79                9.91              8.92


-------------

(1) For information regarding Lakeland's and MSB's dividends, see "MARKET PRICE AND DIVIDEND DATA."

(2) Represents the dividends declared on the Lakeland Common Stock during the respective periods multiplied by an assumed Exchange Number of 0.953.

(3) Represents net income per common share on a pro forma combined basis. Such amounts have been determined by dividing pro forma net income by the sum of
     (i) the weighted average number of shares of Lakeland Common Stock outstanding during each period, retroactively adjusted for stock dividends, and (ii) 647,132 shares of Lakeland Common Stock assumed to be issued pursuant to the Merger.

(4) Represents the amount computed pursuant to Note 3 above multiplied by an assumed Exchange Number of 0.953.

(5) Represents the pro forma combined net book value of Lakeland and MSB attributable to common shares, divided by the sum of (i) the number of shares of Lakeland Common Stock outstanding, retroactively adjusted for stock dividends, and (ii) 647,132 shares of Lakeland Common Stock assumed to be issued pursuant to the Merger.

(6) Represents the amount computed pursuant to Note 5 above multiplied by an assumed Exchange Number of 0.953.

                           SELECTED FINANCIAL DATA

      The following tables present selected consolidated financial and other data of Lakeland and MSB. The consolidated results of operations for the nine months ended September 30, 1997 and 1996 are derived in part from the unaudited consolidated financial statements incorporated by reference or included elsewhere in this Proxy Statement-Prospectus. Such interim data includes all adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation of the results for the unaudited periods. The consolidated results of operations for the nine months ended September 30, 1997 and 1996 for Lakeland and MSB are not necessarily indicative of the results that may be expected for any other period.





                SELECTED CONSOLIDATED FINANCIAL DATA OF LAKELAND
                                   (unaudited)

                             NINE MONTHS ENDED
                               SEPTEMBER 30,                  YEARS ENDED DECEMBER 31,
                            -------------------  -------------------------------------------------
                             1997       1996      1996       1995      1994      1993      1992
                            --------  ---------  --------   -------   -------   --------  --------
                                   (In thousands, except per share and ratio information)
EARNINGS SUMMARY:
Interest income.........    $20,289    18,962    $25,475   $23,848   $22,184    $20,431    $18,395
Interest expense........      7,870     7,248      9,696     9,114     7,607      7,822      8,562
                            -------    -------   -------   -------   -------    -------    -------
Net interest income.....     12,419    11,714     15,779    14,734    14,577     12,609      9,833
Provision for possible
 loan losses............        157       169        534       129       225        695        789
                            -------   -------    -------   -------    -------   -------    -------
Net interest income
 after provision for
 possible loan losses ..     12,262    11,545     15,245    14,605    14,352     11,914      9,044
Other income............      1,785     1,581      2,234     1,983     1,912      1,832      1,704
Other expenses..........      8,123     7,225      9,784     9,505     9,258      8,589      7,390
                            -------    -------   -------   -------    -------   -------    -------
Income before income
 taxes .................      5,924     5,901      7,695     7,083     7,006      5,157      3,358
Income taxes............      2,022     2,021      2,634     2,287     2,175      1,509        848
                            -------   -------    -------   -------   -------    -------    -------
Net income..............    $ 3,902   $ 3,880    $ 5,061   $ 4,796   $ 4,831    $ 3,648    $ 2,510
                            =======   =======    =======   =======   =======    =======    =======

PER SHARE DATA  (1):
Weighted average common
shares outstanding .....  3,555,003 3,503,985  3,513,088 3,454,682 3,419,617  3,132,150  3,115,350
Net income per common
 share .................    $  1.10   $  1.11    $  1.44   $  1.39   $  1.41    $  1.16    $   .81
Dividends paid per
  common share..........         41       .36        .49       .46       .36        .29        .24

BALANCE SHEET SUMMARY:
Securities..............   $128,887  $117,858   $116,959  $125,972  $129,303   $135,621   $124,178
Loans, net..............    230,355   214,827    222,950   187,812   172,197    145,957    119,000
Allowance for loan losses     3,000     2,975      3,000     2,910     3,000      3,000      2,450
Total assets............    399,199   366,482    377,545   360,661   333,588    320,593    293,600
Deposits................    357,904   330,698    340,084   327,942   307,121    297,301    272,903
Shareholders' equity....     40,270    35,139     36,819    32,040    26,161     23,069     17,341

PERFORMANCE RATIOS:
Return on average
 assets (2) ............       1.33%     1.45%      1.40%     1.42%     1.46%      1.22%      1.02%
Return on average
 equity (2) ............      13.55%    15.48%     14.86%    16.62%    19.29%     19.45%     15.45%

Dividend payout.........      37.71%    32.84%     33.66%    32.79%    25.22%     24.85%     30.32%
Average equity to
 average assets ........       9.82%     9.37%      9.41%     8.55%     7.59%      6.25%      6.58%

Net interest spread(2)(3)      3.79%     3.93%      3.99%     4.04%     4.38%      4.23%      3.77%

ASSET QUALITY RATIOS:
Allowance for possible
 loan losses to
 total loans, net (4)...       1.28%     1.37%      1.33%     1.53%     1.71%      2.01%      2.02%
Allowance for possible
loan losses to
 non-performing loans(5)      75.26%    50.66%     56.27%    74.06%    79.05%     51.88%     62.39%
Allowance for possible
 loan losses to
 non-performing  assets
 (excluding loans
 past due 90 days or
more and accruing)(6)...      86.36%    86.81%     77.42%    70.55%    77.52%     90.72%   1150.23%
Non-performing loans to
total loans,
 net (4)(5).............       1.71%     2.70%      2.36%     2.06%     2.17%      3.88%      3.23%
Non-performing assets
 to total loans,
 net and other real
 estate owned(4)(6) ....       1.79%     2.70%      2.36%     2.19%     2.52%      4.18%      3.23%
Non-performing assets
(excluding loans
 past due 90 days or
 more and accruing)
 to total loans,
 net and other real
 estate owned(4)(6).....       1.49%     1.57%      1.71%     2.16%     2.20%      2.21%       .18%
Net  charge-offs to
 average loans, net(2)..        .09%      .07%       .22%      .12%      .14%       .11%       .34%

----------------
(1) Share data has been retroactively restated to reflect a 5% stock dividend paid on October 15, 1997, a 2% stock dividend paid on December 10, 1996, a 100% stock dividend paid on October 25, 1995, a 5% stock dividend paid on June 30, 1995, a 10% stock dividend paid on June 10, 1994 and a 6% stock dividend paid on June 30, 1993.
(2) Interim ratios have been annualized for purposes of comparability with year-end data.
(3)  Computed on a tax equivalent basis.
(4)  Total loans are net of unearned income and deferred loan fees.
(5) Non-performing loans include non-accruing loans, renegotiated loans and loans past due 90 days or more and accruing.
(6) Non-performing assets include non-performing loans plus other real estate owned.




                   SELECTED CONSOLIDATED FINANCIAL DATA OF MSB
                                   (unaudited)

                               NINE MONTHS ENDED
                                 SEPTEMBER 30,                  YEARS ENDED DECEMBER 31,
                               ----------------       ------------------------------------------------
                               1997        1996       1996       1995       1994       1993       1992
                               ----        ----       ----       ----       ----       ----       ----
                                      (In thousands, except per share and ratio information)
EARNINGS SUMMARY:
Interest income.........     $ 4,459    $ 3,843     $ 5,237   $ 5,108     $ 4,513    $ 3,971    $ 3,605
Interest expense........       1,756      1,560       2,092     2,130       1,689      1,545      1,647
                             -------    -------     -------   -------     -------    -------    -------
Net interest income.....       2,703      2,283       3,145     2,978       2,824      2,426      1,958
Provision  for possible
 loan losses............         134        154         374       228         345        177        323
                             -------    -------     -------   -------     -------    -------    -------
Net interest income
 after provision for
 possible loan losses ..       2,569      2,129       2,771     2,750       2,479      2,249      1,635
Other income............         404        329         457       452         313        598        457
Other expenses..........       2,270      2,149       2,908     2,696       2,308      2,342      1,857
                             -------    -------     -------   -------     -------    -------    -------
Income before income
 taxes .................         703        309         320       506         484        505        235
Income taxes............         161         51          31        65          57        100         57
                             -------    -------     -------   -------     -------    -------    -------
Net income..............     $   542    $   258     $   289   $   441      $  427    $   405    $   178
                             =======    =======     =======   =======      ======    =======    =======
PER SHARE DATA(1):
Weighted average common
shares  outstanding.....     679,047    679,047     679,047   632,748     622,031    587,370    587,370
Net income per common
 share .................     $   .80    $   .38     $   .43   $    .70    $   .69    $   .69    $   .30
Dividends paid per
 common share ..........           0          0           0          0          0          0        .04

BALANCE SHEET SUMMARY:
Securities..............     $29,899    $23,973     $24,123    $17,535    $17,902    $11,053    $14,667
Loans, net..............      46,260     40,953      42,011     40,782     43,776     40,411     31,563
Allowance for possible
loan losses6 ...........          61        634         585        560        547        455        353
Total assets............      94,428     82,167      80,172     76,418     68,180     60,314     52,384
Deposits................      81,914     70,959      69,626     64,054     57,000     53,457     45,894
Shareholders' equity....       7,355      6,677       6,761      6,561      6,054      4,942      4,559

PERFORMANCE RATIOS:
Return on average
 assets(2) .............         .86%       .46%        .38%       .62%       .65%       .68%       .35%
Return on average
 equity(2) .............       10.38%      5.23%       4.37%      7.05%      7.90%      8.54%      3.97%
Dividend payout.........           0%         0%          0%         0%         0%         0%         0%
Average equity to
 average assets.........        8.25%      8.74%       8.72%      8.80%      8.17%      7.96%      8.82%
Net interest spread
 (2)(3) ................        3.86%      3.67%       3.76%      3.62%      4.03%      4.07%      3.85%

ASSET QUALITY RATIOS:
Allowance for possible
 loan losses to
  total loans, net (4)..        1.41%      1.55%       1.37%      1.35%      1.23%      1.11%       1.11%
Allowance for possible
 loan losses to
 non-performing
 loans(5) ..............       41.57%     38.73%      45.67%     38.86%     33.31%    100.89%      35.16%
Allowance for possible
 loan losses to
  non-performing assets
 (excluding loans past
  due 90 days or more
  and accruing(6).......        69.58%    43.25%      81.93%     36.91%     28.89%     43.42%      35.30%
Non-performing loans to
total loans, net(4)(5)..         3.39%     4.00%       3.01%      3.49%      3.70%      1.10%       3.15%
Non-performing assets
 to total loans,
 net and other real
 estate owned(4)(6).....         3.83%     5.07%       3.41%      5.08%      5.14%      2.86%       4.76%
Non-performing  assets
 (excluding loans
 past due 90 days
 or more and accruing)
 to total loans, net
  and other real
  estate owned(4)(6)....         2.02%     3.54%       1.67%      3.61%      4.07%      2.52%       3.08%

Net charge-offs to
 average loans,
 net (2)................           17%      .26%        .85%       .51%       .59%       .18%        .76%


--------------
(1) Share data has been retroactively restated to reflect a 10% stock dividend paid on February 15, 1997, a 10% stock dividend paid on December 1, 1995, and a 10% stock dividend paid on January 18, 1994.
(2) Interim ratios have been annualized for purposes of comparability with year-end data.
(3)  Not computed on a tax equivalent basis.
(4)  Total loans are net of unearned income and deferred loan fees.
(5) Non-performing loans include non-accruing loans, renegotiated loans and loans past due 90 days or more and accruing.
(6) Non-performing assets include non-performing loans plus other real estate owned.

                       SUMMARY SELECTED PRO FORMA DATA

      The following table presents certain unaudited combined condensed financial information from the Pro Forma Combined Condensed Statements of Income for the nine months ended September 30, 1997 and the years ended December 31, 1996, 1995, and 1994, and the Pro Forma Combined Condensed Balance Sheet at September 30, 1997, in each case giving effect to the acquisition of MSB by Lakeland in a transaction accounted for as a pooling of interests, as if such transaction had been consummated for statement of income purposes on the first day of the applicable periods and for balance sheet purposes on September 30, 1997. The pro forma information is based on the historical consolidated financial statements of Lakeland and MSB. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INDEX TO MSB'S CONSOLIDATED FINANCIAL STATEMENTS." The pro forma financial information assumes an Exchange Number of 0.953 shares of Lakeland Common Stock for each share of MSB Common Stock outstanding.

      The unaudited pro forma information should be read in conjunction with the consolidated financial statements and related notes included and incorporated by reference in this Proxy Statement-Prospectus. The pro forma information is not necessarily indicative of the results of operations which would have been achieved had the above transactions been consummated as of the beginning of the periods for which such data are presented and should not be construed as being representative of future periods.

              PRO FORMA COMBINED UNAUDITED FINANCIAL INFORMATION


                                      FOR THE NINE
                                      MONTHS ENDED               FOR THE YEARS
                                      SEPTEMBER 30,            ENDED DECEMBER 31,
                                    ---------------  ------------------------------------
                                         1997            1996        1995        1994
                                         ----            ----        ----        ----
                                           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
RESULTS OF OPERATIONS:
Net interest income ..............     $15,122          $18,924     $17,712     $17,401
Provision for possible loan losses         291              908         357         570
Net interest income after provision
for possible loan losses..........      14,831           18,016      17,355      16,831
Income before income taxes........       6,627            8,015       7,589       7,490
Net income........................       4,444            5,350       5,237       5,258
Net income per common share.......        1.06             1.29        1.29        1.31


                                             AS OF
                                         SEPTEMBER 30,
                                       ---------------
                                            1997
                                            ----
BALANCE SHEET:
  Total assets....................        $493,627
  Total deposits..................         439,818
  Total shareholders' equity......          47,625
  Book value per common share.....           11.32


                                 INTRODUCTION

GENERAL

      This Proxy Statement-Prospectus is being furnished to the holders of common stock, par value $5.00 per share ("MSB Common Stock"), of Metropolitan State Bank ("MSB"), in connection with the solicitation of proxies by the Board of Directors of MSB (the "MSB Board") for use at a special meeting of MSB's shareholders to be held at Don Pepe's Steak House, U.S. Highway No. 46, Pine Brook, New Jersey on _____________, 1998 at ____ p.m., local time, and at any adjournments or postponements thereof (the "Meeting").

      This Proxy Statement-Prospectus also constitutes a prospectus of Lakeland with respect to the shares of Lakeland Common Stock issuable pursuant to the Merger.

PARTIES TO THE MERGER

      Lakeland. Lakeland is a bank holding company whose principal operating subsidiary is Lakeland Bank (the "Bank"), a state-chartered commercial bank. Incorporated in 1969, the Bank is a full service commercial bank which offers a wide range of consumer and commercial services. The Bank currently operates 13 branches in Morris, Passaic and Sussex counties in New Jersey. The deposits of the Bank are insured by the FDIC. As of September 30, 1997, Lakeland had consolidated assets, deposits and shareholders' equity of $399.2 million, $357.9 million and $40.3 million, respectively.

      Lakeland's principal assets and sources of income are its investments in its subsidiary. Lakeland is a legal entity separate and distinct from its subsidiary. There are various federal and state legal limitations on the extent to which a bank subsidiary of Lakeland may pay dividends to, finance or otherwise supply funds to Lakeland. See "MARKET PRICE AND DIVIDEND DATA" and "DESCRIPTION OF LAKELAND'S CAPITAL STOCK - Description of Lakeland Common Stock
- Dividend Rights."

      MSB. MSB is a state-chartered commercial bank incorporated in 1987. MSB conducts business in New Jersey through its main office and one branch office located in Morris and Essex counties, respectively. At September 30, 1997, MSB had assets, deposits and shareholders' equity of $94.4 million, $81.9 million and $7.4 million, respectively.

      Additional information about Lakeland and the Bank is included in documents incorporated by reference in this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." For additional information about MSB, see "BUSINESS OF MSB," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF MSB'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "INDEX TO MSB'S CONSOLIDATED FINANCIAL STATEMENTS."

                                 THE MEETING

THE MEETING

      Each copy of this Proxy Statement-Prospectus mailed to holders of MSB Common Stock is accompanied by a proxy card furnished in connection with the MSB Board's solicitation of proxies for use at the Meeting. The Meeting is scheduled to be held at Don Pepe's Steak House, U.S. Highway No. 46, Pine Brook, New Jersey, on ______________, 1998 at _______ p.m., local time. Only holders of record of MSB Common Stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Meeting. At the Meeting, holders of MSB Common Stock will consider and vote upon (i) a proposal to approve the Merger Agreement and (ii) such other matters as may properly be brought before the Meeting. On each matter to be considered at the Meeting by holders of MSB Common Stock, such holders will have one vote for each share of MSB Common Stock held of record on the Record Date.

      HOLDERS OF MSB COMMON STOCK ARE REQUESTED TO PROMPTLY SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD TO MSB IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

      Any holder of MSB Common Stock who has delivered a proxy may revoke it at any time before it is voted by (i) attending the Meeting and voting in person at the Meeting, (ii) giving notice of revocation in writing to the address noted below or (iii) submitting a signed proxy card, bearing a later date than the proxy last received, to Metropolitan State Bank, 166 Changebridge Road, Montville, New Jersey 07045, Attention: President, provided that such notice or proxy card is actually received by MSB before the vote of shareholders. A proxy will not be revoked by the death or supervening incapacity of the shareholder executing the proxy unless, before the vote, the proxy is revoked by the personal representative or guardian of the shareholder. Unless contrary instructions are provided, the shares of MSB Common Stock represented by properly executed proxies received at or prior to the Meeting and not subsequently revoked will be voted FOR approval of the Merger Agreement. If any other matters are properly presented for consideration at the Meeting, the persons named in the proxy card enclosed herewith will have discretionary authority to vote on such matters in accordance with their best judgment, provided, however, that such discretionary authority will be exercised only to the extent permissible under applicable laws. As of the date of this Proxy Statement-Prospectus, MSB is unaware of any other matter to be presented at the Meeting.

      The cost of soliciting proxies from shareholders of MSB will be borne by MSB. Such solicitation will be made by mail, but also may be made by telephone or in person by the directors, officers and employees of MSB (who will receive no additional compensation for doing so). MSB will make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals. MSB may also retain the services of a proxy soliciting firm. The cost of such services will depend upon the volume of usage but is not expected to exceed $10,000 plus the out-of-pocket expenses of such firm.

      SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

VOTE REQUIRED

      Only holders of record of shares of MSB Common Stock on the Record Date will be entitled to vote at the Meeting. The affirmative vote of the holders of two thirds of the MSB Common Stock outstanding on the Record Date will be required to approve the Merger Agreement. Therefore, a failure by a holder of MSB Common Stock to return a properly executed proxy card or to vote in person at the Meeting will have the same effect as a vote against the Merger Agreement. Abstentions and broker non-votes will have the same effect as votes against the Merger Agreement.

      As of the Record Date, there were 711,868 shares of MSB Common Stock outstanding and entitled to vote at the Meeting. Each such share is entitled to one vote.

      As of December 1, 1997, the following MSB directors beneficially owned shares of MSB Common Stock as follows:

         Name of Director         Number of Shares           % of Class
         ----------------         ----------------           ----------
       Carl Carambio                   6,888                    0.97
       John Como                      57,060                    8.02
       Frederick E. Eckhardt           7,623                    1.07
       Henry Fein                      9,982                    1.40
       Peter Fioretti                 10,767                    1.51
       Paul P. Lubertazzi             29,530                    4.15
       Joseph O'Dowd                   8,046                    1.13
       Samuel Raia                     4,000                    0.56
       Allan Sedler                   13,443                    1.89
       Salvatore F. Yodice            10,381                    1.46

As of the same date, all directors and executive officers of MSB as a group (12 persons) beneficially owned 175,245 shares (or 24.62% of the outstanding shares). As of December 1, 1997, neither Lakeland, the directors and executive officers of Lakeland and their affiliates nor the Bank beneficially owned any shares of MSB Common Stock directly or, with respect to the Bank, in a fiduciary capacity. The directors and executive officers of MSB intend to vote their shares in favor of the Merger Agreement.

      MSB's management is not aware of any individual or entity that owned of record or beneficially more than 5% of the outstanding MSB Common Stock as of December 1, 1997, other than John Como, a director of MSB, who beneficially owned 57,060 shares (or 8.02%) on such date.

RECOMMENDATION OF THE MSB BOARD

      The MSB Board has approved the Merger Agreement and recommends that MSB shareholders vote FOR approval of the Merger Agreement. The MSB Board believes that the Merger will enable MSB shareholders to participate in opportunities for growth that the MSB Board believes the Merger makes possible. See "THE MERGER - Background of and Reasons for the Merger" and "--Opinion of MSB's Financial Advisor."

                                  THE MERGER

      The following information, insofar as it relates to matters contained in the Merger Agreement, is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and is attached hereto as Appendix A. MSB shareholders are urged to read the Merger Agreement.

BACKGROUND OF AND REASONS FOR THE MERGER

      In the Summer of 1996, a community bank expressed an interest in acquiring MSB. In furtherance of the potential acquisition, the two parties entered into a Confidentiality Agreement which permitted the bank to conduct limited due diligence. Upon completion of the review, it was agreed by the parties that they would not proceed further.

      Shortly thereafter, MSB was approached by a second community bank (the "Second Bank") regarding a possible acquisition of MSB. Negotiations continued until on or about September 4, 1997, when the Second Bank tendered a written offer to acquire MSB in the form of a proposed Agreement of Acquisition.

      On or about September 4, 1997, Lakeland also approached MSB as to a possible merger. Two of Lakeland's directors had a lengthy meeting with two of MSB's directors. The next day, September 5, 1997, Lakeland tendered a proposal to MSB containing terms similar to those set forth in the Merger Agreement between MSB and Lakeland, dated September 16, 1997. Lakeland pursued acquisition discussions with MSB as part of Lakeland's strategy to expand into MSB's market area.

      Having been approached by the two banks earlier in 1996, MSB had secured the assistance of Capital Consultants of Princeton, Inc. ("Capital Consultants") as a financial advisor. In that capacity, it consulted with Capital Consultants throughout the negotiations with both banks and with Lakeland.

      The members of the MSB Merger/Acquisition Committee (the "Committee"), consisting of four members of the MSB Board, met individually with representatives of both banks. In addition, the Committee met independently to deliberate over the ongoing negotiations. At substantially all of the Committee's meetings, Capital Consultants and MSB's legal counsel were present to answer questions and to comment upon the proposed transactions and the process undertaken by the Committee to respond to the interest exhibited by both banks in MSB.

      On September 8, 1997, the offer of the Second Bank and Lakeland's proposal were submitted by the Committee to the entire MSB Board at its monthly Board meeting.

      At its meeting of September 8, 1997, the MSB Board determined that the terms presented by Lakeland in its proposal would be preferable to the offer made by the Second Bank. This determination was based upon a comparison of the two proposed transactions, the input received from Capital Consultants and MSB's legal counsel, and an analysis of the history, business and the financial and market factors affecting both institutions. The MSB Board evaluated the liquidity and trading characteristics of the Lakeland stock and noted that MSB could effectively become part of a larger entity that would compete more effectively. Negotiations and due diligence efforts continued for several days after the September 8, 1997 meeting.

      On September 15, 1997, the MSB Board received an opinion from Capital Consultants to the effect that the proposed merger with Lakeland would be fair to the shareholders of MSB from a financial point of view. This opinion is more specifically described below.

      The Merger Agreement between MSB and Lakeland was approved by the MSB Board on September 15, 1997 and executed by the parties on September 16, 1997.

      MSB's Board of Directors approved the Merger because it believes that to do so is in the best interests of the shareholders of MSB. In reaching this decision, the Board considered information pertaining to the financial structures, results of operations and future prospects of both MSB and Lakeland. This included the long term outlook for both organizations in a rapidly changing banking and financial services industry as well as other recent business combinations in the New Jersey banking industry. The Board considered the trend of consolidation of financial institutions within the New Jersey market place, and the cost savings available to MSB after the Merger as a result of consolidation of certain functions. It also noted that by becoming part of a larger entity, MSB could compete more effectively in the communities served by it by offering a number of new or expanded services while retaining its community bank philosophy of high quality and personal service which its customers and the local communities have come to expect.

      In approving the Merger Agreement, the Board also evaluated the business, financial and market factors affecting MSB, Lakeland's historical financial results, Lakeland's capital position, other liquidity and trading characteristics of the Lakeland Common Stock, the dividend income of the Lakeland Common Stock and the lack of dividend income of the MSB Common Stock.

      Based upon all of the above and the input that it received from Capital Consultants and its legal counsel, the Board of Directors of MSB believes that the terms of the Merger Agreement are fair to and in the best interests of MSB's shareholders.

OPINION OF MSB'S FINANCIAL ADVISOR

      The MSB Board has retained Capital Consultants to act as MSB's financial advisor, to assist management of MSB in connection with the Merger and related matters and, if negotiations resulted in the execution of a definitive agreement, to render its opinion with respect to the fairness, from a financial point of view, to the shareholders of MSB of the consideration to be received in a potential merger.

      Capital Consultants is regularly engaged in the valuation of banks, bank holding companies, savings and loan associations, and thrift holding companies in connection with mergers, acquisitions and other securities transactions. Capital Consultants has knowledge of, and experience with, the New Jersey banking and thrift market and financial organizations operating in that market and was selected by MSB because of its knowledge of, experience with, and reputation in the financial services industry. Capital Consultants is not a market maker in either Lakeland Common Stock or MSB Common Stock.

      On September 15, 1997, the date the MSB Board approved the Merger, Capital Consultants delivered to the MSB Board its opinion that, based upon and subject to various items discussed in the presentations made to the MSB Board, the consideration to be received by MSB's shareholders pursuant to the Merger Agreement is fair from a financial point of view to MSB's shareholders. In requesting Capital Consultants' advice and opinion, the MSB Board did not impose any limitations upon Capital Consultants with respect to the investigations made or procedures followed by it in rendering its opinion.

      Capital Consultants reissued its opinion, in written form, as of the date of this Proxy Statement- Prospectus. The full text of the written opinion of Capital Consultants, dated as of __________, 1998, which sets forth assumptions made and matters considered, is attached as Appendix B to this Proxy Statement-Prospectus. MSB shareholders are urged to read this opinion in its entirety. Capital Consultants' opinion is directed only to the financial terms of the Merger and does not constitute a recommendation to any MSB shareholder as to how such shareholder should vote at the Meeting. The summary information regarding Capital Consultants' opinion and the procedures followed in rendering such opinion set forth in this Proxy Statement-Prospectus is qualified in its entirety by reference to the full text of such opinion.

      In arriving at its opinion, Capital Consultants reviewed and analyzed, among other things, (i) the Merger Agreement; (ii) the Registration Statement on Form S-4 of Lakeland of which this Proxy Statement-Prospectus is a part; (iii) publicly available information relating to Lakeland and MSB including, for Lakeland, annual reports to shareholders and Annual Reports on Form 10-K filed with the SEC for the years ended December 31, 1994 through 1996, the Consolidated Statements of Financial Condition as of December 31, 1996, 1995 and 1994, and the related Consolidated Statements of Income, Changes in Shareholder's Equity and Cash Flows for the three year period ended December 31, 1996 included therein, and the quarterly reports to shareholders and Quarterly Reports on Form 10-Q filed with the SEC for the periods ended March 31, June 30 and September 30, 1997, and for MSB, annual reports to shareholders for the years ended December 31, 1994 through 1996, Consolidated Statements of Financial Condition as of December 31, 1996, 1995 and 1994 and related Consolidated Statements of Income, Changes in Shareholders' Equity and Cash Flows for the three year period ended December 31, 1996, together with the Reports of Independent Public Accountants and Quarterly Reports of Condition and Income as filed with the FDIC for the periods ended March 31, June 30 and September 30, 1997; (iv) certain historical operating and financial information provided to Capital Consultants by the managements of MSB and Lakeland; (v) historical and current market data for the MSB Common Stock and the Lakeland Common Stock; (vi) the publicly available financial data and stock market performance data of publicly traded banking and thrift institutions which Capital Consultants deemed generally comparable to MSB and Lakeland; (vii) the nature and terms of recent acquisitions and merger transactions involving banking institutions and bank and thrift holding companies that Capital Consultants considered reasonably similar to MSB and Lakeland in financial character, operating character, historical performance, geographic market and economy; and (viii) such other studies, analyses, inquiries and reports as Capital Consultants deemed appropriate. In addition, Capital Consultants conducted meetings with members of senior management of MSB and Lakeland for purposes of reviewing the future prospects of MSB and Lakeland. Capital Consultants evaluated the pro forma ownership of Lakeland Common Stock by MSB's shareholders, relative to the pro forma contribution of MSB's assets, deposits, equity and earnings to the pro forma resulting company in the Merger. Capital Consultants also took into account its experience in other transactions, as well as its knowledge of the banking and thrift industries and its experience in securities valuations.

      In rendering its opinion, Capital Consultants assumed, without independent verification, the accuracy and completeness of the financial and other information and representations provided to it by MSB and Lakeland. Capital Consultants did not conduct a physical inspection of any of the properties or assets of MSB or Lakeland and has not made any independent evaluation or appraisal of any properties, assets or liabilities of MSB or Lakeland. Capital Consultants has assumed and relied upon the accuracy and completeness of the publicly available financial and other information provided to it, has relied upon the representations and warranties of MSB and Lakeland made pursuant to the Merger Agreement, and has not independently attempted to verify any of such information.

      In rendering its opinion, Capital Consultants assumed that in the course of obtaining the necessary regulatory approvals for the Merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Merger on a pro forma basis to MSB.

      In arriving at its opinion, Capital Consultants performed a variety of financial analyses. Capital Consultants believes that its analyses must be considered as a whole and that consideration of portions of such analyses and the factors contained therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying Capital Consultants' opinion. The preparation of an opinion with respect to fairness, from a financial point of view, of the consideration to be received by shareholders is a complex process involving judgments and is not necessarily susceptible to partial analyses and summary description.

      In its analyses, Capital Consultants made numerous assumptions with respect to MSB's and Lakeland's industry performance, business and economic conditions and other matters, many of which are beyond the control of MSB and/or Lakeland. Any estimates reflected in Capital Consultants' analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates.

      ESTIMATES OF VALUES OF COMPANIES DO NOT PURPORT TO BE APPRAISALS OR NECESSARILY REFLECT THE PRICES AT WHICH COMPANIES OR THEIR SECURITIES MAY ACTUALLY BE SOLD.

      In connection with its opinion, Capital Consultants performed various analyses with respect to MSB and Lakeland. The following is a brief summary of such analyses, certain of which were presented to the MSB Board by Capital Consultants.

      Valuation Analysis

      Using a valuation analysis, Capital Consultants estimated the present value of theoretical values of MSB based on a range of price-to-earnings ("P/E") multiplies between 16.0x and 18.0x and a range of discount rates between 10% and 12%. The range of values was based on a range of estimated earnings for the next three years assuming annual earnings growth rates between 15.0% and 20.0%. The results of this analysis indicated a range of theoretical values for MSB between $16.84 per share (15.0% earnings growth rate; P/E of 16.0x; 12% discount rate) and $22.70 per share (20.0% growth rate; P/E of 18.0x; 10% discount rate).

      Capital Consultants also prepared a net present value analysis that indicated theoretical values for MSB based on a range of terminal book value multiples between 2.30x and 2.50x and a range of discount rates between 8% and 10%. A dividend payout ratio from current earnings of 30% was used for the last three full years which is consistent with industry trends. Capital Consultants determined the range of terminal multiples of selected comparable companies. Such comparable companies are referred to in the Comparable Company Analysis and Comparable Transaction Analysis set forth below. The terminal values were discounted to present value using discount rates which reflect assumptions regarding the required rates of return of the current and prospective shareholders of MSB Common Stock in these economic times. The range of present values per share of MSB resulting from the above-referenced assumptions was $22.07 to $25.78.

Comparable Company Analysis

      Capital Consultants compared the operating performance of MSB to publicly traded commercial banks that Capital Consultants deemed to be similar to MSB. The group consists of 10 publicly traded New Jersey commercial banks with total assets of between $81 million and $217 million. Capital Consultants compared MSB with these institutions based on selected operating fundamentals, including capital adequacy, profitability and asset quality. Using pricing data as of June 30, 1997, the median price to stated book value was 158.0% for the comparable commercial banks and 146.0% for MSB. The median equity to assets was 8.20% for the group of comparable commercial banks and 8.29% for MSB. The median return on average assets for the twelve months ended December 31, 1996 was 0.87% for the comparable group of commercial banks to 0.38% for MSB. The median return on average equity for the twelve months ended December 31, 1996 was 9.13% for the comparable group of commercial banks and 4.37% for MSB.

      Finally, Capital Consultants compared the market price, market-to-book value and price-to-earnings multiples of the Lakeland Common Stock with individual market multiples and medians of 16 publicly traded New Jersey based banks and bank holding companies having total assets between $129 million and $585 billion. The analysis also compared returns on average assets and average equity of Lakeland to those of selected financial institutions and the medians of the comparable group. The analysis indicated that the Lakeland Common Stock traded in August 1997 at a price-to-earnings multiple of 17.5 times trailing twelve months earnings for the period ended June 30, 1997 as compared to a comparative group medium of 17.8 times trailing twelve months earnings for the period ended June 30, 1997. While the Lakeland Common Stock traded at a price-to-book value of 231%, the comparative group median was 184%. Lakeland's financial performance, as measured by returns on average assets and average equity, was 1.40% and 14.90%, respectively, as compared to the median of the selected comparable financial institutions which was 0.92% and 12.26%, respectively. The Capital Consultants' analyses also included summary income statement and balance sheet data and selected ratio analyses for Lakeland and various other potential acquirers of MSB.

Contribution Analysis

      Capital Consultants prepared a contribution analysis showing the percentage of assets, deposits, net common equity and 1997 net income MSB would contribute to the combined company on a pro forma basis, and compared these percentages to the pro forma ownership after the Merger. This analysis showed that MSB would contribute 17.5% of pro forma consolidated total assets, 17.3% of pro forma consolidated deposits, 15.4% of pro forma consolidated shareholders' equity, and 12.1% of pro forma consolidated net income for 1997, while MSB shareholders would hold 16.5% of the pro forma ownership of Lakeland.

Impact Analysis

      Capital Consultants analyzed the financial implications of the Merger on Lakeland's earnings per common share and book value per common share. This analysis was based on June 30, 1997 financial data for Lakeland and MSB and indicated that the acquisition of MSB by Lakeland would be (on a pro forma basis for the six months ended June 30, 1997, assuming the acquisition was effective as of January 1, 1997) approximately 5.7% dilutive to the earnings per share of Lakeland Common Stock and approximately 1.3% dilutive to tangible book value per share of Lakeland Common Stock on a fully diluted basis.

Comparable Transaction Analysis

      Capital Consultants performed an analysis of prices and premiums offered in recently announced commercial bank and bank holding company transactions in the region. Multiples of earnings and fully diluted book value implied by the consideration to be received by MSB's shareholders in the Merger were compared with multiples offered in such regional transactions, which included pending and completed acquisitions announced between January 1, 1995 and September 14, 1997. The median offer price to book value for this regional group of comparable transactions was 211%. The equivalent offer price to book value for MSB was 251% based on the assumed Lakeland offer price of $26.20 for each outstanding share of MSB Common Stock and MSB's book value as of June 30, 1997. Also, the median price to last twelve months ("LTM") earnings for this regional group was 21x versus Lakeland's offer for MSB at 37.3x. Capital Consultants also reviewed the core capital ratio to total assets of the comparative group and non-performing assets as a percentage of total assets and in such analyses, MSB was above the median of the comparative group in non-performing assets as a percentage of total assets and was at or near the median with respect to the core capital to total assets ratio.

      It is important to note that when Capital Consultants took into account the values shown in the comparables used in connection with the rendering of its opinions, no company or transaction used in these analyses was identical to MSB or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved, the timing of the transactions and prospective buyer interest, the earnings trends and prospects for the future, as well as other factors that could affect the public trading values of the companies included in the comparisons.

      For Capital Consultants' services in connection with the Merger, MSB has agreed to pay Capital Consultants a fee, if the Merger is consummated, of approximately $160,000 plus reimbursement for reasonable out-of-pocket expenses. MSB has also agreed to indemnify Capital Consultants against certain liabilities, including liabilities under the federal securities laws. MSB has paid Capital Consultants $15,000 at the time the Merger Agreement was signed, $20,000 thirty five days later, and will pay an additional $35,000 on the mailing of this Proxy Statement-Prospectus. Such amounts are non-refundable. The balance of Capital Consultants' fee is due at the effective time of the Merger. The amount of Capital Consultants' fee was determined by negotiation between MSB and Capital Consultants.

CONVERSION OF MSB'S SHARES

      Subject to the rights of shareholders who perfect their rights as dissenting shareholders, each share of MSB Common Stock outstanding at the Effective Time will be automatically converted into a number of shares of Lakeland Common Stock. The Merger Agreement provides that if the Market Value of the Lakeland Common Stock (as defined in the Merger Agreement) is between $22.50 and $31.00 per share, MSB's shareholders will be entitled to receive for each share of MSB Common Stock a number of shares of Lakeland Common Stock (the "Exchange Number") determined by dividing $26.20 by such Market Value. For example, if the Market Value of the Lakeland Common Stock is $27.50, the Exchange Number would be 0.953. In the event that the Market Value of the Lakeland Common Stock is less than $22.50 per share, the Merger Agreement provides that the Exchange Number will be 1.164. In the event that the Market Value of the Lakeland Common Stock is greater than $31.00 per share, the Merger Agreement provides that the Exchange Number will be 0.845. Both Lakeland and MSB have the right to terminate the Merger in the event that the Market Value of the Lakeland Common Stock is less than $22.50 per share.

      The Merger Agreement provides that the term "Market Value" means the average of the "Bid Prices" of a share of Lakeland Common Stock on the 20 "Accountable Days" during the "Determination Period". The Merger Agreement further provides that:

            o The "Bid Price" means the average of the highest and lowest bid price for a share of Lakeland Common Stock as quoted by the National Quotation Bureau, Inc. on the applicable date.

            o The "Determination Period" means the 20 consecutive business days ending on the day on which the approval of the Federal Reserve Board required for consummation of the Merger shall be received by Lakeland (the "Approval Date"); provided that if an actual sale of Lakeland Common Stock does not occur on at least 10 of such 20 consecutive business days, the Determination Period will be extended by a number of business days as shall be necessary to assure that at least 10 of the business days in such period are days on which an actual sale of Lakeland Common Stock occurred.

            o An "Accountable Day" means each of the "Sales Days" and each of the "Other Days". The term "Sales Days" means each of the 10 business days in the Determination Period closest to the Approval Day on which an actual sale of Lakeland Common Stock occurs. The term "Other Days" means each of the 10 business days in the Determination Period other than such 10 Sales Days, that are the closest to the Approval Date.

      The Merger Agreement provides that the Exchange Number will be adjusted prior to the Closing if there occurs a stock split or a stock dividend affecting the capital stock of MSB or Lakeland, provided that no adjustments will be made with respect to any event publicly announced by Lakeland prior to the signing of the Merger Agreement, by reason of the issuance of stock by Lakeland or MSB upon the exercise of any stock option outstanding at the time the Merger Agreement was signed or by Lakeland pursuant to its Dividend Reinvestment Plan. Accordingly, since the 5% stock dividend which Lakeland paid on October 15, 1997, was publicly announced prior to the signing of the Merger Agreement on September 16, 1997, the payment of such 5% stock dividend did not and will not result in an adjustment to the Exchange Number.

MSB STOCK OPTIONS

      The Merger Agreement provides that at the Effective Time, Lakeland will assume all of the rights and obligations of MSB under those stock options to purchase MSB Common Stock which were granted by MSB prior to the signing of the Merger Agreement, to the extent those options shall not have been exercised. As of the date of the Merger Agreement, MSB had 32,821 such options outstanding. All of such options were exercised in October 1997. Accordingly, no MSB options will be assumed by Lakeland in the Merger.

NO FRACTIONAL SHARES

      No fractional shares of Lakeland Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of shares of MSB Common Stock otherwise entitled to a fraction of a share of Lakeland Common Stock will be paid in cash an amount equal to such fraction multiplied by the Market Value of the Lakeland Common Stock. No such holder will be entitled to dividends, voting rights or other rights in respect of any such fractional share. The Merger Agreement provides that all shares of MSB Common Stock held by each MSB record holder will be aggregated before determining the need to pay cash in lieu of fractional shares.

DELIVERY OF SHARES

      Promptly after the Effective Time of the Merger, Lakeland will send to each holder of record of MSB Common Stock as of the Effective Time a letter of transmittal which should be completed by such holder and returned to the exchange agent appointed by Lakeland (the "Exchange Agent"), at the address provided therein, together with stock certificates representing all of such holder's shares of MSB

Common Stock. No new certificates will be delivered to or for the account of any holder of MSB Common Stock until the Merger is consummated and the holder has surrendered to the Exchange Agent the old certificates representing such holder's MSB Common Stock, accompanied by the duly executed letter of transmittal in proper form.

      SHAREHOLDERS OF MSB ARE URGED NOT TO DELIVER THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THE MERGER HAS BEEN COMPLETED AND THEY HAVE
RECEIVED THEIR LETTER OF TRANSMITTAL.

      Upon surrender to the Exchange Agent of one or more certificates for MSB Common Stock, together with a properly completed letter of transmittal, the holder of MSB Common Stock surrendering such items will receive a certificate or certificates representing the number of shares of Lakeland Common Stock to which such holder is entitled, and, where applicable, a check for the amount to be paid in lieu of any fractional share interest, determined in the manner described above, without interest.

      No dividends or other distributions declared or paid by Lakeland after the Effective Time and with a record date after the Effective Time with respect to Lakeland Common Stock will be paid to the holder of any unsurrendered certificate representing MSB Common Stock until the holder duly surrenders such certificate. Following the surrender of certificates representing MSB Common Stock, there will be paid to those holders of the certificates representing shares of Lakeland Common Stock issued in exchange therefor, without interest,
(i) at the time of such surrender, the amount of dividends or other distributions having a record date after the Effective Time theretofore payable with respect to such shares of Lakeland Common Stock and not yet paid and (ii) at the appropriate payment date, the amount of dividends or other distributions having (x) a record date after the Effective Time but prior to surrender and (y) a payment date subsequent to surrender payable with respect to such shares of Lakeland Common Stock.

      No transfer taxes will be payable by MSB shareholders in connection with the exchange of old certificates representing MSB Common Stock for new certificates representing Lakeland Common Stock, except that if any new certificate is to be issued in a name other than that in which the MSB certificate surrendered in exchange therefor is registered, it will be a condition of such exchange that the person requesting such exchange pay to the Exchange Agent any transfer or other taxes required in connection therewith or satisfy the Exchange Agent that such tax has been paid or is not applicable.

      At the Effective Time, the stock transfer books of MSB will be closed and no transfers of MSB Common Stock will thereafter be made. If certificates representing shares of the MSB Common Stock are presented for transfer after the Effective Time, they will be canceled and exchanged for shares of Lakeland Common Stock, and cash in lieu of fractional shares, deliverable pursuant to the Merger.

      Neither Lakeland nor MSB will be liable to any former holder of MSB Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      Any shares of MSB Common Stock as to which the holder has perfected dissenters' rights will be purchased in accordance with the procedures described under "Rights of Dissenting Shareholders" and in Appendix C to this Proxy Statement-Prospectus.

      The Closing is expected to occur by April 30, 1998, although no assurances can be given in this regard.

FEDERAL INCOME TAX CONSEQUENCES

      The following discussion is intended only as a summary of certain of the material Federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all potential tax effects relative to a decision whether to vote for the approval of the Merger. The discussion does not address all aspects of Federal income taxation that may be applicable to certain MSB shareholders subject to special Federal income tax treatment, including, without limitation, foreign persons, insurance companies, securities dealers, financial institutions, tax-exempt entities, retirement plans and persons who acquired their MSB Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. The discussion addresses neither the effect of applicable state, local or foreign tax laws, nor the effect of any Federal tax laws other than those pertaining to Federal income tax.

      Lakeland and MSB expect to receive an opinion from Lakeland's counsel to the effect that, if the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), for Federal income tax purposes. Such opinion is based on the Code, regulations and rulings now in effect or proposed thereunder, current administrative rulings and practice and judicial precedent, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed herein. The opinion is also based on certain assumptions regarding the factual circumstances that will exist at the Effective Time, including, without limitation, certain representations made by Lakeland, MSB and certain shareholders of MSB. If any of these factual assumptions is inaccurate, the tax consequences of the Merger could differ from those described herein. The discussion below applies to MSB shareholders who hold their shares of MSB Common Stock as a capital asset within the meaning of Code section 1221.

      As a reorganization under Code section 368(a), no gain or loss will be recognized by the MSB shareholders with respect to the Lakeland Common Stock received in the Merger. The tax basis of the Lakeland Common Stock received by an MSB shareholder in the Merger will be equal to the tax basis of the shares of MSB Common Stock exchanged therefor, reduced by any amount of basis allocable to fractional share interests for which cash is received. For purposes of determining whether or not gain or loss on the subsequent disposition of Lakeland Common Stock received in the Merger is long-term or short-term, the holding period of such Lakeland Common Stock received by the MSB shareholders will include the holding period of the shares of MSB Common Stock exchanged therefor.

      The receipt of cash in lieu of a fractional share of Lakeland Common Stock by an MSB shareholder pursuant to the Merger will result in taxable gain or loss to such shareholder for Federal income tax purposes based on the difference between the amount of cash received by the shareholder and the shareholder's basis in the fractional share as set forth above. The gain or loss will be a capital gain or loss.

      A dissenting MSB shareholder who receives cash as a result of the exercise of dissenters' rights will recognize gain or loss for federal income tax purposes which will be capital gain or loss if his or her shares of MSB Common Stock are held as capital assets and if such shareholder dissents as to all of the shares of MSB Common Stock which he or she owns actually and by application of the attribution rules set forth in Section 318 of the Code. The capital gain (or loss) to be realized by such dissenting shareholder will be either long or short term capital gain (or loss) depending on the individual MSB shareholder's holding period.

      The Merger Agreement provides that neither Lakeland nor MSB is obligated to consummate the Merger unless Lakeland and MSB shall have received the opinion from Lakeland's counsel substantially to the effect that, under applicable law, for Federal income tax purposes the Merger will constitute a reorganization under Code section 368(a).

      THE FOREGOING DISCUSSION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE OPINION OF LAKELAND'S COUNSEL IS NOT BINDING ON THE INTERNAL REVENUE SERVICE. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES OF ANY PARTICULAR SHAREHOLDER MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN, EACH MSB SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISER WITH RESPECT TO SUCH SHAREHOLDER'S OWN PARTICULAR CIRCUMSTANCES AND WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH SHAREHOLDER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE TAX LAWS.

EFFECT OF THE MERGER

      At the Effective Time, the New Bank will merge with and into MSB, with MSB surviving. In the Merger, each share of MSB Common Stock outstanding immediately prior to the Effective Time will be converted into a number of shares of Lakeland Common Stock (the "Exchange Number") calculated as described above under "--Conversion of MSB's Shares." Any shares of MSB Common Stock held in MSB's treasury will be canceled and retired and no payment will be made with respect thereto.

      For a discussion of the rights of dissenting holders of MSB Common Stock, see " -- Rights of Dissenting Shareholders."

EFFECTIVE TIME

      The "Effective Time" of the Merger will be the date specified in a certification filed by the New Bank and MSB with the New Jersey Department of Banking (the "Department"). The notice and certification will be filed after the Closing has been consummated. The Closing will be held as soon as practicable after the receipt of all necessary regulatory and governmental approvals and consents and the expiration of all applicable waiting periods in connection therewith, and the satisfaction or waiver of all other conditions to the consummation of the Merger.

CONDITIONS TO CONSUMMATION OF THE MERGER

      Consummation of the Merger by Lakeland and MSB is subject to the fulfillment (or, where permissible under applicable law, waiver) at or before the Effective Time of certain conditions, including, but not limited to, the following conditions: (a) the required approval of the Merger Agreement and the transactions contemplated thereby by the shareholders of MSB shall have been obtained; (b) all necessary regulatory or governmental approvals and consents required to consummate the Merger and the transactions contemplated by the Merger Agreement shall have been received without the imposition of conditions which in the reasonable opinion of Lakeland are unduly burdensome, all conditions required to be satisfied by the terms of such approvals or consents shall have been satisfied and all statutory waiting periods in respect thereof shall have expired; (c) no order of any court or administrative agency shall be in effect which restrains or prohibits the Merger; no suit, action or other proceeding shall be pending or threatened against Lakeland or MSB to restrain or prohibit the Merger; and no written advice shall be received by Lakeland or MSB or their respective counsel from any governmental body stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain the Merger; (d) Lakeland and MSB shall have received certain tax opinions of Lakeland's counsel; and (e) Lakeland and MSB shall have received an opinion from Lakeland's accountants to the effect that the Merger will qualify to be treated as a pooling of interests for accounting purposes.

      In addition to the foregoing conditions, Lakeland's obligations under the Merger Agreement are conditioned upon the following, any one or more of which may be waived by Lakeland: (a) in general, the representations and warranties of MSB set forth in the Merger Agreement shall be true and correct in all material respects at the closing date; (b) MSB shall have complied in all material respects with its obligations under the Merger Agreement; and (c) MSB shall have furnished Lakeland such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in the Merger Agreement as Lakeland may reasonably request.

      In addition to the other conditions set forth above, the obligations of MSB under the Merger Agreement are also subject to the satisfaction of the following conditions, any one or more of which may be waived by MSB: (a) in general, the representations and warranties of Lakeland set forth in the Merger Agreement shall be true and correct in all material respects at the closing date; (b) Lakeland shall have complied in all material respects with its obligations under the Merger Agreement; and (c) Lakeland shall have furnished MSB such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in the Merger Agreement as MSB may reasonably request.

REGULATORY APPROVALS

      Consummation of the Merger is subject, among other things, to prior receipt of all necessary regulatory approvals. On __________, 1998, Lakeland received from the Department approval of the charter of the New Bank and of the Merger. In addition to the approval of the Department, Lakeland must obtain regulatory approvals from the FDIC and the Federal Reserve Board. Lakeland has applied to the FDIC for approval to merge the New Bank into MSB and to the Federal Reserve Board for approval of the acquisition of MSB. Other applications required under state securities laws have been or will be filed with the appropriate regulatory authorities.

      The Merger will not proceed in the absence of all requisite regulatory approvals. Although neither Lakeland nor MSB is aware of any basis for disapproving the Merger, there can be no assurance that all such approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions which, in the reasonable opinion of Lakeland, would be unduly burdensome. If any such condition is imposed, the Merger Agreement permits the Board of Directors of Lakeland to terminate the Merger Agreement. No assurance can be given as to when, or if, necessary regulatory approvals will be obtained or the other conditions precedent to the Merger will be satisfied or waived by the party permitted to do so. In the event that the Merger is not effected on or before April 30, 1998, the Merger Agreement may be terminated by MSB or Lakeland, unless the failure of the Merger to be effected is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its agreements set forth in the Merger Agreement.

CONDUCT OF MSB'S BUSINESS PENDING THE MERGER

      The Merger Agreement provides that except as otherwise consented to in writing by Lakeland, prior to the Effective Time, MSB will carry on its business diligently and in the ordinary course consistent with past practice. Under the Merger Agreement, MSB has agreed that it will not take certain actions without the written consent of Lakeland, including, among other things, the following:
(a) amend its Certificate of Incorporation or By-laws; (b) issue, sell or deliver or agree to issue, sell or deliver any shares of its capital stock or any securities convertible into such shares or any options or other rights calling for the issuance, sale or delivery of any such shares or convertible securities, except that MSB may issue shares of MSB Common Stock upon the exercise of previously outstanding stock options; (c) except in the ordinary course of business and consistent with past practice, borrow any funds, cancel any debts or lease or sell any of its assets or property or make any amendment to or terminate any material contract to which it is a party or mortgage or pledge any of its assets; (d) grant any increase in compensation (other than normal merit increases consistent with its general prevailing practices or existing employment agreements) to any employee; (e) enter into or make any changes in any employee benefit program, except as required by law; (f) acquire voting securities of any corporation or other business, or acquire control or ownership of all or a substantial portion of the assets of any other corporation or business, or merge, consolidate or otherwise combine with any other entity or acquire any branch of any entity engaged in the business of banking or enter into any agreement providing for any of the foregoing; (g) directly or indirectly solicit or authorize the solicitation of or enter into any agreement or, except to the extent required by law, engage in any discussions with any person or entity other than Lakeland with respect to any offer or possible offer to purchase shares of the capital stock of MSB or otherwise acquire MSB; (h) take any action or omit to take any action which would cause any of the representations made by MSB in the Merger Agreement to be untrue in any material respect; (i) except in the ordinary course of business enter into or agree to enter into any agreement or transaction material to MSB's business; (j) grant any severance arrangement to any employee; (k) take any action or omit to take any action which would preclude Lakeland from accounting for the Merger as a pooling of interests; (l) make any capital expenditures other than those included within one or more capital budgets previously delivered by MSB to Lakeland; (m) file any application or make any contract with respect to branching, site locations or site relocations; (n) agree to acquire in any manner whatsoever any business or entity; (o) make any material change in its accounting methods or practices; or (p) agree to do any of the foregoing.

      The Merger Agreement also provides that MSB will not, without the written consent of Lakeland, declare or pay any dividend on its capital stock in cash, stock or property, redeem any shares of its capital stock or effect a stock split of its shares of capital stock.

      Under the Merger Agreement, MSB cannot, directly or indirectly, solicit or authorize the solicitation of or enter into any agreement or understanding or, except to the extent required by law, engage in any discussions with, or provide any non-public information to, any person, entity or group (other than Lakeland) concerning any merger, sale of shares or sale of substantial assets or liabilities not in the ordinary course of business or similar transactions (an "Acquisition Transaction"); provided, however, that notwithstanding the foregoing, MSB may enter into discussions or negotiations in connection with an unsolicited possible Acquisition Transaction if the MSB Board, after consulting with counsel, determines in the exercise of its fiduciary responsibilities that such discussions or negotiations should be commenced. MSB has agreed to promptly communicate to Lakeland the terms of any proposal, whether written or oral, which it may receive with respect to any such Acquisition Transaction, and the fact that it is having discussions or negotiations with a third party about an Acquisition Transaction.

FEE IN THE EVENT OF ANOTHER TRANSACTION

      The Merger Agreement provides that if certain events occur, MSB or any successor in interest will be obligated to pay Lakeland a termination fee (the "Termination Fee") equal to $500,000, plus any legal fees and expenses incurred by Lakeland in enforcing its right to obtain the Termination Fee. The Termination Fee is payable only if all of the following events occur: First, the Merger Agreement must be terminated (x) by Lakeland due to a breach of a covenant by MSB, (y) by Lakeland or MSB as a result of the failure by MSB's shareholders to approve the Merger Agreement by the requisite vote or (z) by MSB due to the failure to obtain a fairness opinion from its financial advisor dated as of the date of this Proxy Statement-Prospectus. Second, at the time of such termination, a proposed "Acquisition Transaction" (as defined above in "--Conduct of MSB's Business Pending the Merger") must have been publicly announced. Third, within 12 months after the date of termination of the Merger Agreement, MSB must have entered into an agreement to engage in an Acquisition Transaction with a person other than Lakeland or the MSB Board must have approved an Acquisition Transaction or must have recommended that the shareholders of MSB approve or accept any Acquisition Transaction other than pursuant to the Merger Agreement. Finally, an Acquisition Transaction between MSB and another person must have closed (the "Acquisition Transaction Closing") within 24 months after the termination of the Merger Agreement. If all of the foregoing occur, then MSB or its successor in interest will be obligated to pay the Termination Fee to Lakeland concurrently with the Acquisition Transaction Closing. The Merger Agreement provides that the Termination Fee is also payable by MSB in the event that MSB, without violating any of its covenants, determines that in the exercise of its fiduciary duties, it must terminate the Merger Agreement and pursue the Acquisition Transaction. In such event, the Termination Fee is payable by MSB upon delivery of notice of termination of the Merger Agreement.

      The Termination Fee will make it more costly for another party to acquire MSB. The obligation of a successor in interest to MSB to pay the Termination Fee may be considered a deterrent to other potential acquisitions of control of MSB because it is likely to increase the cost of any such acquisition.

TERMINATION, WAIVER AND AMENDMENT

      The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of MSB: (a) by the mutual consent of Lakeland and MSB for any reason; or (b) by either Lakeland or MSB (i) if the Merger shall not have been consummated on or before April 30, 1998 (unless the failure to consummate the Merger is due to the failure of the terminating party to perform or observe its covenants under the Merger Agreement) or (ii) if the shareholders of MSB fail to approve the Merger Agreement submitted to them for approval in connection with the Merger or (iii) if the Market Value of the Lakeland Common Stock is less than $22.50 per share or (iv) if holders of more than 9 1/2% of the outstanding shares of MSB Common Stock file a written notice of dissent against the Merger.

      Lakeland may terminate the Merger Agreement if (a) there shall have been a material adverse change in the business, prospects, financial condition or results of operations of MSB since June 30, 1997, or (b) there shall have been any material breach of any representation or warranty or a breach of any covenant or agreement of MSB under the Merger Agreement. The Merger Agreement may be terminated by MSB if (a) there shall be a material adverse change in the business, prospects, financial condition or results of operations of Lakeland and it subsidiaries, taken as a whole, since June 30, 1997, (b) there shall have been any material breach of any representation or warranty or a breach of any covenant or agreement of Lakeland under the Merger Agreement or (c) without violating any of its covenants, the MSB Board shall have received an unsolicited offer to pursue an Acquisition Transaction and the MSB Board, after consulting with counsel, shall have determined to pursue the potential Acquisition Transaction in the exercise of its fiduciary duties under applicable laws. In the event of a termination by MSB pursuant to the preceding clause (c), MSB shall pay Lakeland a Termination Fee of $500,000 (plus any legal fees and expenses incurred by Lakeland in enforcing its right to such fee) concurrent with delivery of its notice of termination to Lakeland.

      Either party may terminate the Merger Agreement if the conditions precedent to its obligations are not satisfied. In general, each party will pay its own costs and expenses incurred in connection with the Merger Agreement, provided however, that if the Merger is not consummated, printing expenses incurred in connection with this Proxy-Statement-Prospectus will be shared equally by MSB and Lakeland.

      Subject to applicable law, at any time prior to the Effective Time, whether before or after approval of the transactions contemplated by the Merger Agreement by the shareholders of MSB, the parties may (a) amend the Merger Agreement, (b) extend the time for the performance of any of the obligations or other acts of any party under the Merger Agreement, (c) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement, or (d) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Notwithstanding these rights, however, after any approval of the Merger by the shareholders of MSB, there may not be, without further approval of the Merger Agreement by the shareholders of MSB, any amendment of the Merger Agreement which reduces the amount or changes the form of consideration to be delivered to MSB shareholders.

MANAGEMENT AND OPERATION OF MSB FOLLOWING THE MERGER

      MSB will be the surviving bank in the Merger, although it will become a wholly-owned subsidiary of Lakeland. The Board of Directors of MSB immediately prior to the Effective Time will continue to be the Board of Directors of MSB immediately after the Effective Time and the executive officers of MSB immediately prior to the Effective Time shall continue to be the executive officers of MSB immediately after the Effective Time.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

      The Merger Agreement provides that for a period commencing at the Effective Time and ending on the earlier of (i) the third anniversary of the Effective Time or (ii) the date on which Paul P. Lubertazzi ceases to serve as a full-time employee of MSB (such period being referred to as the "Transition Period"), Lakeland will take all steps necessary to assure that with respect to acts or omissions occurring prior to the Effective Time, the executive officers and directors of MSB retain substantially the same directors' and officers' liability insurance coverage as they had on the date the Merger Agreement was executed as executive officers and directors of MSB.

      The Merger Agreement also provides that during such Transition Period, all fees and benefits payable to the directors of MSB will not be reduced beyond the levels paid to the directors of MSB as of the date on which the Merger Agreement was executed.

      The Merger Agreement provides that during the Transition Period, Lakeland will cause two of its directors on a rotating basis to attend meetings of the Board of Directors of MSB. Such persons will be non-voting observers. Within 10 days following the Effective Time, the Merger Agreement provides that the Board of Directors of Lakeland will appoint Paul P. Lubertazzi, MSB's current Chairman and President, and another member of the Board of Directors of MSB, to the Board of Directors of Lakeland. Within 10 days following the Effective Time, Lakeland also will cause Paul P. Lubertazzi and another member of the Board of Directors of MSB to be appointed to the Board of Directors of the Bank. It is currently anticipated that Joseph O'Dowd will be the second member of the MSB Board who will be appointed to the Boards of Lakeland and the Bank.

      Mr. Lubertazzi, who was 62 years old as of December 1, 1997, has served as President and Chief Executive Officer of MSB since 1988, and as Chairman of the Board of MSB since 1996. Mr. Lubertazzi has served as a director of MSB since 1988.

      Mr. O'Dowd, who was 52 years old as of December 1, 1997, has served as Vice Chairman of the Board of MSB since 1996, and as a director of MSB since 1988. He has served as President of O'Dowd Enterprises Inc. (an advertising company) and as a partner of O'Dowd Realty (a real estate partnership) and O'Dowd Associates (a partnership which is a real estate holding company) for more than the past five years.

      Lakeland maintains a plan which provides that any director having attained age 72 (75 for directors active as of the date of the plan's inception on January 1, 1996) and having completed 15 years of service may retire and continue to be paid for a period of 10 years at a rate of $5,000, $7,500 or $10,000 per year, depending upon the years of credited service.

      Lakeland has agreed during the Transition Period not to terminate the separate corporate existence of MSB as a subsidiary of Lakeland, unless required to do so by law or governmental authorities or as a result of the fiduciary obligations of Lakeland's Board of Directors. Lakeland has no present intention to remove any of MSB's directors or executive officers during the Transition Period, provided that MSB is managed in a manner consistent with Lakeland's overall business strategies, as such strategies may develop from time to time. However, nothing in the Merger Agreement limits the rights and prerogatives of Lakeland as a shareholder of MSB except for the limitations on Lakeland's ability to terminate the separate corporate existence of MSB during the Transition Period, as described above.

      Lakeland has also agreed in the Merger Agreement to retain Paul P. Lubertazzi as the Chairman of the Board, Chief Executive Officer and President of MSB following the Effective Time under the terms and conditions of his current employment agreement and continuing until the end of the Transition Period. In addition, to induce Mr. Lubertazzi to provide additional services relating to the Transition Period and the integration of MSB into Lakeland's consolidated enterprise, Lakeland has agreed to (i) at a cost to Lakeland of $278,000, provide to Mr. Lubertazzi an additional annuity comparable to the annuity currently provided to Mr. Lubertazzi by MSB and (ii) at a cost to Lakeland of $45,000, provide to Mr. Lubertazzi certain retiree medical benefits.

      Mr. Lubertazzi's Employment Agreement provides that he will receive base compensation of not less than $140,000 per year. The Employment Agreement further provides that Mr. Lubertazzi may participate in all employee benefit plans and programs established by MSB. If MSB (and, after the Merger, Lakeland) should terminate Mr. Lubertazzi's employment without cause, his Employment Agreement provides that he will continue to be paid any compensation to which he would be entitled under the terms of his Employment Agreement. The Employment Agreement contains certain non-competition and anti-solicitation provisions in the event that Mr. Lubertazzi terminates his employment without cause.

      Mr. Lubertazzi has entered into a separate agreement with MSB, which will be assumed by Lakeland. The agreement provides that if Mr. Lubertazzi remains employed by MSB until he attains age

65 and then voluntarily leaves his employment, MSB will pay him a total of $525,000, payable in 15 annual installments beginning with the date of his retirement. If Mr. Lubertazzi should die prior to receiving all of the foregoing payments, the remaining payments will be made to his designated beneficiary. If Mr. Lubertazzi should die prior to his retirement date, the agreement provides that MSB will pay his designated beneficiary $525,000 over 15 years. If Mr. Lubertazzi remains employed by MSB but becomes disabled, the agreement provides that MSB will pay him $525,000 in 15 annual payments, commencing on his retirement date. If he voluntarily terminates his employment between ages 62 and 65, Mr. Lubertazzi will be entitled to receive $525,000 in 15 annual payments, commencing on his retirement date. No benefits will be paid under the agreement if Mr. Lubertazzi is terminated for intentional wrongdoing.

      The following table provides information concerning Mr. Lubertazzi's compensation by MSB during the past three years:

                          SUMMARY COMPENSATION TABLE


                                                                                   Long-Term Compensation
                                                                                   ----------------------
                                               Annual Compensation                         Awards
                               -------------------------------------------------           ------
                                                                                         Securities
Name and                                                                                 Underlying           All Other
Principal Position             Year        Salary($)      Bonus($)    Other($)(A)     Options/SARs (#)    Compensation($)(B)
------------------             ----        ---------      --------    -----------     ----------------    ------------------
Paul P. Lubertazzi .........   1997        $150,000       $15,000        $ --                --                $  6,261
  Chairman, President and      1996         140,000          --            --                --                   2,500
  Chief Executive Officer      1995         131,000         5,000          --                --                   2,500


--------------

(A) During the periods presented above, Mr. Lubertazzi did not receive perquisites (i.e., personal benefits) in excess of 10% of his reported salary and bonus.

(B) Compensation reported under this column for 1997 includes: (i) a contribution of $3,461 to MSB's 401(k) Plan, to match 1997 pre-tax elective deferral contributions (included under "Salary") made by Mr. Lubertazzi to such Plan and (ii) $2,800 paid by MSB as insurance premiums for Mr. Lubertazzi's benefit.

      Mr. O'Dowd received $2,450, $3,850 and $4,700 from MSB during 1995, 1996 and 1997, respectively, as directors' fees.

      The following table sets forth information regarding stock option exercises by Mr. Lubertazzi during the year ended December 31, 1997, including the aggregate value of gains on the date of exercise. On October 27, 1997, Mr. Lubertazzi exercised all outstanding options previously granted to him by MSB.

                AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION/SAR VALUES




                                                                                                               Value of
                              Common         Value realized            Number of Securities                   Unexercised
                              Shares         (Market Price            Underlying Unexercised                 In-the-Money
                             Acquired         on Exercise          Options/SARs at Year-End (#)       Options/SARs at Year-End ($)
                                on             Date Less          -----------------------------     --------------------------------
Name                       Exercise (#)    Exercise Price) ($)    Exercisable     Unexercisable     Exercisable       Unexercisable
----                       ------------    -------------------    -----------     -------------     -----------       -------------
Paul P. Lubertazzi ......    19,965            $ 289,293               --               --               --                --


ACCOUNTING TREATMENT OF THE MERGER

      Lakeland expects to account for the Merger under the pooling of interests method of accounting in accordance with generally accepted accounting principles. See "PRO FORMA COMBINED FINANCIAL INFORMATION" and "--Conditions to Consummation of the Merger."

RIGHTS OF DISSENTING SHAREHOLDERS

      Pursuant to Sections 17:9A-140 through 17:9A-145 of the Banking Act, holders of MSB Common Stock, who comply with applicable notice requirements and follow certain other procedures, will have the right to dissent from the Merger and be paid cash for the value of their shares of MSB Common Stock. In order for a holder of MSB Common Stock to perfect dissenters' rights, such holder must serve written notice of dissent from the Merger to MSB (addressed to the Office of Secretary, c/o Metropolitan State Bank, 166 Changebridge Road, Montville, New Jersey 07045-0425) not later than the third day prior to the date of the Meeting and must not vote to approve the Merger at the Meeting. In addition, within 30 days after the Effective Time, each dissenting shareholder must make a written request to the Surviving Bank for the value of his or her shares. The Board of Directors of the Surviving Bank may, within 10 days after its receipt of such request, offer to pay to such shareholder for his or her shares of MSB Common Stock a sum determined in accordance with the applicable provisions of Sections 17:9A-140 thorough 17:9A-142 of the Banking Act. The value of such shareholder's shares will be determined as of the Effective Time.

      If the valuation fixed by the Board of Directors of the Surviving Bank is not satisfactory to a dissenting shareholder who has requested payment in accordance with the procedures described above, such shareholder may, within three weeks after the receipt of the Surviving Bank's offer of payment, institute an action in New Jersey Superior Court for the appointment of a board of three appraisers to determine the value of his or her shares of MSB Common Stock as of the Effective Time. Such appraisers will determine the value of the shares of any dissenting shareholder who rejects the offer of payment made by the Surviving Bank. Upon conclusion of their deliberations, the appraisers must file in the Superior Court a report and appraisal of the value of the shares of MSB Common Stock and must mail a copy of such report to the Surviving Bank and to each dissenting shareholder who is a party to the proceeding. The Surviving Bank and each such dissenting shareholder will have 10 days after the filing of the report and appraisal within which to object in the Superior Court. In the absence of any objections, the report and appraisal will be binding upon the Surviving Bank and upon such dissenting shareholders.

      A copy of Sections 17:9A-140 through 17:9A-145 of the Banking Act is annexed to this Proxy Statement--Prospectus as Appendix C. Any deviations from such procedures may result in the forfeiture of dissenters' rights. Accordingly, holders of MSB Common Stock wishing to dissent from the Merger Agreement are urged to carefully read Appendix C and to consult with their own legal advisors.

                   PRO FORMA COMBINED FINANCIAL INFORMATION

      The following unaudited pro forma financial information takes into account Lakeland's pending acquisition of MSB. The Merger pursuant to which Lakeland will acquire MSB is intended to be accounted for as a pooling of interests. Under the pooling of interests method of accounting, Lakeland's consolidated financial statements will be retroactively adjusted after the Merger to combine the consolidated results of operations of Lakeland and MSB for periods prior to the Effective Time.

      The following unaudited Pro Forma Combined Condensed Balance Sheet of Lakeland and MSB at September 30, 1997 gives effect to the Merger as if it had been consummated on such date, based on certain adjustments described therein.

      This Proxy Statement-Prospectus also presents unaudited Pro Forma Combined Condensed Statements of Income, covering (i) the nine months ended September 30, 1997 (the "1997 Interim Pro Forma Statement"), (ii) the nine months ended September 30, 1996 (the "1996 Interim Pro Forma Statement"), (iii) the year ended December 31, 1996 (the "1996 Pro Forma Statement"), (iv) the year ended December 31, 1995 (the "1995 Pro Forma Statement") and (v) the year ended December 31, 1994 (the "1994 Pro Forma Statement"). These unaudited Pro Forma Combined Condensed Statements of Income reflect the following:

     o The 1997 Interim Pro Forma Statement gives effect to the Merger as if such transaction had occurred on January 1, 1997. The 1997 Interim Pro Forma Statement combines the results of operations of (i) Lakeland for the nine months ended September 30, 1997 and (ii) MSB for the nine months ended September 30, 1997, subject to the adjustments described therein.

     o The 1996 Interim Pro Forma Statement gives effect to the Merger as if such transaction had occurred on January 1, 1996. The 1996 Interim Pro Forma Statement combines the results of operations of (i) Lakeland for the nine months ended September 30, 1996 and (ii) MSB for the nine months ended September 30, 1996, subject to the adjustments described therein.

     o The 1996 Pro Forma Statement, the 1995 Pro Forma Statement and the 1994 Pro Forma Statement give effect to the Merger as if such transaction had occurred on January 1, 1996, January 1, 1995 and January 1, 1994, respectively, and combine the results of operations of Lakeland and MSB for the years ended December 31, 1996, December 31, 1995 and December 31, 1994, respectively, subject to the adjustments described therein.

      The unaudited pro forma information presented herein has been prepared by Lakeland management based upon the historical financial statements and related notes thereto of Lakeland and MSB included herein or incorporated herein by reference. The unaudited pro forma information should be read in conjunction with such historical financial statements and notes. The Pro Forma Combined Condensed Statements of Income are not necessarily indicative of the results of operations which would have been achieved had the Merger been consummated as of the beginning of such periods for which such data are presented and should not be construed as being representative of future periods.

      These Pro Forma Combined Financial Statements assume an Exchange Number of 0.953, which has been calculated by using $27.50, the closing bid price of a share of Lakeland Common Stock on _________, 1998, as the Market Value of the Lakeland Common Stock. The Market Value of the Lakeland Common Stock at the time the Exchange Number is actually determined may be higher or lower than $27.50. See "THE MERGER - Conversion of MSB's Shares".

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1997
                                  (UNAUDITED)


                                   LAKELAND     METROPOLITAN                       PRO
                                 (HISTORICAL)   (HISTORICAL)  ADJUSTMENTS(1)(3)   FORMA
                                 ------------   ------------  -----------------  -------
                                                      (in thousands)

ASSETS:
Cash and due from banks........    $20,737         $6,105                        $26,842
Federal funds sold.............      3,500          8,275                         11,775
Securities available for sale,
  at estimated fair value......     78,914         23,930                        102,844
Securities held to maturity         49,973          5,969                         55,942
Loans, net.....................    230,355         46,260                        276,615
Premises and equipment.........     11,364          2,515                         13,879
Accrued interest receivable          3,391            587                          3,978
Other assets...................        965            787                          1,752
                                  --------       --------                       --------
   Total assets................   $399,199        $94,428                       $493,627
                                  ========        =======                       ========

LIABILITIES AND SHAREHOLDERS'
EQUITY:
LIABILITIES
Deposits.......................   $357,904        $81,914                       $439,818
Other Liabilities..............      1,025          5,159
                                 ---------        -------                          6,184
     Total liabilities.........   $358,929        $87,073                       $446,002
                                 =========        =======                       ========

SHAREHOLDERS' EQUITY
Common Stock...................      8,904          3,395       $ (3,395)         10,522
                                                                   1,618
Surplus........................     23,641          3,329          1,777          28,747
Retained earnings..............      5,883            608                          6,491
Unrealized gain on securities
  available for sale, net......      1,842             23

                                                                                   1,865

Total shareholders' equity.....     40,270          7,355                         47,625
                                  --------        -------                       --------
 Total liabilities and
  shareholders' equity.........   $399,199        $94,428                       $493,627
                                  ========        =======                       ========

----------
(1) Historical and pro forma common stock outstanding as of September 30, 1997 were as follows:


                                   LAKELAND     METROPOLITAN                       PRO
                                 (HISTORICAL)   (HISTORICAL)    ADJUSTMENTS(3)    FORMA
                                 ------------   ------------  -----------------  -------
                                      (in thousands, except share amounts)
Common Stock Lakeland..........    $ 8,904                                        $8,904
Common Stock MSB...............                     3,395         (3,395)
   Common shares outstanding       679,047
   Common shares times ........
         Exchange Number(2)....    647,132                         1,618           1,618
                                   -------        -------        -------        --------
Total..........................                                                  $10,522
                                                                                ========

----------
(2) Represents the common shares outstanding of MSB multiplied by an assumed Exchange Number of 0.953.

(3) Subsequent to September 30, 1997, members of MSB's management exercised options covering 32,821 shares of MSB Common Stock which would result in an additional 31,278 shares of Lakeland Common Stock being issued in the Merger. These additional shares are not included in the share information presented in these Pro Forma Combined Financial Statements.

               PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                     NINE MONTHS ENDED SEPTEMBER 30, 1997
                                 (UNAUDITED)


                                               LAKELAND         MSB
                                             (HISTORICAL)   (HISTORICAL)  ADJUSTMENT   PRO FORMA
                                             ------------   ------------  ----------   ---------
                                                (Dollars in thousands, except per share data)

INTEREST INCOME:
  Loans and fees ..........................    $14,311         $ 3,066                  $17,377
  Federal funds sold ......................        525             195                      720
  Investment securities ...................      5,453           1,198                    6,651
                                               -------         -------                  -------
     Total interest income ................    $20,289         $ 4,459                  $24,748
                                               =======         =======                  =======
INTEREST EXPENSE:
  Deposits ................................      7,860           1,652                    9,512
  Borrowed money ..........................         10             104                      114
                                               -------         -------                  -------
     Total interest expense ...............      7,870           1,756                    9,626
                                               -------         -------                  -------
     Net interest income ..................     12,419           2,703                   15,122

PROVISION FOR POSSIBLE LOAN
  LOSSES ..................................        157             134                      291
                                               -------         -------                  -------
   Net interest income after provision
     for possible loan losses .............     12,262           2,569                   14,831
  Other income ............................      1,785             404                    2,189
  Other expenses ..........................      8,123           2,270                   10,393
                                               -------         -------                  -------

    INCOME BEFORE INCOME TAXES ............      5,924             703                    6,627
INCOME TAXES ..............................      2,022             161                    2,183
                                                ------         -------                   ------
NET INCOME ................................     $3,902         $   542                   $4,444
                                                ======         =======                   ======

Per Share Data:
Net income per common share.. .............     $ 1.10         $   .80                   $ 1.06
Average number of common shares ...........  3,555,003         679,047     (31,915)   4,202,135

               PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                     NINE MONTHS ENDED SEPTEMBER 30, 1996
                                 (UNAUDITED)


                                               LAKELAND         MSB
                                             (HISTORICAL)   (HISTORICAL)  ADJUSTMENT   PRO FORMA
                                             ------------   ------------  ----------   ---------
                                                (Dollars in thousands, except per share data)

INTEREST INCOME:
  Loans and fees ..........................    $13,086         $ 2,677                  $15,763
  Federal funds sold ......................        402             179                      581
  Investment securities ...................      5,474             987                    6,461
                                               -------         -------                  -------
     Total interest income ................    $18,962         $ 3,843                  $22,805
                                               =======         =======                  =======

INTEREST EXPENSE:
  Deposits ................................      7,248           1,432                    8,680
  Borrowed money ..........................         --             128                      128
                                               -------         -------                  -------
     Total interest expense ...............      7,248           1,560                    8,808
                                               -------         -------                  -------
     Net interest income ..................     11,714           2,283                   13,997

PROVISION FOR POSSIBLE LOAN
  LOSSES ..................................        169             154                      323
                                               -------         -------                  -------
   Net interest income after provision
     for possible loan losses .............     11,545           2,129                   13,674
  Other income ............................      1,581             329                    1,910
  Other expenses ..........................      7,225           2,149                    9,374
                                               -------         -------                  -------

    INCOME BEFORE INCOME TAXES ............      5,901             309                    6,210
INCOME TAXES ..............................      2,021              51                    2,072
                                                ------         -------                   ------
NET INCOME ................................     $3,880         $   258                   $4,138
                                                ======         =======                   ======

Per Share Data:
Net income per common share.. .............     $ 1.11         $   .38                   $ 1.00
Average number of common shares ...........  3,503,985         679,047     (31,915)   4,151,117

               PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 31, 1996
                                 (UNAUDITED)


                                               LAKELAND         MSB
                                             (HISTORICAL)   (HISTORICAL)  ADJUSTMENT   PRO FORMA
                                             ------------   ------------  ----------   ---------
                                                (Dollars in thousands, except per share data)

INTEREST INCOME:
  Loans and fees ..........................    $17,790         $ 3,633                  $21,423
  Federal funds sold ......................        488             253                      741
  Investment securities ...................      7,197           1,351                    8,548
                                               -------         -------                  -------
     Total interest income ................    $25,475         $ 5,237                  $30,712
                                               =======         =======                  =======

INTEREST EXPENSE:
  Deposits ................................      9,696           1,918                   11,614
  Borrowed money ..........................         --             174                      174
                                               -------         -------                  -------
     Total interest expense ...............      9,696           2,092                   11,788
                                               -------         -------                  -------
     Net interest income ..................     15,779           3,145                   18,924

PROVISION FOR POSSIBLE LOAN
  LOSSES ..................................        534             374                      908
                                               -------         -------                  -------
   Net interest income after provision
     for possible loan losses .............     15,245           2,771                   18,016
  Other income ............................      2,234             457                    2,691
  Other expenses ..........................      9,784           2,908                   12,692
                                               -------         -------                  -------

    INCOME BEFORE INCOME TAXES ............      7,695             320                    8,015
INCOME TAXES ..............................      2,634              31                    2,665
                                                ------         -------                   ------
NET INCOME ................................     $5,061         $   289                   $5,350
                                                ======         =======                   ======

Per Share Data:
Net income per common share.. .............     $ 1.44         $   .43                   $ 1.29
Average number of common shares ...........  3,513,088         679,047     (31,915)   4,160,220

               PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 31, 1995
                                 (UNAUDITED)


                                               LAKELAND         MSB
                                             (HISTORICAL)   (HISTORICAL)  ADJUSTMENT   PRO FORMA
                                             ------------   ------------  ----------   ---------
                                                (Dollars in thousands, except per share data)

INTEREST INCOME:
  Loans and fees ..........................    $15,917         $ 3,767                  $19,684
  Federal funds sold ......................        556             152                      708
  Investment securities ...................      7,375           1,189                    8,564
                                               -------         -------                  -------
     Total interest income ................    $23,848         $ 5,108                  $28,956
                                               =======         =======                  =======

INTEREST EXPENSE:
  Deposits ................................      9,101           1,903                   11,004
  Borrowed money ..........................         13             227                      240
                                               -------         -------                  -------
     Total interest expense ...............      9,114           2,130                   11,244
                                               -------         -------                  -------
     Net interest income ..................     14,734           2,978                   17,712

PROVISION FOR POSSIBLE LOAN
  LOSSES ..................................        129             228                      357
                                               -------         -------                  -------
   Net interest income after provision
     for possible loan losses .............     14,605           2,750                   17,355
  Other income ............................      1,983             452                    2,435
  Other interest expenses .................      9,505           2,696                   12,201
                                               -------         -------                  -------

    INCOME BEFORE INCOME TAXES ............      7,083             506                    7,589
INCOME TAXES ..............................      2,287              65                    2,352
                                                ------         -------                   ------
NET INCOME ................................     $4,796         $   441                   $5,237
                                                ======         =======                   ======

Per Share Data:
Net income per common share.. .............     $ 1.39         $   .70                   $ 1.29
Average number of common shares ...........  3,454,682         632,748     (29,739)   4,057,691

               PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 31, 1994
                                 (UNAUDITED)


                                               LAKELAND         MSB
                                             (HISTORICAL)   (HISTORICAL)  ADJUSTMENT   PRO FORMA
                                             ------------   ------------  ----------   ---------
                                                (Dollars in thousands, except per share data)

INTEREST INCOME:
  Loans and fees ..........................    $13,752         $ 3,503                  $17,255
  Federal funds sold ......................        326             136                      462
  Investment securities ...................      8,106             874                    8,980
                                               -------         -------                  -------
     Total interest income ................    $22,184         $ 4,513                  $26,697
                                               =======         =======                  =======

INTEREST EXPENSE:
  Deposits ................................      7,604           1,578                    9,182
  Borrowed money ..........................          3             111                      114
                                               -------         -------                  -------
     Total interest expense ...............      7,607           1,689                    9,296
                                               -------         -------                  -------
     Net interest income ..................     14,577           2,824                   17,401

PROVISION FOR POSSIBLE LOAN
  LOSSES ..................................        225             345                      570
                                               -------         -------                  -------
   Net interest income after provision
     for possible loan losses .............     14,352           2,479                   16,831
  Other income ............................      1,912             313                    2,225
  Other expenses ..........................      9,258           2,308                   11,566
                                               -------         -------                  -------

    INCOME BEFORE INCOME TAXES ............      7,006             484                    7,490
INCOME TAXES ..............................      2,175              57                    2,232
                                                ------         -------                   ------
NET INCOME ................................     $4,831         $   427                   $5,258
                                                ======         =======                   ======

Per Share Data:
Net income per common share.. .............     $ 1.41         $   .69                   $ 1.31
Average number of common shares ...........  3,419,617         622,031     (29,235)   4,012,413

                                 BUSINESS OF MSB

GENERAL

      Metropolitan State Bank ("MSB") is a New Jersey chartered bank incorporated in 1987. At September 30, 1997, MSB had assets, deposits and shareholders' equity of $94.4 million, $81.9 million and $7.4 million, respectively.

      MSB is a full-service commercial bank headquartered in Montville, New Jersey, with an additional branch in Fairfield, New Jersey. It offers a full range of banking services for individuals and businesses generally provided by community commercial banks of similar asset size. Such services include demand deposit, savings and individual retirement accounts, Christmas Clubs, safe deposit boxes, home equity loans and lines of credit, home improvement loans, automobile loans and personal loans. MSB also offers VISA(TM) credit cards and overdraft protection. Automated teller machines (MAC(TM), Plus(R), and Honor(TM) networks) are located at both banking offices.

      MSB is also engaged in the financing of local business and industry, providing secured and unsecured credit facilities for smaller businesses, typically having annual sales of between $1 million and $5 million. Commercial loan customers of MSB are businesses ranging from manufacturing and local wholesale and distribution companies to small to medium-sized professional and service firms and retail businesses. Commercial credit facilities include secured and unsecured working capital lines of credit, term loans for fixed asset acquisitions, commercial mortgages and other forms of asset-based financing. MSB also originates loans under guarantee programs offered by certain federal government agencies such as the U.S. Small Business Administration and the U.S. Department of Agriculture, Business and Industrial Development Program.

      Deposits of MSB are insured up to $100,000 per depositor by the Bank Insurance Fund administered by the FDIC.

      MSB had approximately 37 employees as of September 30, 1997. Its principal executive office is located at 166 Changebridge Road, Montville, New Jersey 07045, telephone number (973) 882-0800.

COMPETITION

      Competition in the banking and financial services industry in MSB's market area is intense. MSB competes actively with national and state chartered banks and other financial institutions including savings and loans associations, mutual savings banks and credit unions, most of which have assets, capital and lending limits greater than MSB. In addition, MSB faces competition from less heavily regulated entities such as brokerage institutions, money management firms, consumer finance, credit card and insurance companies and various other types of financial service companies.

      Management believes that MSB's opportunities prevail in servicing the deposit and lending requirements of local businesses often ignored by larger financial institutions. The relative size of such customers, in management's opinion, often inhibits close attention to their needs by the larger financial institutions. In competing with these institutions, management believes that a competitive advantage is realized by offering innovative products and a high degree of personalized service through its knowledge of the primary service areas of its customers.

SUPERVISION AND REGULATION

      As a state commercial bank, MSB is subject to the regulation, supervision and regular examination by the Commissioner of Banking and Insurance of the State of New Jersey (the "Commissioner") and the FDIC. The approval of the Commissioner and the FDIC is required for the establishment of any additional bank offices.

      MSB is not a member of the Federal Reserve System. However, MSB is subject to numerous federal, state and local laws regulating the extension of credit, credit practices, the disclosure of credit terms and discrimination in credit transactions.

      As a consequence of the extensive regulation of banking activities in the United States, MSB's business is particularly susceptible to being affected by federal and state legislation and regulations, which may affect the cost of its doing business.

LEGAL PROCEEDINGS

      MSB is involved in legal proceedings from time to time, ordinarily in connection with loan collection matters. Management of MSB does not believe that any pending legal proceedings will have a material adverse effect upon MSB's results of operations or financial condition.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF MSB'S
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      In addition to historical information, this discussion and analysis contains forward-looking statements. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements, including changes in general economic conditions in MSB's market area, unanticipated occurrences impacting borrowers of MSB, regulatory developments affecting the banking industry generally or MSB specifically, unanticipated changes in the interest rate environment or other factors affecting MSB's loan and/or investment securities portfolios. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of this Proxy Statement-Prospectus. MSB undertakes no obligation to publicly review or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

      The following discussion and analysis of MSB's consolidated financial condition and consolidated results of operations should be read in conjunction with MSB's consolidated financial statements and the accompanying notes presented elsewhere herein. See "INDEX TO MSB'S CONSOLIDATED FINANCIAL STATEMENTS."

OVERVIEW

      MSB's net income increased by $284,000, or 110%, to $542,000 for the nine months ended September 30, 1997 compared to $258,000 for the nine months ended September 30, 1996. Net income per share increased to $.80 per share for the nine months ended September 30, 1997 compared to $.38 for the nine months ended September 30, 1996. MSB's total assets grew to $94.4 million as of September 30, 1997 as compared to $80.2 million at December 31, 1996.

      Net income decreased to $289,000 for the year ended December 31, 1996, from $441,000 for the year ended December 31, 1995. Net income per share decreased to $.43 per share for the year ended December 31, 1996, as compared to $.70 per share for the year ended December 31, 1995. Increases in net interest income, derived primarily from average volume increases in MSB's securities portfolio and loan portfolio, were offset by increases in the provision for loan losses and other expenses. Net income and net income per share for the year ended December 31, 1994 was $427,000 and $.69, respectively. MSB's total assets grew to $80.2 million, an increase of $3.8 million, or 4.91%, as compared to $76.4 million at December 31, 1995.

      Return on average assets and average shareholders' equity for the nine months ended September 30, 1997 were .86% and 10.38%, respectively, compared to
 .46% and 5.23%, respectively, for the nine months ended September 30, 1996.

      Return on average assets and average shareholders' equity was .38% and 4.37%, respectively, for 1996, compared to .62% and 7.05%, respectively, for 1995 and .65% and 7.90%, respectively, for 1994. The decrease in the return on average shareholders' equity in 1996 reflects an increase in salary and benefits associated with a full year's expenses at MSB's new main office and an increase in the provision for possible loan losses.

      Gross loans increased by $4.3 million from December 31, 1996 to $46.9 million at September 30, 1997. Gross loans increased $1.3 million, or 3.03%, from $41.3 million at December 31, 1995 to $42.6 million at December 31, 1996. These increases were primarily due to commercial loan and real estate loan increases.

      Investment securities increased by $5.7 million, or 23.5%, from December 31, 1996 to September 30, 1997. Investment securities increased $6.6 million, or 37.6%, from $17.5 million at December 31, 1995 to $24.1 million at December 31, 1996. The increase in investment securities was generated by an increase in deposits of $5.6 million. The investment securities contained net unrealized losses of $104,000 at December 31, 1996, a decrease of $201,000 from the net unrealized gain of $97,000 in the portfolio at December 31, 1995.

RESULTS OF OPERATIONS

INTEREST INCOME

      Interest income increased $616,000, or 16.0%, to $4.5 million for the nine months ended September 30, 1997, as compared to $3.8 million for the nine months ended September 30, 1996. This increase was primarily due to an increase in the average balance of interest earning assets from $68.0 million for the nine months ended September 30, 1996 to $76.5 million for the nine months ended September 30, 1997. Interest income increased by $129,000, or 2.5%, to $5.2 million for the year ended December 31, 1996, primarily as a result of an increase in the average balance of interest earning assets from $67.0 million for the year ended December 31, 1995 to $68.6 million for the year ended December 31, 1996. Interest income increased by $595,000, or 13.2%, to $5.1 million for the year ended December 31, 1995, primarily as a result of an increase in the average balance of interest earning assets from $61.1 million in 1994 to $67.0 million in 1995.

      Interest income on loans increased $389,000 to $3.1 million for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996. The increase in interest income on loans for the first nine months of 1997 was attributable to an increase of $4.3 million in the average balance and an increase of 32 basis points in the average yield as compared to the same period in 1996. The average balance increased during this period primarily as a result of the addition of two loan officers and more aggressive marketing efforts by MSB during 1997. The increase in the average yield reflects a change in the mix, as the ratio of commercial loans outstanding to total loans outstanding increased. Interest income on loans decreased $134,000 to $3.6 million for the year ended December 31, 1996 (as compared with the prior year) as a result of a $1.4 million decrease in the average balance and a slight decrease in average interest rates. The decrease in the average balance is primarily attributable to MSB's efforts during 1995 to improve the quality of its loan portfolio by writing off and working out problem loans. The decrease in average interest rates reflects a moderate decrease in market rates of interest. Interest income on loans increased $264,000 to $3.8 million in 1995 as the average yield on loans increased 72 basis points even though average balances decreased $524,000 from 1994 to 1995. The decrease in the average balance was the result of MSB's efforts to improve the quality of its loan portfolio. The increased yield reflects more aggressive pricing by MSB.

      Interest income on taxable investment securities increased $174,000, or 21.4%, to $987,000 for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996, due to a $3.1 million increase in the average balance. The increase in the average balance reflects MSB's increased sources of funds due to the growth of MSB's deposit base and an increase in its net income, without the payment of dividends. Interest income on taxable investment securities increased $271,000, or 31.9%, to $1.1 million in 1996 from $849,000 in 1995, primarily due to a 102 basis point increase in the average yield on taxable investment securities. The increase in the average yield reflects a change in the mix of the portfolio to higher yielding securities. Interest income on taxable investment securities increased $330,000, or 63.6%, to $849,000 in 1995 from $519,000 in 1994, due to a $8.2 million, or 108.5%, increase in the average balance of these securities. The increase in the average balance reflects the opening by MSB of its new building in June 1995, which resulted in an increase in deposit volume. The average yield on taxable investment securities decreased in 1995 to 5.37% from 6.84% in 1994.

      Interest income on tax exempt investment securities increased $31,000 to $204,000 for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996 due primarily to a $775,000 increase in the average balance of these securities. The increase in the average balance reflects the above-mentioned increase in MSB's sources of funds. Interest income on tax exempt securities decreased by $114,000, or 33.5%, to $226,000 in 1996 from $340,000 in 1995, due to a 117 basis point decline in average yield and a decrease of $963,000 in the average balance to $5.2 million in 1996 from $6.2 million in 1995. The decrease in the average balance reflects MSB's sales of higher yielding securities and investment in taxable securities. Interest income on tax exempt securities decreased $15,000, or 4.2%, to $340,000 in 1995 from $355,000 in 1994, due to a $991,000 decrease in the average balance, which was partially offset by a 55 basis point increase in the average yield.

      Interest income on federal funds sold increased $16,000 to $195,000 for the nine months ended September 30, 1997 as compared to the nine months ended September 30, 1996, primarily due to increased average rates from 5.23% in 1996 to 5.39% in 1997. Interest income on federal funds sold increased by $101,000, or 66.5%, to $253,000 in 1996 from $152,000 in 1995, due primarily to an increase in the average balance of $2.2 million, or 81.8%, to $4.9 million in 1996 from $2.7 million in 1995. The increase in the average balance from 1995 to 1996 reflects an increase in deposits as a result of the opening of MSB's new building in June 1995, and MBS's decision to maintain liquidity by investing in federal funds. Interest income on federal funds sold increased $16,000, or 11.8%, to $152,000 in 1995 from $136,000 in 1994, due to a 184 basis point increase in the average yield, which resulted from higher short term market interest rates.

INTEREST EXPENSE

      Interest paid on deposits increased $220,000 to $1.7 million for the nine months ended September 30, 1997 compared to $1.4 million for the same period in 1996. This increase is attributable to an aggregate increase of $7.0 million in average balances for all interest-bearing deposit types. That volume increase, in turn, included an increase in the average balance of time deposits of $3.0 million and an increase in the average balance of interest-bearing demand deposits of $2.9 million. The average balance of MSB's deposits increased primarily as a result of the opening of MSB's new building in June 1995, which provided it with an improved physical presence that assisted MSB in attracting additional deposits.

      Interest paid on deposits remained relatively stable between 1995 and 1996 at $1.9 million. While the aggregate average balances of interest bearing deposits increased $2.2 million during 1996, the average rate paid on those deposits decreased by 14 basis points, due to a declining rate environment. The increase in the average balance included a $952,000 increase in the average volume of time deposits and a $1.5 million increase in the average balance of savings deposits. These increases in average balances reflects a full year of MSB's operations at its new building.

      Interest paid on deposits during 1995 increased $325,000 to $1.9 million from $1.6 million in 1994. While the aggregate average balance of interest bearing deposits increased by only $754,000, or 1.6%, during 1995, the average rate paid on those deposits increased 62 basis points, due primarily to an increasing interest rate environment which prevailed during the first half of 1995 and a migration of deposits from savings accounts to higher cost time deposits. During 1995, the average balance of time deposits increased $2.6 million and the average rate paid on time deposits increased by 98 basis points. The increase in the average balance of interest bearing time deposits was partially offset by a $458,000 decrease in the average balance of savings deposits and a $1.4 million decrease in the average balance of interest bearing demand deposits.

      Interest expense on borrowed funds decreased $24,000 to $104,000 for the nine months ended September 30, 1997 as average balances decreased $867,000. Interest paid on borrowed funds decreased by $53,000 from 1995 to 1996 and increased by $116,000 to $227,000 in 1995 from $111,000 in 1994. Average borrowed funds decreased by $1.3 million from $5.1 million in 1995 to $3.8 million in 1996 and increased by $1.9 million in 1995 from $3.1 million in 1994. The average yield increased by 93 basis points in 1995 to 4.49% from 3.56% in 1994 and increased by 15 basis points to 4.64% in 1996.

NET INTEREST INCOME

      Net interest income, typically the largest component of MSB's income, is the difference between interest and fees earned on loans and other interest earning assets, and interest paid on deposits and other funding sources. The following tables reflect the components of MSB's net interest income, setting forth for the periods presented herein (1) average assets, liabilities and shareholders' equity, (2) interest income earned on interest earning assets and interest expense paid on interest bearing liabilities, (3) average yields earned on interest earning assets and average rates paid on interest bearing liabilities, (4) MSB's net interest spread (i.e., the average yield on interest earning assets less the average cost of interest bearing liabilities) and (5) MSB's net yield on interest earning assets.


                                                                   Nine Months Ended September 30,
                                               ------------------------------------------------------------------------
                                                              1997                               1996
                                               ----------------------------------   -----------------------------------
                                                            Interest     Average                Interest     Average
                                               Average       Income/     Interest    Average     Income/    Interest(2)
                                               Balance      Expense(1)   Rate(2)     Balance    Expense(1)     Rate

                                                                       (Dollars in thousands)
ASSETS:
Interest-Earning Assets:
  Loans (net of unearned income)(3)........   $ 45,165       $ 3,066      9.05%      $ 40,879     $ 2,677      8.73%
  Taxable securities.......................     20,241           987      6.50%        17,153         813      6.32%
  Tax-exempt securities....................      6,121           204      4.44%         5,346         173      4.31%
  Interest-bearing deposits................        195             7      4.79%            51           1      2.61%
  Federal funds sold.......................      4,825           195      5.39%        4 ,560         179      5.23%
                                              --------       -------      ----       --------     -------      ----
       Total interest-earning assets.......     76,547         4,459      7.77%        67,989       3,843      7.54%
                                              --------       -------      ----       --------     -------      ----
Allowance for possible loan losses.........       (631)                                  (565)
Noninterest-earning assets.................      8,454                                  7,821
                                              --------                               --------
       Total assets........................   $ 84,370                               $ 75,245
                                              ========                               ========

LIABILITIES AND SHAREHOLDERS'
EQUITY:
Interest-Bearing Liabilities:
  Demand deposits..........................   $ 20,647       $   391      2.52%      $ 17,742     $   335      2.52%
  Savings deposits.........................      9,767           186      2.54%         8,621         163      2.52%
  Time deposits............................     26,619         1,075      5.38%        23,636         934      5.27%
  Total borrowed funds.....................      2,887           104      4.80%         3,754         128      4.55%
                                              --------       -------      ----       --------     -------      ----
       Total-interest-bearing
         liabilities.......................     59,920         1,756      3.91%        53,753       1,560      3.87%
                                              --------       -------      ----       --------     -------      ----
Non-Interest Bearing Liabilities:
  Demand deposits..........................     16,856                                 14,556
  Other liabilities........................        632                                    358
  Shareholders' equity.....................      6,962                                  6,578
                                              --------                               --------
       Total liabilities and
         shareholders' equity..............   $ 84,370                               $ 75,245
                                              ========                               ========

Net interest income; net interest spread...                  $ 2,703      3.86%                   $ 2,283      3.67%
                                                             =======      ----                    =======      ====
Net yield on interest-earning assets.......                               4.71%                                4.48%
                                                                          ====                                 ====
Ratio of average interest-earning
  assets to average interest-bearing
  liabilities..............................                             127.75%                               126.48%
                                                                        ======                                ======

--------------------
(1)  Includes loan fees, which are not material.
(2) Percentages have been annualized for purposes of comparability with year-end data.
(3) Includes non-accruing loans, which have the effect of reducing the average rates earned on MSB's loan portfolio.



                                                                   YEAR ENDED DECEMBER 31,
                                  --------------------------------------------------------------------------------------------
                                             1996                           1995                            1994
                                  ----------------------------   -----------------------------   -----------------------------
                                           Interest   Average             Interest    Average             Interest    Average
                                  Average   Income/   Interest   Average   Income/    Interest   Average   Income/    Interest
                                  Balance  Expense(1)   Rate     Balance  Expense(1)    Rate     Balance   Expense(1)   Rate
                                  -------  ---------- --------   -------  ----------  --------   -------  ----------- --------
                                                                    (Dollars in thousands)
ASSETS:
Interest-Earning Assets:
  Loans (net of unearned
    unearned income)(2) ......... $40,930    $3,633     8.88%    $42,305    $3,767      8.90%     $42,829    $3,503     8.18%
  Taxable securities ............  17,525     1,120     6.39%     15,822       849      5.37%       7,588       519     6.84%
  Tax-exempt securities .........   5,224       226     4.33%      6,187       340      5.50%       7,178       355     4.95%
  Interest-bearing deposits .....      86         5     5.81%          0         0      0.00%           0         0     0.00%
  Federal funds sold ............   4,853       253     5.21%      2,670       152      5.69%       3,532       136     3.85%
                                  -------    ------     ----     -------    ------     -----      -------     -----     ----
      Total interest-earning
        assets ..................  68,618     5,237     7.63%     66,984     5,108      7.63%      61,127     4,513     7.38%
                                  -------    ------     ----     -------    ------     -----      -------     -----     ----
Allowance for possible
  loan losses ...................    (583)                          (533)                            (507)
Noninterest-earning assets ......   7,898                          4,627                            5,476
                                  -------                        -------                          -------
       Total assets ............. $75,933                        $71,078                          $66,096
                                  =======                        =======                          =======

LIABILITIES AND
 SHAREHOLDERS' EQUITY:
Interest-Bearing
 Liabilities:
  Demand deposits ............... $17,991    $  453     2.52%    $18,318    $  493      2.69%     $19,722    $  485     2.46%
  Savings deposits ..............   8,729       221     2.53%      7,189       190      2.64%       7,647       209     2.73%
  Time deposits .................  23,562     1,244     5.28%     22,610     1,220      5.40%      19,994       884     4.42%
  Total borrowed funds ..........   3,750       174     4.63%      5,054       227      4.49%       3,119       111     3.56%
                                  -------    ------     ----     -------    ------     -----      -------     -----     ----
       Total interest-bearing
         liabilities ............  54,032     2,092     3.87%     53,171     2,130      4.01%      50,482     1,689     3.35%
                                  -------    ------     ----     -------    ------     -----      -------     -----     ----
Non-Interest Bearing
  Liabilities:
Demand deposits .................  14,896                         11,288                            9,892
Other liabilities ...............     386                            367                              319
Shareholders' equity ............   6,619                          6,252                            5,403
                                  -------                        -------                          -------
        Total liabilities
          and shareholders'
          equity ................ $75,933                        $71,078        `                 $66,096
                                  =======                        =======                          =======
Net interest income; net
  interest spread ...............           $ 3,145     3.76%              $ 2,978      3.62%                $2,824     4.03%
                                            =======     ====               =======      ====                 ======     ====
Net yield on interest-earning
  assets ........................                       4.58%                           4.45%                           4.62%
                                                        ====                            ====                            ====


Ratio of average interest-
  earning  assets to average
  interest-bearing liabilities ..                     127.00%                         125.98%                         121.09%
                                                      ======                          ======                          ======

--------------------
(1) Includes loan fees, which are not material.

(2) Includes non-accruing loans, which have the effect of reducing the average rates earned on MSB's loan portfolio.

      Volume/Rate Analysis

      The following table analyzes net interest income in terms of changes in the volume of interest earning assets and interest bearing liabilities and changes in yields and rates. The table reflects the extent to which changes in MSB's interest income and interest expense are attributable to changes in volume (changes in volume multiplied by the prior period's rate) and changes in rate (changes in rate multiplied by the prior period's volume). Changes attributable to the combined impact of volume and rate have been allocated proportionately to changes due to volume and changes due to rate.




                                      NINE MONTHS ENDED
                                      SEPTEMBER 30, 1997
                                       COMPARED WITH NINE
                                          MONTHS ENDED
                                       SEPTEMBER 30, 1996          1996 COMPARED TO 1995            1995 COMPARED TO 1994
                                ----------------------------    ---------------------------     ----------------------------
                                                  Due to                         Due to                          Due to
                                  Total         Change in         Total        Change in          Total        Change in
                                Increase/    ---------------    Increase/   ----------------    Increase/    ---------------
                                (Decrease)   Volume     Rate    (Decrease)  Volume      Rate    (Decrease)   Volume     Rate
                                ----------   ------     ----    ----------  ------      ----    ----------   ------     ----
                                                              (Dollars in thousands)

Interest income:
Loans, net of unearned income..   $ 389      $ 281     $ 108      $(134)    $(122)     $ (12)     $ 264     $ (43)    $ 307
Taxable securities ............     174        147        27        271        92        179        330       563      (233)
Tax-exempt securities .........      31         25         6       (114)      (53)       (61)       (15)      (49)       34
Interest-bearing deposits .....       6          3         3          5         5          0          0         0         0
Federal funds sold ............      16         10         6        101       122        (21)        16       (33)       49
                                  -----      -----     -----      -----     -----      -----      -----     -----     -----
  Total interest
   earning assets .............     616        466       150        129        44         85        595       438       157
                                  -----      -----     -----      -----     -----      -----      -----     -----     -----

Interest expense:
  Demand deposits .............      56         56         0        (40)       (9)       (31)         8       (35)       43
  Savings deposits ............      23         22         1         31        41        (10)       (19)      (13)       (6)
  Time deposits ...............     141        119        22         24        52        (28)       336       116       220
  Other borrowings ............     (24)       (30)        6        (53)      (58)         5        116        70        46
                                  -----      -----     -----      -----     -----      -----      -----     -----     -----
    Total interest
      bearing liabilities......     196        167        29        (38)       26        (64)       441       138       303
                                  -----      -----     -----      -----     -----      -----      -----     -----     -----
Net change in  interest
income ........................   $ 420      $ 299     $ 121      $ 167     $  18      $ 149      $ 154     $ 300     $(146)
                                  =====      =====     =====      =====     =====      =====      =====     =====     =====


      Net interest income increased $420,000, or 18.4%, to $2.7 million for the first nine months of 1997 from $2.3 million for the same period in 1996, primarily as a result of an increase in the average balance of interest earning assets and a 19 basis point increase in the net interest spread. The annualized net interest spread increased from 3.67% to 3.86%. While the average yield on earning assets increased 23 basis points from 7.54% to 7.77%, the average rate paid on interest bearing liabilities increased 4 basis points from 3.87% to 3.91%.

      For the year ended December 31, 1996, net interest income increased $167,000 to $3.1 million from $3.0 million in 1995. This increase was attributable to an increase in the volume of average interest earning assets, a 14 basis point increase in the net interest spread and an increase of 13 basis points in the net yield on interest earning assets. For the year ended 1995, net interest income increased $154,000 to $3.0 million, from $2.8 million in 1994. This increase was also attributable to an increase in the average balance of interest earning assets, which was offset in substantial part by a 41 basis point decrease in the net interest spread and a 17 basis point decrease in the net yield on interest earning assets.

      PROVISION FOR POSSIBLE LOAN LOSSES

      The allowance for possible loan losses (the "ALL") is established to absorb the estimated credit losses within the loan portfolio. Additions to the allowance are made by means of charges against current earnings and from recoveries on loans previously charged to the allowance. The level of the allowance is determined by management and the Board of Directors of MSB in accordance with MSB's ALL Policy, which considers such elements as economic conditions, risk exposure, adequacy of collateral, historical losses and such other factors as are deemed to be relevant. The ALL Policy provides for the establishment and maintenance of a reserve, which is designed to fall within a range which is neither inadequate nor excessive in relation to credit risk. Specific reserves are allocated to those loans which bear an obvious potential for loss. General reserves are assigned to the balance of the loan portfolios at levels determined to be adequate based upon experience.

      During the first nine months of 1997, MSB provided $134,000 for the allowance and had net charge-offs of $58,000, for an increase of $76,000 to the allowance, leaving a balance of $661,000.

      During 1996, MSB provided $374,000 to the allowance and had net charge-offs of $349,000 for a $25,000 increase to the allowance, leaving a balance of $585,000. At December 31, 1995, the allowance stood at $560,000, a $13,000 increase from December 31, 1994, as MSB provided $228,000 to the allowance and had net charge offs of $215,000.

      Based on its ongoing loan review process, its collateral positions, and its loss and recovery experience, MSB believes that its allowance for loan losses at September 30, 1997, was adequate. The immediately preceding sentence constitutes a forward looking statement under the Private Securities Litigation Reform Act of 1995. While this belief constitutes management's reasoned judgement, actual results could differ from management's determination, as a result of a variety of factors, such as economic distress within MSB's primary marketing area and unanticipated financial problems for MSB's significant borrowers.

      At September 30, 1997, the allowance for loan losses as a percentage of total loans was 1.41%, as compared with 1.37%, 1.35%, and 1.23% at December 31, 1996, 1995, and 1994, respectively.

      OTHER INCOME

      Other income increased $75,000, or 22.8%, to $404,000 for the first nine months of 1997 from $329,000 for the same period in 1996. This increase was primarily the result of an increase of $46,000, or 19.7%, in service charges on deposits.

      Other income increased $5,000, or 1.1%, to $457,000 in 1996 from $452,000 in 1995. This increase was primarily attributable to an increase in demand deposit service charge income.

      Other income increased $139,000, or 44.4%, to $452,000 in 1995 from $313,000 in 1994. This increase was primarily attributable to an increase in service charges on deposits. The increase in service charges reflected the increased deposit base.

      OTHER EXPENSES

      Other expenses increased by $121,000, or 5.6%, to $2.3 million for the first nine months of 1997 from $2.1 million for the same period in 1996. Salaries and benefits increased by $161,000, or 14.6%, due to increased staffing levels and normal salary increases. Occupancy expense decreased by $8,000, or 5.3%. Other changes included advertising expense, which decreased $21,000, or 47.7%, and outside services, which increased $41,000, or 12.9%. Additionally, deposit and other insurance expense decreased $13,000, or 20.0%.

      Other expenses in 1996 increased $212,000, or 7.9%, over 1995. Salaries and benefits, the largest component of other expenses, increased by $197,000, or 15.4%, due to normal salary and benefit increases and the staff additions for a full year at MSB's new main office location opened in June 1995. Occupancy expense increased $15,000, or 8.1%. This was primarily the result of an increase of $34,000, or 117%, in building maintenance, which was a result of the harsh winter in 1996 compared to the mild winter in 1995, a $27,000, or 55.8%, increase in building depreciation, which was a result of a full year of occupancy in the new main office, and a decrease of $48,000, or 55.8%, in building rental, which was the result of the relocation from rental space to the new facility. The increase of $4,000, or 2.7%, in equipment expense is primarily the result of furniture and fixtures in the main office being depreciated for a full year rather then six months in 1995. Other expense categories excluding other real estate decreased in the aggregate by $94,000, or 7.68%. Significant sources of changes in these expenses included decreases of $59,000 in advertising, $64,000 in outside services, and $74,000 in insurance partially offset by increases of $56,000 in miscellaneous expense, $6,000 in postage and delivery and $15,000 in travel and entertainment. Other real estate expense increased by $118,000 in 1996 from 1995, as a result of MSB recording additional reserves on properties under contracts to sell.

      Other expenses in 1995 increased $388,000, or 16.8%, over 1994. Salaries and benefits increased $239,000, or 23.0%, due primarily to the mid-year opening of MSB's new main office in June of 1995. Occupancy expenses decreased $13,000, or 6.5%. Deposit and other insurance expense decreased $35,000, or 18.9%. Expenses other than the foregoing increased $197,000, or 22.3%, to $1.1 million in 1995 from $885,000 in 1994. This was primarily attributable to increases of $126,000 or 34.3%, in outside services (including legal fees $36,000 or 40.4%, data processing fees $15,000 or 7.8%, and consultant fees $40,000 or 234.0%).

INCOME TAXES

      The components of income taxes are summarized as follows:

                       Nine Months Ended
                         September 30,             Year Ended December 31,
                     -------------------    -----------------------------------

                        1997       1996        1996          1995        1994
                        ----       ----        ----          ----        ----

Current..............$191,000   $ 51,000    $ 31,000      $ 92,000     $142,000
Deferred.............(30,000)          0           0       (27,000)     (85,000)
                     --------   ----------  ----------    --------     --------

                     $161,000   $ 51,000    $ 31,000      $ 65,000     $ 57,000
                     ========   ========    ========      ========     ========

      Income tax expense increased $110,000 or 215.7% to $161,000 for the first nine months of 1997 compared to $51,000 for the same period in 1996. The increase in income tax expense was due to higher pre-tax earnings.

      MSB's effective income tax rate was 22.91%, 16.51%, 9.69%, 12.85%, and 11.78% for the nine months ended September 30, 1997 and 1996 and the years ended December 31, 1996, 1995, and 1994, respectively. These rates are lower than the statutory minimum primarily as a result of tax exempt securities investments.

      For further information regarding tax matters, see Note 8 of the Notes to MSB's Financial Statements.

LOAN PORTFOLIO

      Loans are the most significant component of MSB's interest-earning assets. Real estate loans account for a substantial portion of MSB's total loans. Commercial lending activities are focused primarily on lending to small to mid-sized family-owned businesses.

      The following table sets forth the classification of MSB's loans by major category as of the dates indicated:


                               SEPTEMBER 30,                    DECEMBER 31,
                               -------------     -------------------------------------------
                                   1997          1996      1995     1994      1993      1992
                                   ----          ----      ----     ----      ----      ----
                                                          (In thousands)

Commercial ...................   $ 6,497       $ 7,597   $ 6,152   $ 7,334   $ 7,698   $ 6,465
Real estate loans secured by:
   Construction and land
    development ..............     1,345           287       562      --         160       185
   Nonresidential properties .    11,457         8,600     7,170     7,308     4,875     4,777
                                 -------       -------   -------   -------   -------   -------
     Total real estate .......    12,802         8,887     7,732     7,308     5,035     4,962
Installment ..................     3,714         3,732     5,210     7,126     7,373     5,080
Home equity ..................    23,908        22,380    22,248    22,564    20,760    15,409
                                 -------       -------   -------   -------   -------   -------
   Total installment and
    home equity ..............    27,622        26,112    27,458    29,690    28,133    20,489
                                 -------       -------   -------   -------   -------   -------
     Total loans .............    46,921        42,596    41,342    44,332    40,866    31,916
Less: Allowances for possible
  loan losses ................       661           585       560       547       455       353
                                 -------       -------   -------   -------   -------   -------
   Net loans .................   $46,260       $42,011   $40,782   $43,785   $40,411   $31,563
                                 =======       =======   =======   =======   =======   =======


      MSB has not made loans to borrowers outside the United States.

      Commercial loans increased $1.4 million from December 31, 1995 to December 31, 1996, and increased to 17.8% of total loans as compared to 14.9% at December 31, 1995. These loans are primarily to borrowers within MSB's market area.

      Real estate loans increased $1.2 million from December 31, 1995 to December 31, 1996, and increased to 20.9% of total loans at December 31, 1996, from 18.7% at December 31, 1995.

      Home equity and installment loans decreased $1.3 million, representing 61.3% of total loans at December 31, 1996, as compared to 66.4% at December 31, 1995.

      Rate sensitive loans of $18.0 million represented 38.2% of total loans at September 30, 1997, as compared to $15.4 million or 36.2% of total loans at December 31, 1996. These rate sensitive loans consist primarily of commercial loans, real estate loans and home equity loans that will reprice with changes in the prime lending rate.

      The following table sets forth certain categories of loans as of September 30, 1997 in terms of maturity and interest rate sensitivity:

                               Within     1 to 5      After 5
                               1 year     Years        Years        Total
                              --------    -------     --------     -------
                                              (In thousands)

Commercial loans..........     $ 5,012    $ 1,485     $      0     $ 6,497
Real estate loans.........      14,429      9,204       13,077      36,710
Installment loans.........       1,361      1,329        1,024       3,714
                               -------    -------     --------     -------
   Total..................     $20,802    $12,018     $ 14,101     $46,921
                               =======    =======     ========     =======
Loans with predetermined
  rates...................       2,878     12,018       14,101      28,997

Loans with floating rates.      17,924          0           0       17,924
                               -------    -------     -------      -------
   Total..................     $20,802    $12,018     $14,101      $46,921
                               =======    =======     =======      =======


      Risk Elements

      Commercial loans are placed on a nonaccrual status when principal or interest are in default for a period of ninety days or more except where there exists sufficient collateral to cover the defaulted principal and interest payments or management's knowledge of the specific circumstances warrant continued accrual. Real estate mortgage loans are placed on nonaccrual status at the time when foreclosure proceedings are commenced except where there exists sufficient collateral to cover the defaulted principal and interest payments or management's knowledge of the specific circumstances warrant continued accrual. Installment loans are regularly charged off when principal and interest payments are four months in arrears. Interest thereafter on such charged off installment loans is taken into income when received.

      The following schedule sets forth certain information regarding MSB's nonaccrual, past due and renegotiated loans and other real estate owned as of the dates indicated:


                                September 30,                  December 31,
                               ---------------   ------------------------------------------
                                 1997    1996     1996     1995     1994     1993     1992
                               ------   ------   ------   ------   ------   ------   ------
                                                     (In thousands)

Non-accrual loans(A) .......   $  568   $1,003   $  537   $  821   $1,157   $  310   $  459
Past due loans(B) ..........      854      634      744      620      485      141      545
Renegotiated loans(C) ......      168        0        0        0        0        0        0
                               ------   ------   ------   ------   ------   ------   ------

 Total nonaccrual, past due
  and renegotiated loans ...    1,590    1,637    1,281    1,441    1,642      451    1,004
Other real estate owned ....      214      463      177      696      673      738      541
                               ------   ------   ------   ------   ------   ------   ------
     Total .................   $1,804   $2,100   $1,458   $2,137   $2,315   $1,189   $1,545
                               ======   ======   ======   ======   ======   ======   ======


-------------
(A) Generally represents loans as to which the payment of interest or principal is in arrears for a period of more than ninety days. Current policy requires that interest previously accrued on these loans and not yet paid be reversed and charged against income during the current period. Interest earned thereafter is only included in income to the extent that it is received in cash.

(B) Represents loans as to which payments of interest or principal are contractually past due ninety days or more but which are currently accruing income at the contractually stated rates. A determination is made to continue accruing income on such loans only when such loans are believed to be fully collectible.

(C) At September 30, 1997, the loan portfolio included loans whose terms had been renegotiated due to financial difficulties of borrowers. All such loans were performing in accordance with the renegotiated terms and, in management's view, do not present a significant risk of loss as of September 30, 1997.

      There were no loans at December 31, 1996, other than those in the above table, where MSB was aware of any credit conditions of any borrowers that would indicate a strong possibility of the borrowers not complying with the present terms and conditions of repayment and which may result in such loans being included as non-accrual, past due or renegotiated at a future date.

      At December 31, 1996, there were no concentrations of loans exceeding 10% of total loans outstanding. Loan concentrations are considered to exist when there are amounts loaned to a multiple number of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other related conditions.

      Nonaccrual loans at December 31, 1996, decreased $284,000, to $537,000, from $821,000 at December 31, 1995. At December 31,1996, non-accrual loans consisted of four commercial loans and seven consumer loans. All of these loans are in various stages of litigation, foreclosure, or workout.

      Loans past due ninety days or more and still accruing increased $124,000 to $744,000 at December 31, 1996, from $620,000 at December 31, 1995. This increase relates to eight home equity loans totalling $435,000 and a decrease of $266,000 in commercial loans. The overall increase in this category is primarily due to financial difficulties encountered by home equity borrowers. However, all of these loans are expected to either be restructured or brought current in the near future.

      For the nine months ended September 30, 1997 and 1996, the gross interest income that would have been recorded, had the loans classified at period end as either non-accrual or renegotiated been performing in conformance with their original loan terms, would have been approximately $43,000 and $42,000, respectively. The resultant income lost of $34,000 for 1996 compares to $67,000 and $72,000 for 1995 and 1994, respectively.

      On January 1, 1995, MSB adopted SFAS 114 ("Accounting by Creditors for Impairment of a Loan") and SFAS 118 ("Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures") as required by generally accepted accounting principles. In doing so, MSB has identified loans for which the provisions of these pronouncements apply and has established criteria to determine whether such loans are impaired. SFAS 114 provides that the provisions of such Statement are not applicable to large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment.

      A loan evaluated under SFAS 114 is deemed impaired when, based on current information and events, it is probable that MSB will be unable to collect all amounts due according to the contractual terms of the loan agreement. An insignificant delay, which is defined as up to 90 days by MSB, will not cause a loan to be classified as impaired. A loan is not impaired during a period of delay in payment if MSB expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay. Thus, a demand loan or other loan with no stated maturity is not impaired if MSB expects to collect all amounts due, including interest accrued at the contractual interest rate, during the period the loan is outstanding. All loans identified as impaired are evaluated independently. MSB does not aggregate such loans for evaluation purposes.

      MSB's policy concerning nonaccrual loans states that, except for loans which are considered to be fully collectible by virtue of collateral held as well as other relevant factors, loans are placed on a nonaccrual status when payments are 90 days delinquent or more. Therefore, a loan will be considered to be impaired when it is 90 days delinquent and it exceeds the balance guidelines for SFAS 114 nonapplicability referred to above. It is, therefore, possible for a loan to be on nonaccrual status and not be classified as impaired if the balance falls within the above referenced guidelines.

      SFAS 114 also requires that loans renegotiated, as part of a troubled debt restructuring, be classified as impaired and measured for impairment by discounting the total expected cash flow under the renegotiated terms at the loan's original effective interest rate. This requirement applies only to loans renegotiated on or after the effective date of SFAS 114.

      Loans, or portions thereof, are charged off when it is determined that a loss has occurred. Until such time, an allowance for loan loss is maintained for estimated losses. With regard to interest income recognition for payments received on impaired loans, as well as all nonaccrual loans, MSB follows FDIC guidelines, which apply any payments to principal as long as there is doubt as to the collectibility of the loan balance.

      As of September 30, 1997 and December 31, 1996, based on the above criteria, MSB recorded a balance of $564,000 and $1.3 million, respectively, as impaired. The impairment of these loans is measured using the present value of future cash flows and is based on the fair value of the underlying collateral. Based upon such evaluation, $170,000 and $160,000, respectively, has been allocated to the allowance for loan losses for impairment.

      The following table sets forth the allowance for possible loan losses for the periods indicated and the historical relationships among the amount of loans outstanding, the provision for possible loan losses, the amount of loans charged-off and the amount of loan recoveries:


                                       Nine Months
                                          Ended
                                      September 30,         Year Ended December 31,
                                      -------------   ------------------------------------
                                      1997    1996    1996    1995    1994    1993    1992
                                      ----    ----    ----    ----    ----    ----    ----
                                                     (Dollars in thousands)

Allowance for Possible Loan Losses:
Balance at beginning of period ...... $585    $560    $560    $547    $455    $353    $305
                                      ----    ----    ----    ----    ----    ----    ----
  Charge-offs:
   Commercial .......................   28      31     130       5     105      10     199
   Installment ......................   34      47     233      81      50      59      77
   Real estate (home equity) ........   25      10      10     177     115      30       0
                                      ----    ----    ----    ----    ----    ----    ----
Total Charge offs ...................   87      88     373     263     270     100     276
                                      ----    ----    ----    ----    ----    ----    ----
Recoveries of charged-off loans:
   Commercial .......................   14       0      15      20       0       0       1
   Installment ......................   15       9       9      28      16      11       0
   Real Estate (home equity) ........    0       0       0       0       1      14       0
Total Recoveries ....................   29       9      24      48      17      25       1
                                      ----    ----    ----    ----    ----    ----    ----
Net Charge-offs .....................   58      79     349     215     253      75     275
                                      ----    ----    ----    ----    ----    ----    ----
Provisions for possible loan losses
  (charged to expense) ..............  134     154     374     228     345     177     323
                                      ----    ----    ----    ----    ----    ----    ----
Balance of allowance at end of
  period ............................ $661    $635    $585    $560    $547    $455    $353
                                      ====    ====    ====    ====    ====    ====    ====
Ratio of net charge-offs to
  average loans outstanding(1) ......  .17%    .26%    .85%    .51%    .59%    .18%    .76%
Allowance for possible loan losses
  as a percentage of total loans
  (net of unearned income) .......... 1.41%   1.55%   1.37%   1.35%   1.23%   1.11%   1.11%


----------------
(1) Interim ratios have been annualized for purposes of comparability with year-end data.

      The ratio of the allowance for loan losses to loans outstanding reflects management's evaluation of the underlying credit risk inherent in the loan portfolio. The determination of the appropriate level of the allowance for loan losses is based on management's evaluation of the risk characteristics of the loan portfolio considering such factors as the financial condition of the borrowers, fair market value of collateral, past due and delinquency levels, size and nature of the loan portfolio, general economic conditions, charge-off experience and the level of non-performing loans.

      MSB regards the majority of the allowance as a general allowance which is available to absorb losses from all loans. However, for the purpose of complying with disclosure requirements of the Securities and Exchange Commission, the table below presents an allocation of the allowance among various loan categories and sets forth the percentage of loans in each category to total loans. The allocation of the allowance as shown in the table should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the indicated proportions.

      The following table sets forth the allocation of the allowance for loan losses at the dates indicated by category of loans.

                                                     At September 30,
                                                           1997
                                              --------------------------------
                                                                    % of Loans
                                                           % of      to Total
                                               Amount    Allowance    Loans
                                              --------   ---------  ----------
Commercial and Real Estate .................. $477,000    72.16%      41.13%

Home equity and Installment .................  184,000     27.84       58.87
                                              -------     ------      -----
Total ....................................... $661,000    100.00%     100.00%
                                              ========    ======      ======


                                                                        At December 31,
                               ---------------------------------------------------------------------------------------------------
                                             1996                              1995                             1994
                                             ----                              ----                             ----
                                                    % of Loans                        % of Loans                        % of Loans
                                             % of    to Total                  % of    to Total                 % of     to Total
                                Amount    Allowance    Loans     Amount     Allowance    Loans      Amount   Allowance     Loans
                                ------    ---------  --------    ------     ---------  --------     ------   ---------   --------

Commercial and Real Estate ... $408,000     69.74%     38.70%   $419,000      74.82%     33.58%    $368,000     67.28%     33.03%

Home equity and installment ..  177,000     30.26      61.30      141,000     25.18      66.42      179,000     32.72      66.97%
                               --------    ------     ------     --------    ------     ------     --------    ------     ------
Total................. ....... $585,000    100.00%    100.00%    $560,000    100.00%    100.00%    $547,000    100.00%    100.00%
                               ========    ======     ======     ========    ======     ======     ========    ======     ======



                                                               At December 31,
                                   --------------------------------------------------------------------------
                                                 1993                                   1992
                                                 ----                                   ----
                                                           % of Loans                               % of Loans
                                                 % of       to Total                     % of        to Total
                                    Amount    Allowance      Loans         Amount     Allowance       Loans
                                   --------   ---------    ----------      ------     ---------     ----------
Commercial and Real Estate ......  $327,000     71.87%       31.18%       $254,000      71.95%        35.84%

Home equity and Installment .....   128,000     28.13        68.82          99,000      28.05         64.16
                                   --------     ------      ------        --------     ------        ------
Total............................  $455,000     100.00%     100.00%       $353,000     100.00%       100.00%
                                   ========     ======      ======        ========     ======        ======

SECURITIES

     Commencing with fiscal 1994, MSB has classified its investment securities into the available for sale and held to maturity categories pursuant to Statement No. 115 of the Financial Accounting Standards Board "Accounting for Certain Investments in Debt and Equity Securities" ("Statement No. 115"). For information regarding Statement No. 115, see Note 3 of the Notes to MSB's Financial Statements.

      The following tables present the estimated fair values and unrealized gains and losses on investment securities at the dates indicated:

                                              SEPTEMBER 30, 1997
                                ------------------------------------------------
                                            GROSS       GROSS       ESTIMATED
                               AMORTIZED  UNREALIZED  UNREALIZED     MARKET
                                  COST      GAINS       LOSSES        VALUE
                               ---------  ----------  ----------    ---------
                                                (in thousands)

SECURITIES AVAILABLE FOR SALE

U.S. Treasury securities
  and obligations of U.S.
  Government corporations
  and agencies.................   $10,783     $35        $(11)        $10,807
Mortgage backed securities
  of U.S. Government Agencies..     5,669      17         (28)          5,658
Municipal bonds................     7,044      39         (17)          7,066
Other securities...............       399       0           0             399
                                  -------    ----        ----         -------
     Total.....................   $23,895     $91        $(56)        $23,930
                                  =======     ===        ====         =======

HELD TO MATURITY

U.S. Treasury securities
  and obligations of U.S.......
  Government corporations
  and agencies.................   $2,462      $ 3        $(30)        $ 2,435
Mortgage backed securities
  of U.S. Government Agencies      2,434       27         (30)          2,431
Municipal bonds................    1,073       18          (2)          1,089
                                  ------      ---        ----         -------
     Total.....................   $5,969      $48        $(62)        $ 5,955
                                  ======      ===        ====         =======

                                                 DECEMBER 31, 1996
                                  ----------------------------------------------
                                                GROSS        GROSS     ESTIMATED
                                  AMORTIZED   UNREALIZED   UNREALIZED    MARKET
                                     COST       GAINS        LOSSES      VALUE
                                  ---------   ----------   ----------  ---------

                                                  (in thousands)
AVAILABLE FOR SALE

U.S. Treasury securities
  and obligations of U.S.
  Government corporations
  and agencies .................   $ 3,800      $ 0          $(11)     $  3,789
Mortgage backed securities
  of U.S. Government Agencies...     5,290        0           (26)        5,264
Municipal bonds ................     5,197       11           (17)        5,191
Other securities ...............       249        0             0           249
                                   -------      ---          ----       -------
   Total........................   $14,536      $11          $(54)      $14,493
                                   =======      ===          ====       =======

HELD TO MATURITY

U.S. Treasury securities
  and obligations of U.S.
    Government corporations
      and agencies .............   $ 5,581      $ 3          $(45)       $5,539
Mortgaged backed securities
  of U.S. Government agencies ..     2,770        1           (25)        2,746
Municipal bonds ................     1,079        5             0         1,084
Other securities ...............       200        0             0           200
                                   -------      ---          ----        ------
     Total......................   $ 9,630      $ 9          $(70)       $9,569
                                   =======      ===          ====        ======

                                                 DECEMBER 31, 1995
                                 -----------------------------------------------
                                               GROSS         GROSS     ESTIMATED
                                 AMORTIZED   UNREALIZED   UNREALIZED     MARKET
                                   COST        GAINS        LOSSES       VALUE
                                 ---------   ----------   ----------   ---------
                                                  (in thousands)
AVAILABLE FOR SALE

U.S. Treasury securities
  and obligations of U.S.
  Government corporations
  and agencies ................. $   613       $ 6          $  0       $   619
Mortgage backed securities
  of U.S. Government Agencies ..   1,254        25             0         1,279
Municipal bonds ................   4,707        46             0         4,753
Other securities ...............     249         0             0           249
                                 -------       ---          ----       -------
                                 $ 6,823       $77          $  0       $ 6,900
                                 =======       ===          ====       =======

HELD TO MATURITY

U.S. Treasury securities
  and obligations of U.S.
  Government corporations
  and agencies.................. $ 5,709       $13          $  0       $ 5,722
Mortgage backed securities of
  U.S. Government Agencies......   4,438        66           (63)        4,441
Municipal bonds.................     238         0             0           238
Other securities................     250         4             0           254
                                 -------       ---          ----       -------
                                 $10,635       $83          $(63)      $10,655
                                 =======       ===          ====       =======

      The following table sets forth the maturity distribution and weighted average yields of MSB's investment securities held to maturity and securities available for sale as of September 30, 1997. No tax equivalent adjustments have been made in the following table.

                                WITHIN      1-5       5-10    OVER 10
                                1 YEAR     YEARS     YEARS     YEARS     TOTAL
                                ------     -----     -----    -------    -----
Investment securities held
  to maturity:
U.S. Agencies:
  Book Value.................   $    0    $  583    $1,879    $    0    $2,462
  Yield......................        0%     6.37%     6.65%        0%     6.58%
Mortgage Backed Securities:
  Book Value.................   $  166    $    0    $    0    $2,268    $2,434
  Yield......................     7.51%        0%        0%     6.19%     6.37%
Municipal Bonds:
  Book Value.................   $    0    $  438    $  535    $  100    $1,073
  Yield......................        0%     4.37%     4.56%     6.00%     4.62%


                                WITHIN      1-5       5-10    OVER 10
                                1 YEAR     YEARS     YEARS     YEARS     TOTAL
                                ------     -----     -----    -------    -----
Investment securities
  available for sale:
U.S. Treasury:
  Book value.................   $1,500    $2,747    $    0    $    0    $4,247
  Yield......................     5.45%     5.87%        0%        0%     5.72%
U.S. Agencies:
  Book value.................   $  186    $2,529    $2,767    $1,054    $6,536
  Yield......................     6.99%     6.63%     6.57%     7.99%     6.84%
Mortgage Backed Securities:
  Book value.................   $  758    $1,907    $  220    $2,784    $5,669
  Yield......................     6.84%     6.22%     7.49%     6.48%     6.48%
Municipal Bonds:
  Book value.................   $  445    $2,432    $1,519    $2,648    $7,044
  Yield......................     4.60%     4.68%     4.56%     5.13%     4.82%
Other Securities:
  Book value.................   $  399    $    0    $    0    $    0    $  399
  Yield......................        0%        0%        0%        0%        0%

      DEPOSITS

      At September 30, 1997, time deposits in amounts of $100,000 and over matured as follows (in thousands):

                                                       September 30,
                                                           1997
                                                       -------------
       Three months or less .........................    $ 8,769
       Over three months through six months .........      1,935
       Over six months through twelve months ........        600
       Over twelve months............................      2,843
                                                         -------
           Total ....................................    $14,147
                                                         =======

LIQUIDITY

      MSB's total assets increased by $14.3 million, or 17.8%, from $80.2 million as of December 31, 1996, to $94.4 million as of September 30, 1997. Increases of $5.8 million in the securities portfolio, $4.3 million in the loan portfolio, and $ 4.1 million in cash and cash equivalents resulted primarily from a $12.3 million increase in deposits.

      At September 30, 1997, MSB's securities portfolio of $29.9 million had two classifications, "available for sale" and "held to maturity". As required, available for sale securities are carried at fair value. Unrealized gains and losses of $91,000 and $56,000, respectively, were reflected in the available for sale portfolio, and have been recorded, net of deferred taxes, as a separate component of shareholders' equity. The effect of such adjustment at September 30, 1997, is to increase shareholders' equity by $23,000. Securities held to maturity continue to be carried at historical cost and, at September 30, 1997, contained unrealized gains and losses of $48,000 and $62,000, respectively. For the entire securities portfolio, net unrealized gains stood at $21,000 at September 30, 1997, as compared with a $104,000 net unrealized loss at December 31, 1996. See Note 3 of the Notes to MSB's Consolidated Financial Statements.

      Total deposits increased $12.3 million, or 17.6%, from December 31, 1996 to September 30, 1997. Savings and interest bearing demand and time accounts increased $944,000, $4.4 million, and $6.1 million, respectively, in the first nine months of 1997. Time deposits at September 30, 1997 represented 36.0% of total deposits as compared to 33.5% at December 31, 1996.

     Shareholders' equity increased to $7.4 million at September 30, 1997 from $6.8 million at December 31, 1996.

RECENT ACCOUNTING PRONOUNCEMENTS

      The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share, which is effective for financial statements issued after December 15, 1997. Early adoption of the new standard is not permitted. The new standard eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share together with disclosure of how the per share amounts were computed. The adoption of SFAS No. 128 will not have a material effect on MSB's financial position or results of operations.

      The FASB has issued SFAS No. 130, Reporting Comprehensive Income, which is effective for years beginning after December 15, 1997. This new standard requires entities presenting a complete set of financial statements to include details of comprehensive income. Comprehensive income consists of net income or loss for the current period and income, expenses, gains, and losses that bypass the income statement and are reported directly in a separate component of equity. The adoption of SFAS No. 130 will not have a material effect on MSB's financial position or results of operations.

      The FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which is effective for all periods beginning after December 15, 1997. SFAS 131 requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate, and their major customers. The adoption of SFAS No. 131 will not have a material effect on MSB's financial position or results of operations.

INTEREST RATE SENSITIVITY

      MSB analyzes its interest sensitivity position to manage the risks associated with interest rate movements through the use of "gap analysis." Interest rate risk arises from mismatches in the repricing of assets and liabilities within a given period. Gap analysis is an approach used to quantify these differences. A "positive" gap results when the amount of interest-sensitive assets exceeds the amount of interest-sensitive liabilities within a given period. A "negative" gap results when interest-sensitive liabilities exceed interest-sensitive assets within a given period.

      The following table illustrates MSB's interest rate gap position as of September 30, 1997.


                                                  Assets and Liabilities Maturing-Repricing in:

                                                        3 months      1 year        More
                                           3 months      through        to          than
                                            or less      1 year       5 years     5 years        Total
                                           --------     --------     --------     --------      -------
                                                                  (In thousands)
INTEREST-EARNING ASSETS:
Investment securities held to
  maturity .............................   $      0     $    166      $ 1,022     $  4,781      $ 5,969
Investment securities available for
  sale .................................        737        1,499       10,231       11,463       23,930

Interest-bearing deposits ..............          0           50           51            0          101
Federal funds sold .....................      8,275            0            0            0        8,275
Installment and Home Equity loans ......      8,875          466        6,294       11,419       27,054
Real Estate loans ......................      5,956          522        4,239        2,085       12,802
Commercial loans .......................      4,641          371        1,485            0        6,497
                                           --------      -------     --------      -------      -------
   Total ...............................   $ 28,484     $  3,074     $ 23,322      $29,748      $84,628
                                           ========     ========     ========      =======      =======
INTEREST-BEARING LIABILITIES:
Demand deposits ........................   $ 24,008     $      0     $      0      $     0      $24,008
Savings deposits .......................     10,193            0            0            0       10,193
Time deposits ..........................   $ 12,818        9,822        6,827            0       29,467
Borrowings .............................      4,412            0            0            0        4,412
                                           --------     --------     --------      -------      -------
   Total ...............................   $ 51,431     $  9,822     $  6,827      $     0      $68,080
                                           ========     ========     ========      =======      =======
Period gap .............................   $(22,947)    $ (6,748)    $ 16,495      $29,748      $16,548
Cumulative gap .........................   $(22,947)    $(29,695)    $(13,200)     $16,548

      For many reasons, an interest sensitivity table is not a complete picture of the possible effect of interest rate changes on MSB's net interest income. First, changes in the general level of interest rates will not affect all categories of assets and liabilities equally or simultaneously. Second, the table represents a one-day position; variations occur daily as MSB adjusts its interest sensitivity throughout the year. Third, assumptions must be made to construct such a table. For example, there are several savings products categorized as interest sensitive in the 30 day interval; however, they may be adjusted less frequently than changes in the leading rate indicators. Fourth, the re-pricing distribution of interest-sensitive assets may not be indicative of the liquidity of those assets. Finally, since this table is based on contractual maturities, it does not include estimates of early principal payments on mortgage and installment loans.

      In general, the net interest income of a financial institution will be benefited if the institution has a negative gap during periods of declining interest rates and a positive gap during periods of increasing interest rates. Likewise, net interest income generally will be adversely affected if a financial institution has a positive gap during periods of declining interest rates or a negative gap during periods of increasing interest rates.

     As of September 30, 1997, MSB had a cumulative negative three months or less GAP of $22.9 million. Management of MSB does not view this amount as representing an unusually high risk potential, although no assurances can be given that MSB is not at risk from rate increases or decreases.

CAPITAL

      MSB is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on MSB's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, MSB must meet specific capital guidelines that involve quantitative measures of MSB's assets, liabilities, and certain off balance sheet items as calculated under regulatory accounting practices. MSB's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require MSB to maintain minimum amounts and ratios of total and Tier 1 capital to risk weighted assets. Management believes that, as of September 30, 1997, MSB met all capital adequacy requirements to which it is subject.

      As of September 30, 1997, MSB met all regulatory requirements for classification as a well capitalized institution. To be categorized as well capitalized, banks must maintain minimum total risk based capital, Tier 1 risk based capital, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events which have occurred that management believes have changed the institution's category.

      The following table reflects MSB's capital ratios as of September 30, 1997:


                                                                            Required              To Be Well Capitalized
                                                                          For Capital            Under Prompt Corrective
                                                                       Adequacy Purposes            Action Provisions
                                                 Actual           --------------------------   --------------------------
                                          --------------------         Amount     Ratio              Amount     Ratio
                                             Amount     Ratio     --------------------------   --------------------------
                                          --------------------    (Equal to or greater than)   (Equal to or greater than)

As of September 30, 1997 (unaudited)
   Total Capital
     (to Risk Weighted Assets)........... $7,993,000    14.52%         $4,403,000    8%            $5,504,000    10%
   Tier I Capital
     (to Risk Weighted Assets)........... $7,332,000    13.32%         $2,201,000    4%            $3,302,000     6%
   Tier I Capital
     (to average assets)................. $7,332,000     8.69%         $3,617,000    4%            $4,521,000     5%


EFFECTS OF INFLATION

      The impact of inflation, as it affects banks, differs substantially from the impact on non-financial institutions. Banks have assets which are primarily monetary in nature and which tend to move with inflation. This is especially true of banks with a high percentage of rate sensitive interest earning assets and interest bearing liabilities. A bank can further reduce the impact of inflation with proper management of its rate sensitivity gap. This gap represents the difference between interest sensitive assets and interest rate sensitive liabilities. MSB attempts to structure its assets and liabilities and manage its gap to protect against substantial changes in interest rate scenarios, thus minimizing the potential effects of inflation.

                   DESCRIPTION OF LAKELAND'S CAPITAL STOCK

     The authorized capital stock of Lakeland consists of 7,403,359 shares of Lakeland Common Stock. As of December 1, 1997, 3,569,994 shares of Lakeland Common Stock were issued and outstanding.

DESCRIPTION OF LAKELAND COMMON STOCK

     The following description of the Lakeland Common Stock sets forth certain general terms of the Lakeland Common Stock. The following summary does not purport to be complete. For an additional description relating to the Lakeland Common Stock, see "COMPARISON OF THE RIGHTS OF SHAREHOLDERS UNDER THE NEW JERSEY BANKING ACT AND THE NEW JERSEY BUSINESS CORPORATION ACT."

Dividend Rights

     The holders of Lakeland Common Stock are entitled to receive dividends, when, as and if declared by the Board of Directors of Lakeland out of funds legally available therefor. The only statutory limitation is that such dividends may not be paid when Lakeland is insolvent. Due to the fact that funds for the payment of dividends by Lakeland must come primarily from the earnings of Lakeland's bank subsidiaries, as a practical matter, any restrictions on the ability of either the Bank or, after the Merger, the Surviving Bank, to pay dividends act as restrictions on the amount of funds available for the payment of dividends by Lakeland.

     The Bank is, and the Surviving Bank will be, subject to restrictions on the payment of dividends contained in the Banking Act. Under the Banking Act, a state-chartered bank, such as the Bank and the Surviving Bank, may pay dividends only if, upon payment of each such dividend, its capital stock will not be impaired and either (i) such bank will have a surplus of not less than fifty percent of its capital stock or (ii) the payment of such dividend will not reduce the surplus of such bank. Under the Financial Institutions Supervisory Act, the FDIC has the authority to prohibit a state-chartered bank from engaging in conduct which, in the FDIC's opinion, constitutes an unsafe or unsound banking practice. Under certain circumstances, the FDIC could claim that the payment of a dividend or other distribution by the Bank or the Surviving Bank to Lakeland constitutes an unsafe or unsound practice.

     Lakeland is also subject to certain Federal Reserve Board policies which may, in certain circumstances, limit its ability to pay dividends. The Federal Reserve Board policies require, among other things, that a bank holding company maintain a minimum capital base. The Federal Reserve Board would most likely seek to prohibit any dividend payment which would reduce a holding company's capital below these minimum amounts.

     The policy of the Federal Reserve Board provides that a bank holding company is expected to act as a source of financial strength to its subsidiary banks and to commit resources to support such subsidiary banks in circumstances in which it might not do so absent such policy. Such policy may serve to limit Lakeland's ability to pay dividends.

     At September 30, 1997, the Bank had approximately $21.4 million available for the payment of dividends to Lakeland, the payment of which would not reduce any of its capital ratios below the minimum regulatory requirements.

Voting Rights

     At meetings of shareholders, holders of Lakeland Common Stock are entitled to one vote per share. The quorum for shareholders' meetings is a majority of the outstanding shares entitled to vote represented in person or by proxy. Except as indicated below, all actions and authorizations to be taken or given by shareholders require the approval of a majority of the votes cast by holders of Lakeland Common Stock at a meeting at which a quorum is present.

     The Board of Directors of Lakeland is divided into three classes of directors, each class being as nearly equal in number of directors as possible. Approximately one-third of the entire Board of Directors of Lakeland is elected each year and the directors serve for terms of up to three years, and, in all cases, until their respective successors are duly elected and qualified.

     The exact number of directors and the number constituting each class is fixed from time to time by resolution adopted by a majority of the entire Board of Directors. The affirmative vote of at least eighty percent (80%) of the outstanding voting stock of Lakeland is required to amend or repeal the provisions of Lakeland's Certificate of Incorporation relating to the classification of the Board of Directors. In addition, shareholders may remove any director from office only for cause (as defined in Lakeland's Certificate of Incorporation).

     Lakeland's Certificate of Incorporation contains a "minimum price" provision. If a "Controlling Party" (defined in the Certificate of Incorporation to include persons who own or control twenty percent (20%) or more of Lakeland's voting stock at the time of the proposed transaction) proposes to acquire by merger, consolidation, sale, exchange or lease of all or substantially all of the assets of Lakeland, the proposed transaction will require the affirmative vote of (i) not less than eighty percent (80%) of the outstanding shares entitled to vote on the transaction or (ii) not less than sixty-seven percent (67%) of the outstanding shares of voting stock of Lakeland held by shareholders other than the Controlling Party, unless (x) the proposed transaction is approved by a majority of Lakeland's Board of Directors, or (y) the shareholders of Lakeland are offered consideration in an amount equal to or in excess of an amount determined in accordance with a formula contained in Lakeland's Certificate of Incorporation. If both these tests are met, the proposed transaction need only be approved by a majority of the outstanding shares entitled to vote.

Liquidation Rights

     In the event of liquidation, holders of Lakeland Common Stock are entitled to receive ratably any assets distributed to shareholders.

Assessment and Redemption

     All outstanding shares of Lakeland Common Stock are fully paid and nonassessable. Lakeland Common Stock is not redeemable at the option of the issuer or the holders thereof.

Preemptive and Conversion Rights

     Holders of Lakeland Common Stock do not have conversion rights or preemptive rights with respect to any securities of Lakeland.

Other Matters

     Lakeland can issue new shares of authorized but unissued Lakeland Common Stock without shareholder approval. The affirmative vote of at least eighty percent (80%) of the outstanding voting stock of Lakeland is required to amend or repeal the provision of Lakeland's Certificate of Incorporation relating to the issuance of capital stock of Lakeland.

     Lakeland's Certificate of Incorporation provides for the indemnification of the directors of Lakeland, to the fullest extent permitted under the BCA, for the breach of any duty owed to Lakeland or its shareholders.

                   COMPARISON OF THE RIGHTS OF SHAREHOLDERS
                     UNDER THE NEW JERSEY BANKING ACT AND
                   THE NEW JERSEY BUSINESS CORPORATION ACT

     MSB is a New Jersey state bank chartered under the Banking Act, and Lakeland is a business corporation incorporated in New Jersey under the BCA. The rights of MSB shareholders are currently governed by New Jersey banking law applicable to state-chartered banks and by MSB's Articles of Association and by-laws. At the Effective Time, each MSB shareholder will become a shareholder of Lakeland. The rights of shareholders of Lakeland are governed by New Jersey corporate law and by Lakeland's Certificate of Incorporation and by-laws. The following is a comparison of certain provisions of New Jersey banking law applicable to state-chartered banks and New Jersey corporate law. This summary does not purport to be complete and is qualified in its entirety by reference to the Banking Act and the BCA, which statutes may change from time to time, and the Certificate of Incorporation and by-laws of Lakeland, which also may be changed.

VOTING REQUIREMENTS

     The Banking Act generally provides that an amendment to the certificate of incorporation of a New Jersey state-chartered bank requires the affirmative vote of the holders of at least two-thirds of the capital stock entitled to vote thereon. The Banking Act provides that approval of the merger of a New Jersey state-chartered bank with and into another state bank requires the affirmative vote of the holders of at least two-thirds of the capital stock of each bank. MSB's Certificate of Incorporation does not contain greater vote provisions than those required by the Banking Act.

     Under the BCA, unless a greater vote is specified in the certificate of incorporation, an amendment to a New Jersey corporation's certificate of incorporation, the voluntary dissolution of the corporation, the sale or other disposition of all or substantially all of a corporation's assets otherwise than in the ordinary course of business or the merger or consolidation of the corporation with another corporation, requires in each case the affirmative vote of a majority of the votes cast by shareholders of the corporation entitled to vote thereon. Lakeland's Certificate of Incorporation presently contains provisions specifying a greater vote in certain circumstances. See "DESCRIPTION OF LAKELAND'S CAPITAL STOCK-Description of Lakeland Common Stock-Voting Rights."

     Under the BCA, the holders of a class or series of shares are entitled to vote as a class upon a proposed amendment to the certificate of incorporation, whether or not entitled to vote thereon by the provisions of the certificate of incorporation, if the amendment would exclude or limit their right to vote on any matter, limit or deny their existing preemptive rights, cancel or otherwise adversely affect their dividends which have accrued but have not been declared, create a new class or series having or convertible into shares having rights or preferences superior to the class or increase the rights or preference of any class or series. In addition, notwithstanding any provisions of the certificate of incorporation, the holders of a class or series of shares whose rights or preferences would be subordinated or otherwise adversely affected by a proposed amendment are entitled to vote as a class if the amendment would affect their shares in the following manner: (i) decrease the par value; (ii) effect a conversion, exchange or reclassification of their shares; (iii) effect a conversion or exchange of any shares of another class or series into their class or series; (iv) change the designation, preferences, limitations or relative rights of their shares; (v) change the shares into a different number of shares, or into the same number of another class or series; or (vi) divide their shares into a series or determine the designations, preferences, limitations or relative rights of any such series, or authorize the board to take any such action. The Banking Act has no similar provisions regarding class voting on amendments to the certificate of incorporation of a state-chartered bank.

CUMULATIVE VOTING

     Under the BCA, shareholders of a New Jersey corporation do not have cumulative voting rights in the election of directors unless the certificate of incorporation so provides, and Lakeland's

Certificate of Incorporation does not presently provide for cumulative voting. The Banking Act does not provide for cumulative voting rights.

CLASSIFIED BOARD OF DIRECTORS; REMOVAL OF DIRECTORS

     The Certificate of Incorporation of Lakeland provides for a classified Board of Directors, with one-third of the entire Board being elected each year and with directors serving for terms of up to three years. The Banking Act provides for the election of the entire MSB Board annually.

     The BCA provides that, with respect to a corporation having a classified board, such as Lakeland, a director may be removed only for cause, unless otherwise provided in the Certificate of Incorporation. The Certificate of Incorporation of Lakeland provides for the removal of directors only for cause (as defined in Lakeland's Certificate of Incorporation). See "DESCRIPTION OF LAKELAND'S CAPITAL STOCK-Description of Lakeland Common Stock-Voting Rights." The Banking Act does not provide for the removal of directors by the shareholders of a bank other than at the annual meeting of shareholders.

RIGHTS OF DISSENTING SHAREHOLDERS

     Generally, shareholders of a New Jersey state-chartered bank who dissent from a conversion, merger or consolidation of the bank are entitled to appraisal rights. The shareholders of MSB have statutory rights of appraisal with respect to the Merger. See "THE MERGER-Rights of Dissenting Shareholders."

     Shareholders of a New Jersey corporation who dissent from a merger, consolidation, sale of all or substantially all of the corporation's assets or certain other corporate transactions are generally entitled to appraisal rights. No statutory right of appraisal exists, however, where the stock of the New Jersey corporation is (i) listed on a national securities exchange, (ii) is held of record by not less than 1,000 holders, or (iii) where the consideration to be received pursuant to the merger, consolidation or sale consists of cash or securities or other obligations which, after the transaction, will be listed on a national securities exchange or held of record by not less than 1,000 holders.

SHAREHOLDER CONSENT TO CORPORATE ACTION

     The Banking Act permits any action to be taken without a meeting if all of the shareholders of the bank consent to such action in writing and such written consents are filed with the minutes of the proceedings of shareholders.

     The BCA permits any action required or permitted to be taken at any meeting of a corporation's shareholders to be taken without a meeting upon the unanimous written consent of all of the shareholders entitled to vote thereon; provided however a shareholder vote on a plan of merger or consolidation, if not conducted at a shareholders' meeting, may only be effected by either: (i) unanimous written consent of all shareholders or (ii) unanimous consent of all shareholders entitled to vote thereon, together with advance notice to all other shareholders. In addition, except as otherwise provided by the certificate of incorporation (Lakeland's Certificate of Incorporation does not address this issue), the BCA permits any action required or permitted to be taken at any meeting of a corporation's shareholders, other than the annual election of directors, to be taken without a meeting upon the written consent of shareholders who would have been entitled to cast the minimum number of votes necessary to authorize such action at a meeting of shareholders at which all shareholders entitled to vote were present and voting. The annual election of directors, if not conducted at a shareholders' meeting, may only be effected by unanimous written consent.

DIVIDENDS

     Under the Banking Act, a bank may pay dividends only if, upon payment of each such dividend, the capital stock of the bank will not be impaired and either (i) the bank will have a surplus of not less than fifty percent of its capital stock or (ii) the payment of such dividend will not reduce the surplus of such bank.

     Unless there are other restrictions contained in its certificate of incorporation (and Lakeland's Certificate of Incorporation presently contains none), the BCA generally provides that a New Jersey corporation may declare and pay dividends on its outstanding stock so long as the corporation is not insolvent and would not become insolvent as a consequence of the dividend payment. Due to the fact that funds for the payment of dividends by Lakeland must come primarily from the earnings of Lakeland's bank subsidiary, as a practical matter, any restrictions on the ability of the Bank and, after the Merger, of the Surviving Bank to pay dividends act as restrictions on the amount of funds available for the payment of dividends by Lakeland. For a description of the regulatory restrictions on dividend payments by the Bank and the Surviving Bank, see "DESCRIPTION OF LAKELAND'S CAPITAL STOCK-Description of Lakeland Common Stock-Dividend Rights." At September 30, 1997, the Bank had approximately $21.4 million available for the payment of dividends to Lakeland, the payment of which would not reduce any of its capital ratios below the minimum regulatory requirements.

PREEMPTIVE RIGHTS

     Under the BCA, shareholders of Lakeland have only such preemptive rights as may be provided in the certificate of incorporation. Lakeland's Certificate of Incorporation does not provide shareholders with preemptive rights. Unless otherwise provided in the certificate of incorporation of a state-chartered bank, shareholders of each such bank shall have preemptive rights. MSB's Certificate of Incorporation provides that its shareholders do not have preemptive rights.

SHAREHOLDER PROTECTION LEGISLATION

     The New Jersey Shareholder Protection Act (the "NJSPA") prohibits certain transactions involving an "interested shareholder" and a "resident domestic corporation." An "interested shareholder" is one that is directly or indirectly a beneficial owner of 10% or more of the voting power of the outstanding voting stock of a resident domestic corporation. The NJSPA prohibits certain business combinations between an interested shareholder and a resident domestic corporation for a period of five years after the date the interested shareholder acquired its stock, unless the business combination was approved by the resident domestic corporation's board of directors prior to the stock acquisition date. After the five-year period expires, the prohibition on certain business combinations continues unless the combination is approved by the affirmative vote of two-thirds of the voting stock not beneficially owned by the interested shareholder, the combination is approved by the board prior to the interested shareholder's stock acquisition date or certain fair price provisions are satisfied. See "DESCRIPTION OF LAKELAND'S CAPITAL STOCK-Description of Lakeland Common Stock-Voting Rights" for information regarding similar provisions contained in the Certificate of Incorporation of Lakeland. The Banking Act contains no provisions similar to those set forth in the NJSPA.

DISSOLUTION AND LIQUIDATION RIGHTS

     In the event of dissolution, the holders of MSB Common Stock are entitled to receive pro-rata any assets distributable to shareholders. Holders of Lakeland Common Stock are entitled to receive pro-rata any assets distributable to shareholders, after distribution to holders of outstanding shares, if any, having prior rights upon liquidation.

                                OTHER MATTERS

     The management of MSB is not aware of any business to come before the Meeting other than the matter described above in this Proxy Statement-Prospectus. However, if any other matters should come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the person voting the proxies.

                                LEGAL OPINION

     The validity of the Lakeland Common Stock issuable in connection with the Merger will be passed upon for Lakeland by Lowenstein, Sandler, Kohl, Fisher & Boylan, P.C., 65 Livingston Avenue, Roseland, New Jersey 07068.

                                   EXPERTS

     The consolidated financial statements of Lakeland and subsidiaries as of and for the years ended December 31, 1996, 1995 and 1994 incorporated by reference in this Proxy Statement-Prospectus have been audited by Radics & Co., LLC, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

     The consolidated financial statements of MSB and subsidiary as of and for the years ended December 31, 1996, 1995 and 1994 included in this Proxy Statement-Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

               INDEX TO MSB'S CONSOLIDATED FINANCIAL STATEMENTS

                                                                         PAGE

Report of Independent Public Accountants................................  F-1
Consolidated Statements of Condition at September 30, 1997
    (unaudited) and December 31, 1996 and 1995 .........................  F-2
Consolidated Statements of Income for the Nine Months Ended
    September 30, 1997 and 1996 (Unaudited) and the Years Ended
    December 31, 1996, 1995 and 1994 ...................................  F-3
Consolidated Statements of Changes in Shareholders'
    Equity for the Nine Months Ended September 30, 1997
    (Unaudited) and the Years Ended December 31, 1996,
    1995 and 1994 ......................................................  F-4
Consolidated Statements of Cash Flows for the Nine Months Ended
    September 30, 1997 and 1996 (Unaudited) and the Years Ended
    December 31, 1996, 1995 and 1994....................................  F-5

Notes to Consolidated Financial Statements..............................  F-6

Report of Independent Public Accountants

To the Shareholders and
  Board of Directors of
  Metropolitan State Bank:

We have audited the accompanying consolidated statements of condition of Metropolitan State Bank (a New Jersey State Chartered Bank) and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Metropolitan State Bank and subsidiary as of December 31, 1996 and 1995 and the results of their operations and their cash flows for each of the three years in the period ended Decemeber 31, 1996, in conformity with generally accepted accounting principles.

                                                         Arthur Andersen LLP

Roseland, New Jersey
January 23, 1997




                     METROPOLITAN STATE BANK AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CONDITION

                                                       SEPTEMBER 30,        DECEMBER 31,
                                                       ------------- -------------------------
ASSETS                                                     1997          1996          1995
                                                           ----          ----          ----
                                                       (Unaudited)
CASH AND DUE FROM BANKS - noninterest bearing.....     $  6,105,000  $ 3,355,000   $ 4,258,000
FEDERAL FUNDS SOLD................................        8,275,000    6,950,000     9,850,000
                                                       ------------  -----------   -----------
   Total cash and cash equivalents................       14,380,000   10,305,000    14,108,000
                                                       ------------  -----------   -----------
SECURITIES:
  Available for sale (Notes 2 and 3) (at fair value)     23,930,000   14,493,000     6,900,000
  Held to maturity (Notes 2 and 3) (market value of
    $5,955,000, $9,569,000 and $10,655,000 in 1997,
    1996 and 1995, respectively)..................        5,969,000    9,630,000    10,635,000
                                                       ------------  -----------   -----------
   Total securities...............................       29,899,000   24,123,000    17,535,000
                                                       ------------  -----------   -----------
LOANS (Notes 2, 4 and 5)..........................       46,921,000   42,596,000    41,342,000
  Less
    Allowance for possible loan losses............          661,000      585,000       560,000
                                                        -----------  -----------   -----------
      Net loans......................................    46,260,000   42,011,000    40,782,000
                                                        -----------  -----------   -----------
PREMISES AND EQUIPMENT, net (Notes 2 and 6).......        2,515,000    2,524,000     2,513,000
ACCRUED INTEREST RECEIVABLE.......................          587,000      551,000       429,000
OTHER REAL ESTATE, net (Note 2)...................          214,000      177,000       696,000
OTHER ASSETS......................................          573,000      481,000       355,000
                                                        -----------  -----------   -----------
   Total assets...................................      $94,428,000  $80,172,000   $76,418,000
                                                        ===========  ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
  Deposits
    Demand
      Noninterest bearing.........................       18,246,000  $17,392,000   $13,954,000
      Interest bearing............................       24,008,000   19,632,000    18,799,000
    Savings.......................................       10,193,000    9,249,000     7,632,000
  Time (includes deposits $100,000 and over of
    $14,147,000 at September 30, 1997 and
    $9,982,000 and $8,808,000 at December 31, 1996
    and 1995 respectively)........................       29,467,000   23,353,000    23,669,000
                                                        -----------  -----------   -----------
   Total deposits.................................       81,914,000   69,626,000    64,054,000

Short-term borrowings.............................        4,412,000    3,336,000     5,390,000
Accrued interest payable..........................          323,000      273,000       307,000
Accrued expenses and other liabilities............          424,000      176,000       106,000
                                                        -----------  -----------   -----------
   Total liabilities..............................       87,073,000   73,411,000    69,857,000
                                                        -----------  -----------   -----------
COMMITMENTS AND CONTINGENCIES (Note 10)
SHAREHOLDERS' EQUITY (Notes 11 and 12):
  Common stock $5.00 par value, 1,500,000 shares
    authorized; 679,047 shares issued and
    outstanding in 1997 and 617,315
    in 1996 and 1995 .............................        3,395,000    3,087,000     3,087,000
  Additional paid-in capital......................        3,329,000    2,897,000     2,897,000
  Retained earnings...............................          608,000      806,000       517,000
  Unrealized holding gain (loss) on securities
    available for sale, net of income taxes.......           23,000      (29,000)       60,000
                                                        -----------  -----------   -----------
      Total shareholders' equity..................        7,355,000    6,761,000     6,561,000
                                                        -----------  -----------   -----------
   Total liabilities and shareholders' equity.....      $94,428,000  $80,172,000   $76,418,000
                                                        ===========  ===========   ===========


           The accompanying notes to consolidated financial statements are an integral part of these statements.

                     METROPOLITAN STATE BANK AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                                             For the Nine
                                             Months ended
                                            September 30,            For the Years Ended December 31,
                                            --------------           --------------------------------
                                            1997      1996             1996       1995       1994
                                            ----      ----             ----       ----       ----
                                              (Unaudited)

INTEREST INCOME: (Note 2)
   Interest on loans...................   $3,066,000   $2,677,000   $3,633,000  $3,767,000   $3,503,000
   Interest on securities and interest
     bearing deposits with banks.......    1,198,000      987,000    1,351,000   1,189,000      874,000
   Interest on Federal funds sold......      195,000      179,000      253,000     152,000      136,000
                                          ----------   ----------   ----------  ----------   ----------
      Total interest income............    4,459,000    3,843,000    5,237,000   5,108,000    4,513,000
                                          ----------   ----------   ----------  ----------   ----------
INTEREST EXPENSE:
   Interest on deposits................    1,652,000    1,432,000    1,918,000   1,903,000    1,578,000
   Interest on short-term borrowings...      104,000      128,000      174,000     227,000      111,000
                                          ----------   ----------   ----------  ----------   ----------
      Total interest expense...........    1,756,000    1,560,000    2,092,000   2,130,000    1,689,000
                                          ----------   ----------   ----------   ----------   ----------
      Net interest income..............    2,703,000    2,283,000    3,145,000   2,978,000    2,824,000

PROVISION FOR POSSIBLE LOAN LOSSES:
   (Notes 2 and 5).....................      134,000      154,000      374,000     228,000      345,000
                                          ----------   ----------   ----------  ----------   ----------
      Net interest income after provision
        for possible loan losses.......    2,569,000    2,129,000    2,771,000   2,750,000    2,479,000
                                          ----------   ----------   ----------  ----------   ----------
OTHER INCOME:
   Service charges on deposit accounts.      279,000      233,000      331,000     281,000      243,000
   Gain on sale of securities..........       38,000       15,000       23,000     115,000        9,000
   Other income........................       87,000       81,000      103,000      56,000       61,000
                                          ----------   ----------   ----------  ----------   ----------
      Total other income...............      404,000      329,000      457,000     452,000      313,000

OTHER EXPENSES:
   Salaries and employee benefits......    1,262,000    1,101,000    1,475,000   1,278,000    1,039,000
   Net occupancy expense...............      142,000      150,000      201,000     186,000      199,000
   Other operating expenses (Note 13)..      866,000      898,000    1,232,000   1,232,000    1,070,000
                                          ----------   ----------   ----------  ----------   ----------
      Total other expense..............    2,270,000    2,149,000    2,908,000   2,696,000    2,308,000
                                          ----------   ----------   ----------  ----------   ----------
      Income before provision for
        income taxes...................      703,000      309,000      320,000     506,000      484,000

PROVISION FOR INCOME TAXES: (Note 8)...      161,000       51,000       31,000      65,000       57,000
                                          ----------   ----------   ----------  ----------   ----------
      Net income.......................   $  542,000   $  258,000   $  289,000  $  441,000   $  427,000
                                          ==========   ==========   ==========  ==========   ==========
NET INCOME PER SHARE: (Note 2).........   $      .80   $      .38   $      .43  $      .70   $      .69
                                          ==========   ==========   ==========  ==========   ==========
WEIGHTED AVERAGE SHARES OUTSTANDING:
  (Note 2).............................      679,047      679,047      679,047     632,748      622,031
                                          ==========   ==========   ==========  ==========   ==========


           The accompanying notes to consolidated financial statements are an integral part of these statements.


                                  METROPOLITAN STATE BANK AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED) AND
                           FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                              UNREALIZED
                                                                                HOLDING
                                                                             GAIN (LOSS) ON
                                                                               SECURITIES
                                                   ADDITIONAL                  AVAILABLE        TOTAL
                                      COMMON        PAID-IN       RETAINED        FOR       SHAREHOLDERS'
                                       STOCK        CAPITAL       EARNINGS        SALE          EQUITY
                                       -----        -------       --------        ----          ------
BALANCE
  December 31, 1993 ............   $ 2,207,000   $ 2,206,000   $   529,000    $         0    $ 4,942,000
    Net income - 1994 ..........             0             0       427,000              0        427,000
    10% stock dividend .........       221,000        97,000      (318,000)             0              0
    Issuance of 75,765 shares
    of common stock ............       378,000       313,000             0              0        691,000
  Unrealized holding
    gain (loss) on securities
    available for sale, net of
    income taxes ...............             0             0             0         (6,000)        (6,000)
                                   -----------   -----------   -----------    -----------    -----------

BALANCE
  December 31, 1994 ............     2,806,000     2,616,000       638,000         (6,000)     6,054,000
    Net income - 1995 ..........             0             0       441,000              0        441,000
    10% stock dividend .........       281,000       281,000      (562,000)             0              0
    Change in unrealized
    holding gain (loss)
    on securities
    available for sale, net
    of income taxes ............             0             0             0         66,000         66,000
                                   -----------   -----------   -----------    -----------    -----------

BALANCE
  December 31, 1995 ............     3,087,000     2,897,000       517,000         60,000      6,561,000
    Net income - 1996 ..........             0             0       289,000              0        289,000
    Change in unrealized
    holding gain (loss)
    on securities
    available for sale, net
    of income taxes ............             0             0             0        (89,000)       (89,000)
                                   -----------   -----------   -----------    -----------    -----------

BALANCE
  December 31, 1996 ............     3,087,000     2,897,000       806,000        (29,000)     6,761,000
    Net Income for the
    nine months ended ..........             0             0       542,000              0        542,000
    10% stock dividend .........       308,000       432,000      (740,000)             0              0
    Change in unrealized holding
    gain (loss) on securities
    available for sale, net of
    income taxes ...............             0             0             0         52,000         52,000
                                   -----------   -----------   -----------    -----------    -----------

BALANCE
  September 30, 1997 ...........   $ 3,395,000   $ 3,329,000   $   608,000    $    23,000    $ 7,355,000
                                   ===========   ===========   ===========    ===========    ===========


       The accompanying notes to consolidated financial statements are an integral part of these statements.

                                      METROPOLITAN STATE BANK AND SUBSIDIARY
                                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                              FOR THE NINE MONTHS
                                                     ENDED
                                                  SEPTEMBER 30,              FOR THE YEARS ENDED DECEMBER 31,
                                              ------------------            -----------------------------------
                                              1997          1996            1996           1995            1994
                                              ----          ----            ----           ----            ----
                                                 (Unaudited)
OPERATING ACTIVITIES
  Net income ........................  $    542,000   $    258,000    $    289,000   $    441,000    $    427,000
  Adjustments to reconcile net
    income to net cash provided
    by operating activities
      Provision for possible
        loan losses .................       134,000        154,000         374,000        228,000         345,000
      Depreciation and amortization .        83,000         64,000         100,000        136,000          90,000
      Deferred taxes ................             0              0               0        (27,000)        (85,000)
      Amortization (accretion) of
        securities premium
        (discount), net .............        (5,000)        79,000          77,000       (121,000)          6,000
      Gain on sale of
           Securities ...............       (38,000)       (15,000)        (23,000)      (115,000)         (9,000)
           Loans ....................             0              0               0              0         (30,000)
      (Increase) decrease in accrued
       interest receivable ..........       (36,000)      (226,000)       (122,000)        77,000        (141,000)
      (Increase) in other assets ....       (92,000)       (65,000)       (126,000)       (78,000)        (15,000)
      Increase (decrease) in accrued
        interest payable ............        50,000        (29,000)        (34,000)        80,000          44,000
      Increase (decrease) in accrued
        expense and other liabilities       248,000        (80,000)         70,000        (12,000)        (34,000)
                                       ------------   ------------    ------------   ------------    ------------
    Net cash provided by
      operating activities ..........       886,000        140,000         605,000        609,000         598,000
                                       ------------   ------------    ------------   ------------    ------------
INVESTING ACTIVITIES
  Available for sale securities
    Purchases .......................   (23,407,000)   (14,057,000)    (18,191,000)   (12,489,000)     (4,154,000)
    Sales ...........................     6,625,000      3,152,000       4,982,000      9,569,000       2,091,000
    Maturities ......................     7,435,000        790,000       1,040,000              0               0
  Held to maturity securities
    Purchases .......................      (250,000)    (4,858,000)     (4,858,000)      (990,000)     (7,775,000)
    Maturities ......................     3,911,000      8,330,000       9,520,000      4,595,000       2,986,000
    Net change in loans .............    (4,383,000)       309,000        (827,000)     2,766,000      (3,680,000)
    (Increase) decrease in other real
     estate, net ....................       (37,000)       233,000         519,000        (23,000)         65,000
    Capital expenditures ............       (69,000)       (62,000)       (111,000)    (1,922,000)       (670,000)
                                       ------------   ------------    ------------   ------------    ------------
    Net cash provided by (used in)
      investing activities ..........   (10,175,000)    (6,163,000)     (7,926,000)     1,506,000     (11,137,000)
                                       ------------   ------------    ------------   ------------    ------------
FINANCING ACTVITIES
  Net increase (decrease) in
    demand deposits and savings
    accounts ........................     6,174,000      5,611,000       5,888,000      5,300,000      (1,366,000)
  Net increase (decrease) in time
    deposits ........................     6,114,000      1,294,000        (316,000)     1,765,000       4,909,000
  Net increase (decrease) in
    short-term borrowings ...........     1,076,000     (1,164,000)     (2,054,000)       609,000       3,201,000
  Proceeds from the issuance of common
    stock ...........................             0              0               0              0         691,000
                                       ------------   ------------    ------------   ------------    ------------
  Net cash provided by financing
    activities ......................    13,364,000      5,741,000       3,518,000      7,674,000       7,435,000
                                       ------------   ------------    ------------   ------------    ------------
  Increase (decrease) in cash and
    cash equivalents ................     4,075,000       (282,000)     (3,803,000)     9,789,000      (3,104,000)
CASH AND CASH EQUIVALENTS,
  beginning of year .................    10,305,000     14,108,000      14,108,000      4,319,000       7,423,000
                                       ------------   ------------    ------------   ------------    ------------
CASH AND CASH EQUIVALENTS,
  end of year .......................  $ 14,380,000   $ 13,826,000    $ 10,305,000   $ 14,108,000    $  4,319,000
                                       ============   ============    ============   ============    ============
SUPPLEMENTAL DISCLOSURES
  Cash paid during the period for
    Interest ........................  $  1,706,000   $  1,589,000    $  2,126,000   $  2,050,000    $  1,644,000
                                       ------------   ------------    ------------   ------------    ------------
    Income taxes ....................  $    211,000   $     51,000    $     30,600   $    141,000    $    137,000
                                       ------------   ------------    ------------   ------------    ------------


       The accompanying notes to consolidated financial statements are an integral part of these statements.

                     METROPOLITAN STATE BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)     ORGANIZATION:

        Metropolitan State Bank (the Bank, including its investment company) is a full service community bank, primarily serving Morris and Essex Counties of New Jersey.

        All significant intercompany accounts and transactions are eliminated in consolidation.

(2)     SIGNIFICANT ACCOUNTING POLICIES:

        Use of Estimates in the
        Preparation of Financial Statements-

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The consolidated financial statements as of September 30, 1997, and the nine months ended September 30, 1997 and 1996, are unaudited. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial position and results of operations have been included. The results of operations for the nine months ended September 30, 1997 and 1996, are not necessarily indicative of the results that may be attained for an entire fiscal year.

        Securities

        The Bank classifies its securities as: (1) held for investment purposes (held to maturity); (2) available for sale and (3) held for trading purposes. Securities for which the Bank has the ability and intent to hold until maturity are classified as held to maturity. These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts on a straight-line basis which is not materially different from the effective interest method.

        Securities which are held for indefinite periods of time which management intends to use as part of its asset/liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, increases in capital requirements or other similar factors, are classified as available for sale and are carried at fair value. Differences between a security's amortized cost and fair value is charged/credited directly to shareholders' equity, net of income taxes. The cost of securities sold is determined on a specific identification basis. Gains and losses on sales of securities are recognized in the consolidated statement of income upon sale.

        The Bank had no securities held for trading purposes at September 30, 1997, December 31, 1996 and 1995. See Note 3 for additional discussion of the Bank's securities portfolio.

        Allowance For Possible Loan Losses

        The Bank's management maintains the allowance for possible loan losses at a level considered adequate to provide for potential loan losses. The allowance is increased by provisions charged to expense and reduced by net charge-offs. The level of the allowance is based on management's evaluation of potential losses in the loan portfolio after consideration of appraised

                     METROPOLITAN STATE BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


        collateral values, financial condition of the borrowers, as well as prevailing and anticipated economic conditions. Credit reviews of the loan portfolio, designed to identify potential charges to the allowance, are made on a periodic basis during the year by senior management.

        Premises And Equipment

        Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed primarily on the straight-line method over the estimated useful lives of the assets.

        Other Real Estate (ORE)

        Real estate acquired in satisfaction of a loan is reported separately in the consolidated statements of condition. Properties acquired by foreclosure are ORE and recorded at the lower of recorded investment in the related loan or fair value based on appraised value at the date actually or constructively received. Loan losses arising from the acquisition of such properties are charged against the allowance for possible loan losses. Subsequent adjustments to the carrying values of ORE properties are charged to operating expense. ORE is stated at the lower of cost or fair value, less estimated cost to sell.

        Interest On Loans

        Interest on loans is credited to operations primarily based upon the principal amount outstanding. When management believes there is sufficient doubt as to the ultimate collectibility of interest on any loan, the accrual of applicable interest is discontinued. Net loan origination fees are deferred and amortized over the life of the related loan using the level yield method.

        Income Taxes

        The Bank recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Bank's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax basis of assets and liabilities.

        Per Share Amounts

        Net income per share is based on the weighted average number of common shares outstanding during the period. All weighted average actual shares or per share information in the financial statements has been adjusted retroactively for the effect of stock dividends.

        Recent Accounting Pronouncements

        The Financial Accounting Standards Board ("FASB") has issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share, which is effective for financial statements issued after December 15, 1997. Early adoption of the new standard is not permitted. The new standard eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share together with disclosure of how the per share amounts were computed. The adoption of SFAS No. 128 will not have a material effect on the Bank's financial position or results of operations.

        The FASB has issued SFAS No. 130, Reporting Comprehensive Income, which is effective for year beginning after December 15, 1997. This new standard requires entities presenting a complete set of financial statements to include details of comprehensive income. Comprehensive income consists of net income or loss for the current period and income, expenses, gains, and losses that bypass the income statement and are reported directly in a

                     METROPOLITAN STATE BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


        separate component of equity. The adoption of SFAS No. 130 will not have a material effect on the Bank's financial position or results of operations.

        The FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which is effective for all periods beginning after December 15, 1997. SFAS 131 requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate, and their major customers. The adoption of SFAS No. 131 will not have a material effect on the Bank's financial position or results of operations.

(3)  SECURITIES

        Information with regard to the Bank's securities portfolio is as follows:

                                                              As of September 30, 1997
                                       ------------------------------------------------------------------------
                                                                     (Unaudited)
                                                              Gross             Gross            Estimated
                                          Amortized         Unrealized        Unrealized          Market
                                             Cost             Gains            Losses              Value
                                             ----             -----            ------              -----
AVAILABLE FOR SALE
U.S. Treasury securities
  and obligations of U.S.
  Government corporations
  and agencies..................       $ 10,783,000      $    35,000       $   (11,000)       $10,807,000
Mortgage backed securities
  of U.S. Government Agencies...          5,669,000           17,000           (28,000)         5,658,000
Municipal bonds.................          7,044,000           39,000           (17,000)         7,066,000
Other securities................            399,000                0                 0            399,000
                                       ------------      -----------       -----------        -----------
                                       $ 23,895,000      $    91,000       $   (56,000)       $23,930,000
                                       ============      ===========       ============       ===========
HELD TO MATURITY
U.S. Treasury securities
  and obligations of U.S.
  Government corporations
  and agencies..................       $  2,462,000      $     3,000       $   (30,000)       $ 2,435,000
Mortgage backed securities of
  U.S. Government Agencies......          2,434,000           27,000           (30,000)         2,431,000
Municipal bonds.................          1,073,000           18,000            (2,000)         1,089,000
                                       ------------      -----------       -----------        -----------
                                       $  5,969,000      $    48,000       $   (62,000)       $ 5,955,000
                                       ============      ===========       ============       ===========


                     METROPOLITAN STATE BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

                                                                     December 31, 1996
                                              ---------------------------------------------------------------
                                                                 Gross             Gross            Estimated
                                                 Amortized     Unrealized        Unrealized           Market
                                                   Cost           Gains            Losses             Value
                                                   ----           -----            ------             -----
AVAILABLE FOR SALE
U.S. Treasury securities
  and obligations of U.S.
  Government corporations
  and agencies ..........................      $ 3,800,000      $      0       $    (11,000)      $ 3,789,000
Mortgage backed securities
  of U.S. Government Agencies ...........        5,290,000             0            (26,000)        5,264,000
Municipal bonds .........................        5,197,000        11,000            (17,000)        5,191,000
Other securities ........................          249,000             0                  0           249,000
                                               -----------      --------       ------------       -----------
                                               $14,536,000      $ 11,000       $    (54,000)      $14,493,000
                                               ===========      ========       ============       ===========
HELD TO MATURITY
U.S. Treasury securities
  and obligations of U.S.
  Government corporations
  and agencies ..........................      $ 5,581,000      $  3,000       $    (45,000)      $ 5,539,000
Mortgage backed securities of
  U.S. Government Agencies ..............        2,770,000         1,000            (25,000)        2,746,000
Municipal bonds .........................        1,079,000         5,000                  0         1,084,000
Other securities ........................          200,000             0                  0           200,000
                                               -----------      --------       ------------       -----------
                                               $ 9,630,000      $  9,000       $    (70,000)      $ 9,569,000
                                               ===========      ========       ============       ===========

                     METROPOLITAN STATE BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

                                                                      December 31, 1995
                                               --------------------------------------------------------------
                                                                 Gross            Gross           Estimated
                                                Amortized      Unrealized       Unrealized          Market
                                                   Cost           Gains           Losses             Value
                                                   ----           -----           ------             -----
AVAILABLE FOR SALE
U.S. Treasury securities
  and obligations of U.S.
  Government corporations
  and agencies ..........................      $   613,000      $  6,000       $          0       $   619,000
Mortgage backed securities
  of U.S. Government Agencies ...........        1,254,000        25,000                  0         1,279,000
Municipal bonds .........................        4,707,000        46,000                  0         4,753,000
Other securities ........................          249,000             0                  0           249,000
                                               -----------      --------       ------------       -----------
                                               $ 6,823,000      $ 77,000       $          0       $ 6,900,000
                                               ===========      ========       ------------       ===========
HELD TO MATURITY
U.S. Treasury securities
  and obligations of U.S. ...............
  Government corporations
  and agencies ..........................      $ 5,709,000      $ 13,000       $          0       $ 5,722,000
Mortgage backed securities of
  U.S. Government Agencies ..............        4,438,000        66,000            (63,000)        4,441,000
Municipal bonds .........................          238,000             0                  0           238,000
Other securities ........................          250,000         4,000                  0           254,000
                                               -----------      --------       ------------       -----------
                                               $10,635,000      $ 83,000       $    (63,000)      $10,655,000
                                               ===========      ========       ============       ===========


        In March 1995, based on a recommendation by the Bank's regulators, the Bank transferred $13,698,000 of securities from held to maturity to available for sale. A portion of those securities were subsequently sold. Under the provisions of Statement of Financial Accounting Standards No. 115, all of the remaining securities in the held to maturity portfolio were required to be classified as available for sale. In December 1995, as then permitted by certain accounting standards, the Bank transferred available for sale securities with a fair value of $9,248,000 to held to maturity. The amount transferred approximated the carrying value of the securities.

        The amortized cost and estimated market value of securities at September 30, 1997 and December 31, 1996 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or repayment penalties.

                     METROPOLITAN STATE BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


                                                        September 30, 1997
                                                   --------------------------
                                                    Amortized     Estimated
                                                      Cost       Market Value
                                                      ----       ------------
                                                         (Unaudited)
AVAILABLE FOR SALE
Due in one year or less ....................     $ 2,224,000     $ 2,224,000
Due after one year through five years ......       7,968,000       7,985,000
Due after five years through ten years .....       4,161,000       4,164,000
Due after ten years ........................       3,873,000       3,899,000
                                                 -----------     -----------
                                                 $18,226,000      18,272,000
Mortgage backed securities of U.S. .........
  Government Agencies ......................       5,669,000       5,658,000
                                                 -----------     -----------
                                                 $23,895,000     $23,930,000
                                                 ===========     ===========
HELD TO MATURITY
Due after one year through five years ......     $ 1,022,000     $ 1,026,000
Due after five years through ten years .....       2,413,000       2,394,000
Due after ten years ........................         100,000         104,000
                                                 -----------     -----------
                                                   3,535,000       3,524,000
Mortgaged backed securities of U.S. ........
  Government Agencies ......................       2,434,000       2,431,000
                                                 -----------     -----------
                                                 $ 5,969,000     $ 5,955,000
                                                 ===========     ===========


                                                        December 31, 1996
                                                   --------------------------
                                                    Amortized     Estimated
                                                      Cost       Market Value
                                                      ----       ------------
                                                         (Unaudited)
AVAILABLE FOR SALE
Due in one year or less ....................     $ 2,101,000     $ 2,100,000
Due after one year through five years ......       5,565,000       5,544,000
Due after five years through ten years .....       1,580,000       1,585,000
                                                 -----------     -----------
                                                   9,246,000       9,229,000
Mortgage backed securities of U.S. .........
    Government Agencies ....................       5,290,000       5,264,000
                                                 -----------     -----------
                                                 $14,536,000     $14,493,000
                                                 ===========     ===========
HELD TO MATURITY
Due in one year or less ....................     $ 3,444,000     $ 3,444,000
Due after one year through five years ......       1,267,000       1,263,000
Due after five years through ten years .....       2,149,000       2,116,000
                                                 -----------     -----------
                                                   6,860,000       6,823,000
Mortgaged backed securities of U.S. ........
  Government Agencies ......................       2,770,000       2,746,000
                                                 -----------     -----------
                                                 $ 9,630,000     $ 9,569,000
                                                 ===========     ===========


As of December 31, 1996 and 1995, securities having a book value of $5,993,000 and $4,734,000, respectively, were pledged to secure public deposits, repurchase agreements and for other purposes as required by law.

                     METROPOLITAN STATE BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


(4) LOANS:

        The Bank's loans are primarily to businesses and individuals in Morris and Essex Counties of New Jersey. Loans outstanding by classification are as follows:

                                                                                    December 31,
                                                         September 30,      ------------------------------
                                                             1997               1996              1995
                                                         -------------      ------------      ------------
                                                          (Unaudited)
Loans secured by real estate-
  Construction and land development ................       $ 1,345,000       $   287,000       $   562,000
  Secured by residential properties ................        23,908,000        22,380,000        22,248,000
  Secured by nonresidential properties .............        11,457,000         8,600,000         7,170,000
Commercial and industrial loans ....................         6,497,000         7,597,000         6,152,000
Loans to individuals ...............................         3,714,000         3,632,000         5,057,000
All other loans ....................................                 0           100,000           153,000
                                                           -----------       -----------       -----------
                                                           $46,921,000       $42,596,000       $41,342,000
                                                           ===========       ===========       ===========

        Activity related to loans to directors, executive officers and their affiliated interests for the year ended December 31, 1996, all of which are current as to principal and interest payments, is as follows-

Balance, beginning of year                              $ 1,553,000
Loans granted                                             1,187,000
Repayments of loans                                      (1,094,000)
                                                        ------------
Balance, end of year                                    $ 1,646,000
                                                        ===========

(5) ALLOWANCE FOR POSSIBLE LOAN LOSSES:

        The allowance for possible loan losses is based on estimates, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reflected in operations in the periods in which they become known.

        An analysis of the allowance for possible loan losses is as follows:

                                   Nine Months Ended
                                     September 30,                    Years Ended December 31,
                                  ------------------          -------------------------------------
                                   1997         1996              1996          1995           1994
                                   ----         ----              ----          ----           ----
                                     (Unaudited)
Balance, beginning of year      $ 585,000    $ 560,000       $   560,000   $  547,000     $   455,000
Provision charged to expense      134,000      154,000           374,000      228,000         345,000
Charge-offs                       (87,000)    (88,000)          (373,000)    (263,000)       (270,000)
Recoveries                         29,000        9,000            24,000       48,000          17,000
                                ---------    ---------       -----------   ----------     -----------
Balance, end of year            $ 661,000    $ 635,000       $   585,000   $   560,000    $   547,000
                                =========    =========       ===========   ===========    ===========

        Certain additional information with regard to the Bank's loan portfolio is as follows-

                                         September 30,                         December 31,
                                     --------------------           ---------------------------------
                                     1997            1996           1996           1995          1994
                                     ----            ----           ----           ----          ----
                                        (unaudited)

Non-accrual loans               $   568,000     $ 1,003,000    $   537,000    $   821,000    $1,157,000
Additional loans past due
   90 days or more              $   854,000     $   634,000    $   744,000    $   620,000    $  485,000

                     METROPOLITAN STATE BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


Interest income that would have been recorded in the financial statements had the non-accrual loans been performing in accordance with their terms would have been $43,000 and 42,000 at September 30, 1997 and 1996, respectively, and $34,000, $67,000 and $72,000 in 1996, 1995 and 1994, respectively.

In accordance with Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan," the Bank utilized the following information when measuring the allowance for possible loan losses. A loan is considered impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. These loans consist primarily of nonaccrual loans but may include performing loans to the extent that situations arise which would reduce the probability of collection in accordance with the contractual terms. The Bank's recorded investment in impaired loans and the related valuation allowance were $564,000 and $170,000, respectively, as of September 30, 1997, $1,291,000 and
$160,000, respectively, as of December 31, 1996 and $1,481,000 and $235,000,
respectively, as of December 31, 1995. This valuation allowance is included in the allowance for possible loan losses in the accompanying consolidated statement of condition.

The average recorded investment in impaired loans for the nine month period ended September 30, 1997 was $928,000 and for the period ended December 31, 1996 and 1995 was approximately $1,567,000 and $1,785,000, respectively.

Interest payments received on impaired loans are recorded as interest income unless collection of the remaining recorded investment is doubtful, at which time payments recieved are recorded as reductions of principal. The Bank recognized interest income on impaired loans of $0 and $11,000 for the nine months ended September 30, 1997 and 1996, respectively, and $82,000 and $66,000 for the years ended December 31, 1996 and 1995, respectively.

(6)  PREMISES AND EQUIPMENT:

Premises and equipment consists of the following-

                                                   September 30,             December 31,
                                                   -------------             ------------
                                                       1997              1996             1995
                                                       ----              ----             ----
                                                   (unaudited)
Land                                               $   971,000     $    971,000    $    971,000
Premises and improvements................            1,209,000        1,203,000       1,195,000
Furniture and equipment..................              844,000          775,000         672,000
                                                   -----------     ------------    ------------
                                                     3,024,000        2,949,000       2,838,000

Less-Accumulated depreciation
   and amortization......................              509,000          425,000         325,000
                                                  ------------     ------------    ------------
                                                  $  2,515,000     $  2,524,000    $  2,513,000
                                                  ============     ============    ============

 (7) SHORT-TERM BORROWINGS:

Short-term borrowings during the year consisted of securities sold under agreements to repurchase. Securities underlying the agreements were under the Bank's control.

                                         September 30,                 December 31,
                                         -------------       --------------------------------
                                             1997                1996                  1995
                                             ----                ----                  ----
                                         (unaudited)
  Balance outstanding                     4,412,000           3,336,000             5,390,000
  Weighted average interest
    rate at end of period                      4.98%               4.84%                4.48%
                                          ---------           ---------             --------

                     METROPOLITAN STATE BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

                                                Nine Months
                                             Ended September 30,            Year Ended December 31
                                             -------------------            ----------------------
                                                    1997                  1996                  1995
                                                    ----                  ----                  ----
                                                (Unaudited)
  Average daily balance outstanding            $ 2,887,000             $  3,750,000         $ 5,054,000
  Weighted average interest rate                      4.80%                    4.63%               4.49%
                                               -----------             ------------         -----------
   Highest month-end outstanding balance       $ 5,038,200             $  4,888,000         $ 7,363,000
                                               ===========             ============         ===========


        FEDERAL HOME LOAN BANK ADVANCES

        As of September 30, 1997, the Company has a line of credit for $8.2 million with the Federal Home Loan Bank (FHLB) which is collateralized by FHLB stock in proportion to the balance outstanding. Borrowings under this arrangement have an interest rate that fluctuates based on market conditions and customer demand. As of September 30, 1997, December 31, 1996 and 1995, there were no outstanding borrowings.

(8)  INCOME TAXES:

  The components of the provision for income taxes are as follows-

                                 Nine Months Ended September 30,            Year Ended December 31,
                                 -------------------------------      -----------------------------------
                                       1997           1996            1996            1995           1994
                                       ----           ----            ----            ----           ----
                                           (Unaudited)
Federal income taxes-
  Current                          $ 162,000      $  42,000       $  17,200       $  72,000      $ 119,000
  Deferred                           (30,000)             0               0         (27,000)       (85,000)
State income taxes                    29,000          9,000          13,800          20,000         23,000
                                      ------          -----          ------          ------         ------
                                   $ 161,000      $  51,000       $  31,000       $  65,000      $  57,000
                                    ========       ========          ======          ======         ======

A reconciliation of the provision for Federal income taxes, as reported, with the Federal income tax at the statutory rate of 34 percent is as follows:

                                           Nine Months Ended September 30,        Year Ended December 31,
                                           -------------------------------  ----------------------------------
                                                1997           1996          1996           1995         1994
                                                ----           ----          ----           ----         ----
                                                   (Unaudited)
Tax at statutory rate.................     $   240,000     $  106,000    $  109,000     $  172,000    $ 145,000
Increase  (decrease) in taxes
   resulting from Tax-exempt income...         (70,000)       (59,000)      (76,500)      (119,000)    (113,000)
  State income taxes, net of Federal
    income tax benefit................         (10,000)        (3,000)       (4,700)        (7,000)      (8,000)
Other, net............................         (28,000)        (2,000)      (10,600)        (1,000)      10,000
                                           -----------     ----------    ----------     ----------    ---------
Provision for Federal income taxes....     $   132,000     $   42,000    $   17,200     $   45,000    $  34,000
                                           ===========     ==========    ==========     ==========    =========

Deferred income taxes are provided for the temporary difference between the financial reporting basis and the tax basis of the Bank's assets and liabilities. Cumulative temporary differences are as follows:

                                                         September 30,              December 31,
                                                         -------------              ------------
                                                             1997              1996               1995
                                                             ----              ----               ----
                                                         (Unaudited)
Deferred tax assets (liabilities):
  Allowance for possible losses on other real estate     $  37,300        $   37,300         $   58,000
  Allowance for possible loan losses...............        110,000            77,400             50,000
  Depreciation and amortization....................         31,000            37,900             62,000
  Other............................................          6,700             2,400            (15,000)
                                                             -----             -----            --------
      Net deferred tax asset.......................      $ 185,000        $  155,000         $  155,000
                                                           =======           =======            =======

                     METROPOLITAN STATE BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


In order to fully realize the deferred tax asset, the Bank will need to generate future taxable income during periods in which existing deductible temporary differences reverse. Based upon the Bank's historical and current pretax earnings, management believes it is more likely than not that the Bank will generate future net taxable income in sufficient amounts to realize its net deferred tax asset at September 30, 1997 and December 31, 1996; however, there can be no assurance that the Bank will generate any earnings or any specific level of continuing earnings. The Bank did not record any valuation allowance against its net deferred tax asset at September 30, 1997, December 31, 1996 or December 31, 1995.

(9)  BENEFIT PLANS:

In January 1996, the Bank entered into an agreement with its Chief Executive Officer, which provides for an annual retirement benefit of $35,000 for a 15-year period. Although there are certain provisions for early retirement, it is expected that the officer will remain in the employment of the Bank until his retirement date in 2000 at age 65. The present value of this obligation is being charged to operations over the officer's remaining period of service. During the first nine months of 1997 and in 1996, the Bank charged $0 and $40,000, respectively, to operations related to this obligation.

The Bank has a noncontributory 401(k) savings plan covering substantially all employees. As of January 1, 1997, the Bank matches 50% of employee contributions for all participants, not to exceed 5% of their total salary. The Bank does not currently provide any postretirement benefits to its employees. Contributions made by the Bank for the nine months ended September 30, 1997 were $20,000.

(10)  COMMITMENTS AND CONTINGENCIES:

The Bank leases a branch at an annual rental of $36,000 under a lease agreement expiring in 2002. The lease is subject to periodic adjustments to a current market value rental.

As of December 31, 1996, future minimum rental payments are as follows-

    1997................................................................$ 40,000
    1998................................................................  42,000
    1999................................................................  44,096
    2000................................................................  46,298
    2001................................................................  48,608
    Thereafter..........................................................   8,166
                                                                        --------
         Total minimum future rental payments...........................$229,168
                                                                        ========

The above amount represents minimum rentals not adjusted for possible future increases due to escalation provisions and assumes that all option periods will be exercised by the Bank.

The consolidated statements of condition do not reflect various commitments relating to financial instruments which are used in the normal course of business. Management does not anticipate that the settlement of those financial instruments will have a material adverse effect on the Bank's financial position. These instruments include commitments to extend credit and letters of credit. These financial instruments carry various degrees of credit risk, which is defined as the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract.

Commitments to extend credit are legally binding loan commitments with set expiration dates. They are intended to be disbursed, subject to certain conditions, upon request of the borrower. The Bank was committed to advance $10,581,000 and $6,491,000 to its borrowers as of December 31, 1996 and 1995, respectively, which commitments generally expire within one year.

                     METROPOLITAN STATE BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


Standby letters of credit are provided to customers to guarantee their performance, generally in the production of goods and services or under contractual commitments in the financial markets. The Bank has entered into standby letters of credit contracts with its customers totaling $632,000 at both December 31, 1996 and 1995, which generally expire within one year.

The Bank may, in the ordinary course of business, become a party to litigation involving collection matters, contract claims and other legal proceedings relating to the conduct of its business. In management's judgment, the financial position of the Bank will not be affected materially by the final outcome of any present legal proceedings.

(11)  STOCK OPTION PLAN:

The Bank's shareholders have approved a stock option plan for key employees, and entered into an employment agreement with additional options awarded to its President. The Bank accounts for the various stock option agreements in accordance with Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized.

Had compensation cost for these options been determined consistent with FASB Statement No. 123, the Bank's net income and net income per share for 1996 would have been the same because Statement No. 123 method of accounting has not been applied to the options granted prior to January 1, 1995, and no options were granted subsequent to January 1, 1995.

During 1989, the shareholders approved a stock option plan (the "Plan") for officers and key employees of the Bank. In accordance with the Plan, options for the purchase of 33,275 shares of the Bank's common stock may be granted. As of September 30, 1997, options to purchase 19,965 shares and 12,856 shares of the Bank's common stock at a price of $7.51 per share have been granted to the Bank's President and Executive Vice President, respectively. All such options are currently exercisable and expire 10 years from date of grant which was 1989. No options have been exercised through September 30, 1997. The weighted average remaining contractual life of oustanding stock options is 2.5 years.

(12)  REGULATORY CAPITAL REQUIREMENTS:

The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of September 30, 1997 and December 31, 1996 and 1995, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized, the Bank must maintain minimum total risk based, Tier I risk based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

The Bank's actual capital amounts and ratios are also presented in the table.

                     METROPOLITAN STATE BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)

                                                                                                     To Be Well
                                                                                                   Capitalized Under
                                                                        For Capital                Prompt Corrective
                                                                      Adequacy Purposes            Action Provisions
                                                                      -----------------            -----------------
                                                    Actual            Amount       Ratio           Amount       Ratio
                                             ------------------      -------------------           ------------------
                                             Amount       Ratio   (Equal to or greater than)   (Equal to or greater than)
                                             ------------------
As of September 30, 1997 (Unaudited)
    Total Capital
      (to Risk Weighted Assets)            $7,993,000     14.52%     $4,403,000     8.00%         $5,504,000     10.00%
    Tier I Capital
      (to Risk Weighted Assets)            $7,332,000     13.32%     $2,201,000     4.00%         $3,302,000      6.00%
    Tier I Capital
      (to average assets)                  $7,332,000      8.69%     $3,617,000     4.00%         $4,521,000      5.00%
As of December 31, 1996-
    Total Capital
      (to Risk Weighted Assets)            $7,374,000     15.18%     $3,886,000     8.00%         $4,858,000     10.00%
    Tier I Capital
        (to Risk Weighted Assets)          $6,789,000     13.98%     $1,942,000     4.00%         $2,914,000      6.00%
    Tier I Capital
        (to Average Assets)                $6,789,000      8.69%     $3,125,000     4.00%         $3,906,000      5.00%
As of December 31, 1995-
    Total Capital
        (to Risk Weighted Assets)          $7,061,000      9.23%     $6,120,000     8.00%         $7,650,000     10.00%
    Tier I Capital
        (to Risk Weighted Assets)          $6,561,000      8.51%     $3,084,000     4.00%         $4,626,000      6.00%
    Tier I Capital
        (to Average Assets)                $6,561,000      9.23%     $2,843,000     4.00%         $3,554,000      5.00%


(13)  OTHER OPERATING EXPENSES:

         The components of other operating expenses are as follows:

                                                        Nine Months Ended
                                                          September 30,            Years Ended December 31,
                                                        -----------------          ------------------------
                                                        1997         1996         1996        1995         1994
                                                        ----         ----         ----        ----         ----
                                                         (Unaudited)
Advertising.....................................    $  23,000    $  44,000     $ 53,000   $  112,000  $   96,000
Computer services...............................      167,000      165,000      209,000      208,000     193,000
Regulatory, professional and other fees.........      192,000      153,000      220,000      285,000     174,000
Deposit and other insurance.....................       52,000       65,000       76,000      150,000     185,000
Office expense..................................       88,000       81,000       99,000       87,000      55,000
Equipment expense...............................      120,000      112,000      153,000      149,000     135,000
Postage and delivery expense....................       65,000       63,000       85,000       79,000      81,000
Loan/collection expense.........................       43,000       43,000       57,000       56,000      42,000
(Income) loss from operation of
      other real estate.........................       15,000       47,000      107,000      (11,000)     27,000
Other...........................................      101,000      125,000      173,000      117,000      82,000
                                                   ----------   ----------   ----------   ----------   ---------
                                                   $  866,000   $  898,000   $1,232,000   $1,232,000  $1,070,000
                                                   ==========   ==========   ==========   ==========  ==========

                     METROPOLITAN STATE BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


(14)  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:

The following is a summary of fair value versus the carrying value of the Bank's financial instruments. For the Bank, as for most financial institutions, the bulk of its assets and liabilities are considered financial instruments. Many of the Bank's financial instruments lack an available trading market as characterized by a willing buyer and willing seller engaging in an exchange transaction. It is also the Bank's general practice and intent to hold its financial instruments to maturity and not engage in trading or sales activities. Therefore, significant estimations and present value calculations were used by the Bank for the purpose of this disclosure.

Estimated fair values have been determined by the Bank using the best available data and an estimation methodology suitable for each category of financial instruments. Financial instruments actively traded in the secondary market have been valued using available market prices.

The estimation methodologies used, the estimated fair values, and carrying values, were as follows:

                                               December 31, 1996            December 31, 1995
                                           -------------------------   ---------------------------
                                             Carrying     Estimated       Carrying      Estimated
                                               Value      Fair Value        Value       Fair Value
                                               -----      ----------        -----       ----------
Cash and cash equivalents.............    $ 10,305,000  $ 10,305,000   $ 14,108,000   $ 14,108,000
Securities available for sale.........      14,493,000    14,493,000      6,900,000      6,900,000
Securities held to maturity...........       9,630,000     9,569,000     10,635,000     10,655,000
Accrued interest receivable...........         551,000       551,000        429,000        429,000
Accrued interest payable..............         273,000       273,000        307,000        307,000
Securities sold under
  agreement to repurchase ............       3,336,000     3,336,000      5,390,000      5,390,000


Financial instruments with stated maturities have been valued using a present value discounted cash flow with a discount rate approximating current market for similar assets and liabilities. For those loans and deposits with floating interest rates, it is assumed that estimated fair values generally approximate the recorded book balances.

                                                December 31, 1996              December 31, 1995
                                            --------------------------    ---------------------------
                                             Carrying       Estimated       Carrying       Estimated
                                               Value        Fair Value        Value        Fair Value
                                               -----        ----------        -----        ----------
Gross loans...........................     $ 42,596,000   $ 42,821,000    $ 41,342,000   $ 40,934,000
Deposits..............................       69,626,000     69,524,000      64,054,000     64,116,000

There is no material difference between the notional amount and the estimated fair value of off-balance sheet unfunded loan commitments which totaled $10,581,000 and $6,491,000 at December 31, 1996 and 1995, respectively. Standby letters of credit totaling $632,000 as of both December 31, 1996 and 1995 are based on fees charged for similar agreements; accordingly, the estimated fair value of standby letters of credit is nominal. See also Note 10 for additional discussion relating to these off-balance sheet activities.

(15)    STOCK DIVIDEND:

        On February 15, 1997, the Bank paid a 10% stock dividend to shareholders of record as of January 15, 1997.

                     METROPOLITAN STATE BANK AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (CONTINUED)


(16)  DEPOSITS (UNAUDITED):

        At September 30, 1997, the schedule of maturities of Certificates of Deposit is as follows:

1997...............................................       $12,818,000
1998...............................................         9,822,000
1999...............................................         2,357,000
2000...............................................         2,993,000
2001 and thereafter................................         1,477,000
                                                          -----------
                                                          $29,467,000
                                                          ===========

(17)    SUBSEQUENT EVENTS (UNAUDITED):

        Agreement and Plan Of Reorganization

        On September 16, 1997, the Bank entered into an Agreement and Plan of Reorganization (the "Merger Agreement") with Lakeland Bancorp, Inc. ("Lakeland") which provides for the merger of the Bank and a newly formed subsidiary bank of Lakeland (the "Merger"). The shareholders of the Bank will be entitled to receive a specified number of shares of Lakeland common stock in exchange for each share of the Bank's common stock owned on the effective date of the Merger (the "Exchange Number"). The Exchange Number is determined by dividing $26.20 by the market value of Lakeland common stock (the "Market Value") if the Market Value is between $22.50 and $31.00 per share. If the Market Value is greater than $31.00 per share, the Merger Agreement provides that the Exchange Number will be .845. If the Market Value is less than $22.50 per share, the Exchange Number will be 1.164. Both Lakeland and the Bank have the right to terminate the Merger in the event the Market Value of Lakeland common stock is less than $22.50 per share. The Agreement and Plan of Reorganization is subject to regulatory and shareholder approval.

        Stock Option Plan

        On October 27, 1997, the Bank's President and Executive Vice President exercised all 32,821 of their stock options as described in Note 11.

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT (the "Agreement" or the "Merger Agreement"), made as of the 16th day of September, 1997, by and between LAKELAND BANCORP, INC., a corporation duly organized and existing under the laws of the State of New Jersey (hereinafter referred to as "Lakeland"), having an address for purposes of this Agreement located at 250 Oak Ridge Road, Oak Ridge, New Jersey 07438, and METROPOLITAN STATE BANK, a Banking Corporation organized and existing under the laws of the State of New Jersey (hereinafter referred to as "MSB"), having an address for purposes of this Agreement located at 166 Changebridge Road, Montville, New Jersey 07045,

                               W I T N E S S E T H

     WHEREAS, Lakeland desires to acquire MSB by means of a transaction (hereinafter collectively referred to as the "Merger") pursuant to which (i) a wholly-owned subsidiary of Lakeland would be formed as a state-chartered bank,
(ii) such subsidiary would merge with and into MSB, (iii) MSB would become a wholly-owned subsidiary of Lakeland and (iv) each of the outstanding shares of capital stock of MSB would be automatically converted into the right to receive shares of the Common Stock, par value $2.50 per share, of Lakeland (the "Lakeland Stock"), all in accordance with, and subject to, the terms and conditions hereinafter set forth;

     WHEREAS, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the Boards of Directors of Lakeland and MSB, deeming the Merger to be in the best interests of Lakeland, MSB and their respective stockholders, have each by duly adopted resolutions approved this Merger Agreement,

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I
                                   THE MERGER

     1.1. The Merger; Exchange of MSB Stock.

     (a) Promptly following the execution of this Merger Agreement, Lakeland will use its best efforts to cause (subject to necessary governmental approvals) a new state-chartered bank (the "Subsidiary Bank") to be organized in accordance with the laws of the State of New Jersey. All of the capital stock of the Subsidiary Bank, other than directors' qualifying shares, if any, shall be owned by Lakeland. Upon receipt of all governmental approvals necessary for the formation of the Subsidiary Bank, the Subsidiary Bank and MSB will execute a merger agreement (the "Subsidiary Bank

Merger Agreement"), containing terms consistent with the terms of this Merger Agreement, in such form as counsel for Lakeland and MSB shall advise for the purpose of obtaining all necessary approvals from the Department of Banking of the State of New Jersey.

     (b) Subject to and in accordance with the provisions of this Agreement, at the "Effective Time" (as defined herein) (i) the Subsidiary Bank will be merged into MSB; (ii) all of the outstanding shares of the common stock, par value $5.00 per share, of MSB ("MSB Stock"), other than "MSB Dissenting Shares" (as defined in Section 1.11 hereof), will be converted into shares of Lakeland Stock; (iii) all options to purchase MSB Stock which are outstanding and unexercised at the Effective Time shall be converted into options to purchase Lakeland Stock in accordance with Section 1.2 hereof; and (iv) all of the outstanding capital stock of the bank resulting from the merger of the Subsidiary Bank into MSB (the "Surviving Bank") will be owned by Lakeland. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

          (i) Any shares of MSB Stock held in the treasury of MSB shall be canceled and retired, and no cash, securities or other consideration shall be paid or delivered in exchange for such MSB Stock under this Agreement.

          (ii) Each share of MSB Stock issued and outstanding immediately prior to the Effective Time, which is not to be canceled and retired pursuant to
     Section 1(b)(i) above or treated as an MSB Dissenting Share, shall be converted into such number of shares (the "Exchange Number") of Lakeland Stock as shall be determined pursuant to the provisions of Sections 1.1(c), 1.1(d) and 1.1(e) hereof.

          (iii) No MSB Dissenting Shares shall be converted into or represent a right to receive Lakeland Stock under this Section 1.1(b) but shall be subject to the provisions of Section 1.11 below.

          (iv) Each authorized but unissued share of MSB Stock shall cease to exist.

     (c) In the event that the "Market Value" (as defined herein) is equal to or greater than $22.50 per share but not greater than $31.00 per share, the Exchange Number shall equal $26.20 divided by the Market Value. In the event that the Market Value is less than $22.50 per share, the Exchange Number shall be 1.164. In the event that the Market Value is greater than $31.00 per share, the Exchange Number shall be 0.845. Either party shall have the right to terminate the Merger in the event that the Market Value is less than $22.50 per share.

     (d) The term "Market Value" shall mean the average of the "Bid Prices" (as defined herein) of a share of Lakeland Stock on the twenty "Accountable Days" (as defined herein) during the "Determination Period" (as defined herein). For purposes of this Merger Agreement, the following terms shall have the following meanings:

          (i) The term "Bid Price", with respect to a particular date, shall mean the average of the highest and lowest bid price for a share of Lakeland Stock quoted by the National Quotation Bureau, Inc. on such date.

          (ii) The term "Determination Period" shall mean the twenty consecutive business days ending on the day (the "Approval Day") on which the approval of the Federal Reserve Board required for consummation of the Merger shall be received by Lakeland; provided, however, that if an actual sale of Lakeland Stock does not occur on at least ten of such business days, such period shall be extended closer to the date hereof (on a consecutive date basis) by such number of business days as shall be necessary to assure that at least ten of the business days in such period are days on which an actual sale of Lakeland Stock occurs.

          (iii) The term "Accountable Day" shall mean (x) each of the "Sales Days" (as defined herein) and each of the "Other Days" (as defined herein). The term "Sales Days" shall mean each of the ten business days in the Determination Period closest to the Approval Day on which an actual sale of Lakeland Stock occurs. The term "Other Days" shall mean each of the ten business days in the Determination Period, other than such ten Sales Days, that are the closest to the Approval Day.

     (e) The Exchange Number shall be appropriately adjusted if, prior to the Closing, there is a stock split or other subdivision or consolidation of shares, or any stock dividends or distributions, or other similar changes affecting the capital stock of MSB or Lakeland; provided, however, that no adjustment shall be made with respect to any event publicly announced by Lakeland prior to the date hereof. Furthermore, no adjustment shall be made by reason of the issuance of stock (1) by Lakeland or MSB upon the exercise of any currently outstanding stock options or (2) by Lakeland pursuant to its dividend reinvestment plan.

     (f) All references in the remainder of this Agreement to the Exchange Number shall mean the Exchange Number as adjusted in accordance with Section 1.1(e).

     1.2. MSB Stock Options. As of the Effective Time, Lakeland shall assume the rights and obligations of MSB under those stock options to purchase MSB Stock granted by MSB prior to the date hereof pursuant to the Metropolitan State Bank 1988 Stock Option Plan, as amended prior to the date hereof (the "1988 MSB Stock Option Plan"), or pursuant to an employment agreement, dated February 6, 1988, between MSB and Paul P. Lubertazzi, as amended prior to the date hereof (the "Employment Agreement"), which options are outstanding at the Effective Time ("Assumed Options"), to the extent such options shall not theretofore have been exercised. Pursuant to such assumption, the holder of each Assumed Option shall be entitled, subject to the terms of his stock option and compliance with applicable law, to purchase the number of shares (rounded to the nearest whole number) of Lakeland Stock determined by multiplying the number of shares of MSB Stock covered by the Assumed Option by the Exchange Number; the price per share of Lakeland Stock under each Assumed Option shall be determined by dividing the price per share of MSB Stock specified in the Assumed Option by the Exchange

Number (rounded to the nearest penny), so that the aggregate price for all shares covered by the Assumed Option shall remain substantially unchanged. Each Assumed Option shall constitute a continuation of the corresponding stock option issued under the 1988 MSB Stock Option Plan or pursuant to the Employment Agreement, as the case may be, substituting Lakeland for MSB and Lakeland Stock for MSB Stock in accordance with the foregoing conversion formula, substituting the price per share determined in accordance with the foregoing formula, and substituting a relationship with Lakeland or any of its subsidiaries for a relationship with MSB, effective as of the Effective Time. Except as provided in this Section 1.2, all of the terms and provisions of each Assumed Option shall remain the same, including, but not limited to, the times when the Assumed Option may be exercised. As soon as practicable after the Effective Time, Lakeland will send written notice of the assumption of the Assumed Options to each holder thereof. As of the Effective Time, Lakeland will have taken all corporate and other action necessary to reserve sufficient shares of Lakeland Stock for issuance upon exercise of the Assumed Options. Lakeland will prepare and file with the Securities and Exchange Commission (the "SEC") one or more registration statements on the appropriate form relating to the issuance of the shares of Lakeland Stock underlying such Assumed Options upon the exercise thereof and will use its best efforts to have such registration statement declared effective as soon as practicable after the Effective Time, but in no case later than six (6) months after the Effective Time.

     1.3. No Fractional Interests. Neither certificates nor scrip for fractional interests in shares of Lakeland Stock will be issued in connection with the Merger, but in lieu thereof, each holder of MSB Stock who would otherwise have been entitled to a fraction of a share of Lakeland Stock will be paid an amount of cash equal to such fraction multiplied by the Market Value. All shares of MSB Stock held by each record holder shall be aggregated before determining the need to pay cash in lieu of fractional shares.

     1.4. Meeting of Stockholders of MSB. Upon receipt of all requisite regulatory approvals required in order to conduct the meeting described herein, the Board of Directors of MSB shall duly call, and cause to be held, a special meeting of the stockholders of MSB (the "Special Meeting") and shall direct that this Merger Agreement and the Subsidiary Bank Merger Agreement be submitted to said stockholders for the purpose of adopting and approving the same. The Board of Directors of MSB shall, consistent with their fiduciary duties, recommend that the stockholders of MSB vote to adopt and approve this Merger Agreement and the Subsidiary Bank Merger Agreement. Lakeland and MSB shall cooperate in soliciting proxies from stockholders of MSB in favor of approval of this Merger Agreement and the Subsidiary Bank Merger Agreement pursuant to a proxy statement included within the Registration Statement described in Section 7.1 hereof.

     1.5. Filing of Subsidiary Bank Merger Agreement and Certification. In the event that this Merger Agreement and the Subsidiary Bank Merger Agreement are approved by at least two thirds of the outstanding shares of MSB Stock as of the record date for the Special Meeting as required under N.J.S.A. 17:9A-137, such approval shall be promptly certified by the president or a vice president of MSB and the Subsidiary

Bank and the certification shall be attached to the Subsidiary Bank Merger Agreement (the "Certification"). Thereafter, upon satisfaction or waiver of all conditions specified in Article VIII and Article IX hereof and consummation of the Closing described in Article X hereof, the Subsidiary Bank Merger Agreement and the Certification shall be filed in the Department of Banking of the State of New Jersey by the parties hereto, all as provided in N.J.S.A. 17:9A-137.

     1.6. Effective Time. The Merger shall become effective (the "Effective Time") at such time as the Subsidiary Bank Merger Agreement and the Certification are deemed filed with the Department of Banking of the State of New Jersey in accordance with N.J.S.A. 17:9A-137 following the Closing contemplated by Article X hereof.

     1.7. Directors.

     (a) Within ten (10) days following the Effective Time, the Board of Directors of Lakeland shall, consistent with their fiduciary duties, appoint Paul P. Lubertazzi and another member of the Board of Directors of MSB (the "Second Designee") to the Board of Directors of Lakeland. The Board of Directors of MSB shall, prior to the Effective Time, designate one of their members to be the Second Designee, provided that such person is acceptable to the Board of Directors of Lakeland, consistent with their fiduciary duties. In the event that Mr. Lubertazzi and/or the Second Designee is unable to take office, the Board of Directors of MSB shall designate a substitute, acceptable to the Board of Directors of Lakeland, to be appointed in his place by the Board of Directors of Lakeland, consistent with their fiduciary duties.

     (b) Within ten (10) days following the Effective Time, Lakeland shall, consistent with its fiduciary duties, cause Paul P. Lubertazzi and another member of the Board of Directors of MSB (the "Second Bank Board Designee") to be appointed to the Board of Directors of Lakeland State Bank. The Board of Directors of MSB shall, prior to the Effective Time, designate one of their members to be the Second Bank Board Designee, provided that such person is acceptable to the Board of Directors of Lakeland State Bank, consistent with their fiduciary duties. In the event that Mr. Lubertazzi and/or the Second Bank Board Designee is unable to take office, the Board of Directors of MSB shall designate a substitute, acceptable to the Board of Directors of Lakeland State Bank, to be appointed in his place by the Board of Directors of Lakeland State Bank, consistent with their fiduciary duties.

     (c) For a period commencing at the Effective Time and ending on the earlier of (i) the third anniversary of the Effective Time or (ii) the date on which Paul P. Lubertazzi ceases to serve as a full-time employee of MSB (such period being hereinafter referred to as the "Transition Period"), all fees and benefits payable to MSB Directors will not be reduced beyond the levels currently being paid to MSB Directors. During the "Delivery Period" (as defined in Section 6.1 hereof), MSB shall furnish to Lakeland a schedule describing such fees and benefits.

     (d) During the Transition Period, Lakeland shall cause two (2) of its Directors, on a rotating basis, to attend meetings of the MSB Board of Directors. MSB shall appoint such persons as non-voting observers for the purpose of maintaining communication between the MSB Board and the Lakeland Board.

     1.8. MSB as a Separate Subsidiary. Upon the Effective Time, MSB, as the Surviving Bank, shall become a wholly owned subsidiary of Lakeland. The Board of Directors of MSB immediately prior to the Effective Time shall continue to be the Board of Directors of MSB immediately after the Effective Time, the executive officers of MSB immediately prior to the Effective Time shall continue to be the executive officers of MSB immediately after the Effective Time, and the Certificate of Incorporation and By-laws of MSB as in existence immediately prior to the Effective Time shall continue to be the Certificate of Incorporation and By-laws of MSB immediately after the Effective Time. Lakeland shall not terminate the separate corporate existence of MSB as a subsidiary of Lakeland during the Transition Period, unless required to do so by law or governmental authorities or as a result of the fiduciary obligations of Lakeland's Board of Directors. Lakeland has no present intention to remove any of MSB's directors or executive officers during the Transition Period, provided that MSB is managed in a manner consistent with Lakeland's overall business strategies, as such strategies may develop from time to time. However, nothing herein shall be construed to limit the right of Lakeland to remove and/or replace any or all of the directors and executive officers of MSB at any time following the Effective Time, to amend the Certificate of Incorporation and By-laws of MSB at any time following the Effective Time or otherwise to limit the rights and prerogatives of Lakeland as a stockholder of MSB at any time following the Effective Time, except that Lakeland shall not terminate the separate corporate existence of MSB prior to the end of the Transition Period unless required to do so by law or governmental authorities or as a result of the fiduciary obligations of Lakeland's Board of Directors.

     1.9. Issuance and Delivery of Lakeland Common Stock.

     (a) As soon as practicable after the Effective Time, Lakeland will send a letter of transmittal to each record holder of certificates representing shares of MSB Stock immediately prior to the Effective Time ("Old Certificates"), which letter shall state the Exchange Number.

     (b) Thereafter, upon surrender for cancellation to Lakeland's exchange agent of a completed letter of transmittal, together with one or more Old Certificates (or, in the event that the Old Certificates cannot be located, an appropriate affidavit of loss and indemnity agreement and/or bond as may be reasonably required in each case by Lakeland), Lakeland shall cause to be issued and delivered to the holder of each surrendered Old Certificate a New Certificate representing the appropriate number of shares of Lakeland Stock, together with a check for payment of cash in lieu of fractional interests to be issued in respect of the Old Certificates. No interest shall be paid with respect to such cash payments.

     (c) Until an outstanding Old Certificate has been surrendered and exchanged as herein provided for a New Certificate (or until such time as the record holder of an outstanding Old Certificate shall have delivered an appropriate affidavit of loss and indemnity agreement and/or bond as may be reasonably required by Lakeland, together with a completed letter of transmittal), such outstanding Old Certificate shall be deemed for all corporate purposes of Lakeland, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of Lakeland Stock which were exchanged for the shares of MSB Stock formerly evidenced by the Old Certificate. No dividends (whether payable in cash, stock or otherwise) or other distributions which are declared on Lakeland Stock will be paid to any person otherwise entitled to receive the same until such person's Old Certificates have been surrendered in exchange for New Certificates in the manner herein provided, but upon such surrender, such dividends and other distributions, if any, payable from and after the Effective Time will be paid to such person. In no event shall any person entitled to receive such dividends or other distributions be entitled to receive interest thereon.

     1.10. Stock Transfer Books. At the Effective Time, the stock transfer books of MSB shall be closed and no transfer of MSB Stock shall thereafter be made.

     1.11 MSB Dissenting Shares.

     (a) The shares of MSB Stock held by those shareholders of MSB who have timely and properly exercised their dissenter's rights in accordance with all applicable laws, including without limitation the provisions of N.J.S.A. 17:9A-140 (collectively, the "Appraisal Laws"), are herein referred to as "MSB Dissenting Shares". Each MSB Dissenting Share, the holder of which, as of the Effective Time, has not effectively withdrawn or lost his dissenter's rights under the Appraisal Laws, shall not be converted into Lakeland Stock, but the holder thereof shall be entitled only to such rights as are granted by the Appraisal Laws. Each holder of MSB Dissenting Shares who becomes entitled to payment for his MSB Stock pursuant to the Appraisal Laws shall receive payment therefor from the Surviving Bank (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the Appraisal Laws). If any holder of MSB Dissenting Shares shall withdraw or lose his dissenter's rights under the Appraisal Laws, such MSB Dissenting Shares shall be converted into Lakeland Stock in accordance with the provisions of this Merger Agreement as if such shares were not MSB Dissenting Shares.

     (b) MSB will give Lakeland (i) prompt notice of any written objections, notices, withdrawals of objections or notices and any other instruments served pursuant to N.J.S.A. 17:9A-140 through 17:9A-145, inclusive, and received by MSB, and (ii) the opportunity to direct all negotiations with and proceedings with respect to holders of MSB Dissenting Shares. MSB, will not, except with the prior written consent of Lakeland, (i) voluntarily make any payment with respect to any demands for payment under N.J.S.A. 17:9A-140 or (ii) settle or offer to settle any such demands.

     (c) Either party may terminate this Merger Agreement if holders of more than nine and one-half percent (9-1/2%) of the outstanding shares of MSB Stock file a written notice of dissent in accordance with N.J.S.A. 17:9A-140.

                                   ARTICLE II
            REPRESENTATIONS AND WARRANTIES OF MSB; CERTAIN COVENANTS

     MSB hereby represents and warrants to Lakeland as follows:

     2.1. Organization; Good Standing; Power and Qualification. MSB is a commercial bank duly organized, validly existing and in good standing under the laws of the State of New Jersey, and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted. MSB has no direct or indirect subsidiaries other than Metropolitan State Bank Investment, Inc. (the "MSB Subsidiary"), a New Jersey corporation. MSB owns 100% of the outstanding capital stock of the MSB Subsidiary. The MSB Subsidiary is duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted. MSB shall, during the "Delivery Period" (as defined in Section 6.1 hereof) deliver to Lakeland's counsel true, correct and complete copies of the Certificates of Incorporation and By-laws, as amended to the date hereof, of MSB and the MSB Subsidiary. Neither MSB nor the MSB Subsidiary is required to be qualified or licensed to do business in any jurisdiction other than the State of New Jersey.

     2.2. Capitalization. The authorized capital stock of MSB consists solely of 1,500,000 shares of MSB Stock, of which 679,047 shares are issued and outstanding and 0 shares are held by MSB as treasury stock. MSB has no outstanding convertible securities, warrants, options, rights, calls or other commitments of any nature to issue or sell its capital stock, other than stock options described in Section 2.3 hereof. All of the issued and outstanding capital stock of the MSB Subsidiary is owned directly by MSB.

     2.3. MSB Stock Options. MSB shall, during the Delivery Period, deliver to Lakeland a true, correct and complete list of each holder of stock options to purchase MSB Stock outstanding on the date hereof (the "Outstanding Options"), the number of shares under each such option to each such holder, the exercise price of each such option and the dates on which each such option granted to such holder becomes exercisable and the date on which each such option terminates, and the stock option plan or agreement pursuant to which each such option was issued. Such list shall identify which of the Outstanding Options have been granted as incentive stock options under the Internal Revenue Code of 1986, as amended. MSB shall, during the Delivery Period, deliver to Lakeland a true, correct and complete copy of each such stock option plan or agreement, as amended to the date hereof, together with specimen stock options and/or copies of the actual stock options. No Outstanding Options were granted to any person who was not an employee of MSB on the date of grant. As of the date hereof, the Outstanding Options covered a total of 32,821.25 shares of MSB Stock. All of the Outstanding Options were granted pursuant to the 1988 MSB Stock Option Plan or pursuant to the Employment Agreement.

     2.4. Authority; No Violation, etc. Subject to the approval of this Merger Agreement and the Subsidiary Bank Merger Agreement by the stockholders of MSB, and subject to the parties' obtaining all necessary regulatory approvals, MSB has all requisite corporate power to execute, deliver and perform its obligations under this Merger Agreement. The execution and delivery of this Merger Agreement and performance by MSB of all its obligations hereunder have been duly approved and authorized by all requisite corporate action of MSB, subject to the stockholder approval contemplated by this Merger Agreement and the parties' obtaining all necessary regulatory approvals. This Merger Agreement has been duly executed and delivered by MSB and, subject as aforesaid, constitutes the legal, valid and binding agreement of MSB. Neither the execution and delivery of this Merger Agreement by MSB nor compliance by MSB with any of the provisions hereof will (a) conflict with or result in a breach of any provisions of MSB's Certificate of Incorporation or by-laws, (b) violate, or result with the passage of time in a violation of, or cause a default or acceleration under, or give rise to any right to termination, cancellation, severance or acceleration (whether immediately, or after the giving of notice, or after the passage of time, or a combination thereof) under, or result in the creation of any lien, charge or encumbrance on any assets of MSB or the MSB Subsidiary pursuant to, any of the terms, conditions or provisions of any agreement, instrument or obligation to which MSB or the MSB Subsidiary is a party, or by which MSB or the MSB Subsidiary or any of their properties or assets may be bound, and which would have or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of MSB and the MSB Subsidiary, taken as a whole, or (c) violate any Federal or state statute, rule or regulation or judgment, order, writ, injunction or decree of any Federal or state court, administrative agency or governmental body, in each case applicable to MSB or the MSB Subsidiary, or any of their properties or assets, and which violation would have, or might reasonably be expected to have, a material adverse effect on the financial condition, results of operations, business or prospects of MSB and the MSB Subsidiary, taken as a whole, or otherwise require any filing with, or obtaining any permit, authorization, consent or approval of, any Federal, State or local public body, commission or authority, except those approvals and authorizations specified in Section 2.5 hereof and any filing, permit, authorization, consent or approval required under the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6, et. seq.).

     2.5. Governmental Approvals and Filings. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any governmental or regulatory authority is required in order to (a) consummate the Merger or (b) prevent the termination of any material right, privilege, license or agreement of MSB or the MSB Subsidiary, or to prevent any material loss to MSB or the MSB Subsidiary or their businesses, taken as a whole, by reason of the Merger, except (i) compliance with the banking laws of the State of New Jersey with respect to the formation of the Subsidiary Bank and the consummation of all other aspects of the Merger, (ii) compliance with the Federal Bank Holding Company Act, including approval by the Federal Reserve Bank of New York, and the expiration of any required waiting period, and (iii) the requirements of the Securities Act of 1933, the Securities Exchange Act of 1934 and any applicable state securities law.

     2.6. Equity Investments. MSB shall, during the Delivery Period, deliver to Lakeland a true, correct and complete list of all voting shares or other equity interests of any entity, other than the MSB Subsidiary, which are owned, directly or indirectly, by MSB.

     2.7. Financial Information. MSB has delivered to Lakeland the audited consolidated statements of condition of MSB and the MSB Subsidiary as of December 31, 1996 and December 31, 1995, the related audited consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years ended December 31, 1996 (including the notes thereto), and the consolidated unaudited statement of condition of MSB and the MSB Subsidiary as at June 30, 1997, and the related unaudited consolidated statement of income and unaudited consolidated statement of cash flows for the six months ended June 30, 1997 and 1996 (including the notes thereto). All of such financial statements, with the related notes thereto, (i) are in accordance with the books and records of MSB and the MSB Subsidiary, (ii) have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except if and as otherwise indicated therein, and (iii) fairly present the financial position of MSB and the MSB Subsidiary at such dates and the results of its operations and the cash flows for the respective periods indicated therein, except, in the case of the unaudited statements, for normal year-end adjustments. MSB shall, during the Delivery Period, deliver to Lakeland true, correct and complete copies of the corporate income tax returns of MSB for the 12 month periods ended December 31, 1996, 1995, 1994, 1993 and 1992. Based on inquiries made of its accountants, MSB has available to it such information as shall be required in order to assure that the financial statements described in this Section 2.7 conform with Regulation S-X as promulgated by the SEC.

     2.8. Regulatory Filings. MSB shall, during the Delivery Period, deliver to Lakeland true, correct and complete copies of all reports filed by MSB with the New Jersey Department of Banking and the Federal Deposit Insurance Corporation during the past 36 months.

     2.9. Absence of Changes. Since June 30, 1997, there has been no material adverse changes in the assets, properties, business or condition, financial or otherwise, of MSB and the MSB Subsidiary, taken as a whole. For purposes of this Agreement, a loss suffered by MSB or the MSB Subsidiary, or a reduction in value of any assets or properties of MSB or the MSB Subsidiary, shall be deemed a material adverse change if such loss or reduction exceeds 5% of the capital of MSB as of June 30, 1997. Since January 1, 1996, neither MSB nor the MSB Subsidiary has taken any action outside of the ordinary course of business, consistent with prior practice, other than actions taken in connection with the Merger.

     2.10. Agreements, etc. MSB shall, during the Delivery Period, deliver to Lakeland a true, correct and complete list of, together with true, correct and complete copies of, every agreement to which MSB or the MSB Subsidiary is a party or by which MSB or the MSB Subsidiary is bound, which is performable in the future and which, together with all other contracts of the same or similar nature, provides for the future obligation to pay or receive more than $25,000 or is otherwise material to the business of MSB and the MSB Subsidiary, taken as a whole, including but not limited to (a) leases of real estate or equipment, (b) agreements for the sale of any assets of MSB or the MSB Subsidiary other than in the ordinary course of business, (c) agreements pursuant to which MSB or the MSB Subsidiary has borrowed money or may in the future borrow money, (d) employment agreements, consulting agreements and salary continuation agreements, (e) collective bargaining agreements, (f) license agreements, (g) capital expenditure commitments, (h) joint venture agreements, (i) partnership agreements, (j) operating agreements and (k) agreements restricting MSB's ability to compete in any area; provided, however, that MSB need not list outstanding loans to unaffiliated persons made by MSB in the ordinary course of business or loan commitments and credit facilities made in the ordinary course of business pursuant to which MSB may be obligated to lend money to unaffiliated persons. Except for matters expressly disclosed on such list, (i) each of MSB and the MSB Subsidiary has performed all obligations to be performed by it to date under all contracts and other agreements which shall be included on such list and is not in default thereunder and (ii) to the best knowledge of MSB, there exists no default, or any event upon which the giving of notice or the passage of time would give rise to any default, in the performance of any obligation to be performed by any other party to any such contract or other agreement.

     2.11. Absence of Undisclosed Liabilities. MSB and the MSB Subsidiary do not have any material liabilities (whether matured or unmatured, accrued, absolute or contingent or otherwise) which were not reflected, reserved against, accrued for or otherwise disclosed on MSB's balance sheet dated June 30, 1997 delivered to Lakeland prior to the date hereof, except for obligations to perform the contracts and the agreements referred to in Section 2.10 hereof and liabilities consistent with prudent banking practices which have arisen in the ordinary course of business subsequent to June 30, 1997.

     2.12. Condition of Tangible Assets. Those assets of MSB and the MSB Subsidiaries that are tangible property are in generally good operating condition and repair.

     2.13. Litigation, etc. MSB shall, during the Delivery Period, deliver to Lakeland a true, correct and complete list of: (a) actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the best knowledge of MSB, threatened against MSB or the MSB Subsidiary, whether at law or in equity, whether civil or criminal in nature and whether before or by any Federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, other than those which are immaterial to the financial condition, results of operations, business and prospects of MSB and the MSB Subsidiary, taken as a whole; and (b) unsatisfied judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against MSB or the MSB Subsidiary other than those which are immaterial to the financial condition, results of operations, business and prospects of MSB and the MSB Subsidiary, taken as a whole. No petition for bankruptcy, voluntary or involuntarily, has been filed by or against MSB or the MSB Subsidiary, neither MSB nor the MSB Subsidiary has made any assignment for the benefit of its creditors and no receiver has been appointed for MSB or the MSB Subsidiary or any of their assets.

     2.14. Permits, Licenses, etc. MSB shall, during the Delivery Period, deliver to Lakeland a true, correct and complete list of all licenses, permits, orders and approvals issued by any department, commission, agency or other instrumentality of any federal, state, county or local government which pertain to the business conducted by MSB or the MSB Subsidiary, the absence, revocation or non-renewal of which would have, or could reasonably be expected to have, a material adverse effect on the financial condition, results of operations, business or prospects of MSB and the MSB Subsidiary, taken as a whole.

     2.15. Compliance with Laws. Neither MSB nor the MSB Subsidiary is in violation, in any respect material to the financial condition, results of operations, business or prospects of MSB and the MSB Subsidiary, taken as a whole, of any federal, state, county or local law, ordinance, regulation or order applicable to the business conducted by it. Each of MSB and the MSB Subsidiary has all licenses, permits, orders and approvals of any governmental or regulatory body which are required for the conduct of the business conducted by it and which, if not held by it, could reasonably be expected to have a material adverse effect upon the financial condition, results of operations, business or prospects of MSB and the MSB Subsidiary, taken as a whole (collectively, "Required Permits"). All such Required Permits are in full force and effect, no violations are required to be or have been reported in respect of any Required Permit and no proceeding is pending, or to the knowledge of MSB, threatened, to revoke or limit any such Required Permit.

     2.16. Brokers' or Finders' Fees, etc. No agent, broker, investment banker, person or other firm acting on behalf of MSB or under the authority of MSB is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Lakeland, MSB or the MSB Subsidiary in connection with any of the transactions contemplated hereby, except for fees payable to Capital Consultants of Princeton, Inc. in connection with its rendering of the fairness opinion contemplated by Section 8.12 hereof and for other services rendered to MSB, which fees shall, in accordance with Section 6.7 hereof, be the sole responsibility of MSB. During the Delivery Period, MSB shall furnish to Lakeland a copy of an engagement letter setting forth all fees payable by or on behalf of MSB to Capital Consultants of Princeton, Inc.

     2.17. Employees. MSB shall, during the Delivery Period, deliver to Lakeland a true, correct and complete list of the names, positions and rates of compensation of all employees of MSB and the MSB Subsidiary.

     2.18. Name. During the last three (3) years, MSB has used no business name other than the name Metropolitan State Bank and the name of the MSB Subsidiary.

     2.19. Environmental Matters. MSB and the MSB Subsidiary have never engaged in any use or operation involving the storage, manufacture, generation or transportation of hazardous substances, and there are no hazardous substances located on any properties now or heretofore owned or operated by MSB or the MSB Subsidiary, including but not limited to the premises in which the business of MSB and the MSB Subsidiary is conducted, except as necessary for the conduct of typical administrative or office activities. Each of MSB and the MSB Subsidiary is in compliance in all material respects with all environmental laws, rules and regulations applicable to it or to any property now or heretofore owned or operated by MSB or the MSB Subsidiary. Neither MSB nor the MSB Subsidiary has received notice of any violation of any such law, rule or regulation or of any enforcement action by any governmental agency or authority pertaining to MSB or the MSB Subsidiary or any property now or heretofore owned or operated by any of them. Neither MSB nor the MSB Subsidiary has received notice of, and is not otherwise aware of, any spills, releases or discharges of hazardous substances on or from any property now or heretofore owned or operated by MSB or the MSB Subsidiary. MSB and the MSB Subsidiary have not received any written notice, citation, claim, assessment, proposed assessment or demand for abatement alleging that MSB or the MSB Subsidiary (either directly or as a successor-in-interest in connection with the enforcement of remedies to realize the value of properties serving as collateral for outstanding loans) is responsible for the correction or cleanup of any condition resulting from the violation of any law, ordinance or other governmental regulation regarding environmental matters which correction or cleanup would be material to the business, operations, assets or financial condition of MSB and the MSB Subsidiary, taken as a whole. For purposes of this Merger Agreement, the term "hazardous substances" includes all substances defined as such under either the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C.A. 9601, et seq.) or the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K, et. seq.).

     2.20. Benefit Plans; Employee Relations.

     (a) (i) Each of MSB and the MSB Subsidiary is in material compliance with all applicable Federal, state, local and foreign laws and regulations respecting employment and employment practices, and terms and conditions of employment and wages and hours, (ii) no collective bargaining agreement presently covers (nor has any, in the past, covered) any employees of MSB or the MSB Subsidiary, nor is any currently being negotiated by MSB or the MSB Subsidiary, nor is MSB or the MSB Subsidiary a party to any other written contract with or material enforceable oral commitment to any labor union, (iii) there is no unfair labor practice complaint against MSB or the MSB Subsidiary pending before the National Labor Relations Board or any comparable state, local or foreign agency, and (iv) since January 1, 1994, there has been no labor strike, dispute, slowdown, stoppage or organizational effort actually pending or, to the best knowledge of MSB, threatened against or involving MSB or the MSB Subsidiary.

     (b) MSB shall, during the Delivery Period, deliver to Lakeland a true, correct and complete list of, together with true, correct and complete copies of, all written contracts with, or oral commitments for the employment, retention or payment of any severance or other benefit to, any employee, consultant or other person.

     (c) MSB shall, during the Delivery Period, deliver to Lakeland a true, correct and complete list of, all Employee Pension Benefit Plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all Employee Welfare Benefit Plans (as defined in Section 3(1) of ERISA), all incentive compensation plans (including stock option plans) and all other employee benefit plans, arrangements or programs maintained by MSB and the MSB Subsidiary in respect of their employees (including normal policies concerning vacations, holidays and salary continuation during short absences for illness or other reasons) (each, an "Employee Benefit Plan", and collectively, the "Employee Benefit Programs"). MSB shall, during the Delivery Period, deliver to Lakeland true, correct and complete copies of all plan documents and other agreements, procedures and interpretations adopted in connection with the Employee Benefit Programs and an accurate and complete copy of all employee handbooks utilized at any time since January 1, 1994. With respect to each Employee Benefit Plan, MSB shall, during the Delivery Period, deliver to Lakeland a true, correct and complete list of, and true, correct and complete copies of, the following:

          (i) the most recent Internal Revenue Service ("IRS") determination letter and related IRS submissions relating to each of the Employee Pension Benefit Plans listed in such Section 2.20(c) (the "MSB Retirement Plans");

          (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules and attachments of each of the Employee Welfare Benefit Plans listed in such Section 2.20(c) (the "MSB Welfare Plans") and each of the MSB Retirement Plans, as filed pursuant to applicable law for the last three (3) years;

          (iii) the Summary Plan Description (as currently in effect) and summaries of material modifications distributed to employees for each of the MSB Retirement Plans and MSB Welfare Plans; and

          (iv) the three (3) most recent actuarial reports received with respect to each of the MSB Retirement Plans that is a defined benefit plan.

     (d) Each of the MSB Retirement Plans is in compliance in all material respects with ERISA and will constitute qualified plans under the Code immediately prior to the Effective Time.

     (e) Each MSB Retirement Plan and each MSB Welfare Plans has been operated in compliance in all material respects with ERISA.

     (f) There are no actions, suits or claims pending or, to MSB's best knowledge, threatened against any of the MSB Retirement Plans or MSB Welfare Plans, or any administrator or fiduciary thereof.

     (g) With respect to each of the MSB Retirement Plans and MSB Welfare Plans as to which an Annual Report is required to be filed, no liabilities as of the date of the most recent Annual Report relating to such Plan exist unless specifically referred to in such Annual Report, and no material adverse change has occurred with respect to the financial materials covered by such Annual Report since the date thereof.

     (h) No accumulated funding deficiency (within the meaning of Section 412 of the Code) exists with respect to any of the MSB Retirement Plans.

     (i) The assets and liabilities of each funded Employee Benefit Plan are fully and accurately reflected in the most recent Form 5500 furnished to Lakeland.

     (j) No "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any of the MSB Retirement Plans that are subject to Title IV of ERISA.

     (k) All of the MSB Welfare Plans are either self-funded, or are funded through an insurance policy with an insurance company. As of the Effective Time, neither MSB nor the MSB Subsidiary will be liable under any such insurance policy for a retroactive rate adjustment or other liability arising our of events occurring prior to the Effective Time.

     (l) Neither MSB nor the MSB Subsidiary has ever participated in a multi-employer plan as defined in Section 3(37)A of ERISA or a multiple employer plan described in Section 413(c) of the Code.

     (m) MSB does not provide any post-retirement or other post-termination benefits to its former employees, except as required under Sections 601 through 609 of ERISA.

     (n) Neither MSB nor the MSB Subsidiary has filed a notice of intent or adopted any amendment of resolution, to terminate any Employee Benefit Plan.

     (o) All required premium payments to the Pension Benefit Guaranty Corporation, and all contributions required to be made under each Employee Benefit Plan, have been paid when due.

         (p) No excise taxes are payable under the Code with respect to any Employee Benefit Plan.

     (q) No nonexempt prohibited transaction, within the meaning of Section 4975 or Section 406 of ERISA, has occurred with respect to any of the MSB Retirement Plans or any of the MSB Welfare Plans.

     (r) Neither the execution nor the consummation of the transactions contemplated by this Merger Agreement will (i) entitle any current or former employee of MSB or the MSB Subsidiary to any severance pay or any similar payment; (ii) accelerate the time of payments or vesting or increase the amount of any benefit or compensation due any current or former employee under any MSB Employee Benefit Plan; or (iii) result in payments not deductible under Section 280G of the Code.

     (s) Notwithstanding any provision herein to the contrary, the representations set forth in this Section 2.20 shall only be applicable to those Employee Benefit Plans currently or previously maintained by or on behalf of MSB.

     2.21. Tax Matters.

     (a) Each of MSB and the MSB Subsidiary has filed all Federal, state, local and foreign income and other tax returns required to be filed by it, and each such return is complete and accurate in all material respects. All taxes of any nature whatsoever, with any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax"), owed by MSB and the MSB Subsidiary (whether or not shown on any Tax return) for any period ending on or before the date hereof, have been paid. MSB and the MSB Subsidiary have adequate reserves on their financial statements for any Taxes in excess of the amounts so paid. Neither MSB nor the MSB Subsidiary currently is the beneficiary of any extension of time within which to file any Tax return.

     (b) MSB and the MSB Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with the amounts owing or paid to any employee, independent contractor, creditor, shareholder or other third party.

     (c) There is no material dispute or claim concerning any Tax liability of either MSB or the MSB Subsidiary either (i) claimed or raised by any authority in writing or (b) as to which any of MSB, the MSB Subsidiary and their respective directors and officers has knowledge based upon personal contact with any agent of such authority. During the Delivery Period, MSB shall deliver to Lakeland a true, correct and complete list of all federal, state, local and foreign income Tax returns filed with respect to MSB and/or the MSB Subsidiary for taxable periods ended on or after December 31, 1992. Such list shall identify those income Tax returns that have been audited and those income Tax returns that currently that are the subject of audit. During the Delivery Period, MSB shall deliver to Lakeland correct and complete copies of all federal income Tax returns, examination reports, and statements of deficiencies assessed against, or agreed to by, MSB and/or the MSB Subsidiary, since December 31, 1992.

     (d) Neither MSB nor the MSB Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

     (e) Neither MSB nor the MSB Subsidiary has filed a consent under Code
Section 341(f) concerning collapsible corporations. Neither MSB nor the MSB Subsidiary has made any material payments, is obligated to make any material payments, or is a party to any agreement that under certain circumstances could obligate it to make any material payments that will be nondeductible under Code section 280G. Neither MSB nor the MSB Subsidiary has been a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii). Neither MSB nor the MSB Subsidiary is a party to any Tax allocation or sharing arrangement. Neither MSB nor the MSB Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was MSB) or (ii) has any liability for the Taxes of any person (other than MSB or the MSB Subsidiary) under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

     2.22. Insurance. The business operations and all insurable properties and assets of MSB and the MSB Subsidiary are insured for their benefit against all risks which, in the reasonable judgment of the management of MSB, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are, in the opinion of the management of MSB, adequate for the businesses engaged in by MSB and the MSB Subsidiary. MSB shall, during the Delivery Period, deliver to Lakeland a true, correct and complete list of all policies of liability, theft, fidelity, property damage and other forms of insurance held by MSB and the MSB Subsidiary (specifying the insurer, amount of coverage, annual premium, type of insurance, policy number and any pending material claims thereunder). All policies to be included on such list shall be outstanding and duly in force and all premiums with respect to such policies are currently paid. Neither MSB nor the MSB Subsidiary has, during the past three
(3) fiscal years, been denied or had revoked, canceled or rescinded any policy of insurance. MSB shall, during the Delivery Period, deliver to Lakeland a copy of MSB's current directors and officers liability insurance policy.

     2.23. Dealings with Officers and Directors. MSB shall, during the Delivery Period, deliver to Lakeland a true, correct and complete list of transactions, business relationships or indebtedness within the past three years involving MSB or the MSB Subsidiary which is of a type described in Item 404 of Regulation S-K (promulgated by the Securities and Exchange Commission ) or which is a "covered transaction" as that term is defined in Section 23A of the Federal Reserve Act (12 U.S. Code 371c), as amended. MSB and the MSB Subsidiary are not parties to any agreement or understanding which provides for or contemplates such a transaction, business relationship or indebtedness in the future. Except for the Employee Benefit Programs referred to in Section 2.20 hereof, neither MSB nor the MSB Subsidiary is a party to any agreement involving payments to any person or entity based on the profits or gross revenues of MSB or the MSB Subsidiary.

     2.24. Securities Exchange Act of 1934. No securities issued by MSB, including but not limited to MSB Stock, are registered under the Securities Exchange Act of 1934, and no such securities are required to be registered under said Act.

     2.25. Properties. Each of MSB and the MSB Subsidiary has good and, as to owned real property, marketable title to all material assets and properties, whether real or personal, tangible or intangible, reflected in MSB's consolidated statement of condition as of December 31, 1996, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since December 31, 1996), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in such statement of condition or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such statement of condition, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, results of operations, prospects and financial condition of MSB and the MSB Subsidiary, taken as a whole, and (iv) with respect to owned real property, title imperfections noted in title reports to be delivered to Lakeland during the Delivery Period. Except as affected by the transactions contemplated hereby, each of MSB and the MSB Subsidiary, as lessee, has the right under valid and subsisting leases to occupy, use, possess and control all real property leased by MSB or the MSB Subsidiary in all material respects as presently occupied, used, possessed and controlled by MSB or the MSB Subsidiary.

     2.26. Minute Books. The minute books of MSB and the MSB Subsidiary contain accurate records of all meetings and other corporate action held by the stockholders and Boards of Directors (including committees of the Boards of Directors) of MSB and the MSB Subsidiary, except where the failure to so maintain such records would not have a material adverse effect on the business, results of operations, prospects or financial condition of MSB and the MSB Subsidiary, taken as a whole. During the Delivery Period (and thereafter), MSB shall make such minute books available for review by Lakeland, its counsel and other Lakeland representatives.

     2.27. Reserves. As of December 31, 1996 and June 30, 1997, the allowance for possible loan losses in MSB's consolidated balance sheets was adequate based upon all factors required to be considered by MSB at that time in determining the amount of such allowance. The methodology used to compute the allowance for possible loan losses complied in all material respects with all applicable policies of the FDIC and the New Jersey Department of Banking. As of June 30, 1997, the valuation allowance for OREO properties, if any, in MSB's consolidated financial statements was adequate based upon all factors required to be considered by MSB at that time in determining the amount of such allowance.

     2.28. No Parachute Payments. No officer, director, employee or agent (or former officer, director, employee or agent) of MSB or the MSB Subsidiary is entitled now, or will or may be entitled to as a consequence of this Merger Agreement or the Merger, to any payment or benefit from MSB or the MSB Subsidiary or their successors which, if paid or provided, would constitute an "excess parachute payment", as defined in Section 280G of the Internal Revenue Code of 1986, as amended, or regulations promulgated thereunder.

     2.29. Agreements with Bank Regulators. MSB is not a party to any commitment letter, board resolution submitted to a regulatory authority or similar undertaking to, and is not subject to any order or directive by, and is not a recipient of any extraordinary supervisory letter from, any court, governmental authority or other regulatory or administrative agency or commission, domestic or foreign ("Governmental Entity"), which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies or its management, nor has MSB been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission. MSB is not required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

     2.30. Disclosure Schedule and Other Materials Furnished by MSB. All lists and other materials to be furnished to Lakeland by MSB pursuant to this Article II shall be true, correct and complete in all material respects and shall not contain any untrue statement of a material fact or omit to state any material fact which is necessary to make the statements contained therein not misleading.

     2.31. Pooling of Interests. Based upon inquiries that it has made with its accountants, senior management of MSB is not aware of any act or omission of MSB or the MSB Subsidiary that would preclude, or materially interfere with, Lakeland's accounting for the Merger as a pooling of interests.

     2.32. Survival. The representations and warranties of MSB contained in this
Article II shall not survive the Closing.


                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF LAKELAND

     Lakeland hereby represents and warrants to MSB as follows:

     3.1. Organization; Good Standing; Power; and Qualification. Lakeland is a corporation, duly organized, validly existing and in good standing under the laws of the State of New Jersey and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as it is now being conducted.

     3.2. Capitalization. At July 1, 1997, the authorized capital stock of Lakeland consisted of 7,050,819 shares of Lakeland Stock, of which 3,390,490 shares were issued and outstanding and no shares were held by Lakeland as treasury stock. Upon the payment by Lakeland of a 5% stock dividend on October 15, 1997 to shareholders of record as of October 1, 1997 and the filing of any required documents with the New Jersey Secretary of State, Lakeland's authorized capital stock will be increased by the number of shares of Lakeland Stock issued pursuant to such stock dividend. Lakeland has no outstanding convertible securities, warrants, options, rights, calls or other commitments of any nature to issue or sell its capital stock, other than pursuant to Lakeland's Dividend Reinvestment Plan.

     3.3. Intentionally omitted.

     3.4. Authority; No Violation, etc. Subject to the parties' obtaining all necessary regulatory approvals, Lakeland has all requisite corporate power to execute, deliver and perform its obligations under this Merger Agreement. The execution and delivery of this Merger Agreement and the performance by Lakeland of its obligations hereunder have been duly approved and authorized by all requisite corporate action of Lakeland, subject to the parties' obtaining all necessary regulatory approvals. This Merger Agreement has been duly executed and delivered by Lakeland and, subject as aforesaid, constitutes the legal, valid and binding agreement of Lakeland. Neither the execution and delivery of this Merger Agreement by Lakeland nor compliance by Lakeland with any of the provisions hereof will (a) conflict with or result in a breach of any provision of Lakeland's Certificate of Incorporation or by-laws, (b) violate, or result with the passage of time in a violation of, or cause a default or acceleration under, or give rise to any right to termination, cancellation, severance or acceleration (whether immediately, or after the giving of notice, or after the passage of time, or a combination thereof) under, or result in the creation of any lien, charge or encumbrance on any of the assets of Lakeland or any subsidiary of Lakeland pursuant to, any of the terms, conditions or provisions of any agreement, instrument or obligation to which Lakeland or any subsidiary of Lakeland is a party, or by which it or any of its properties or assets may be bound, and which would have or might reasonably be expected to have a material adverse effect on the financial condition or results of operations of Lakeland and its subsidiaries, taken as a whole, or (c) violate any Federal or state statute, rule or regulation or judgment, order, writ, injunction or decree of any Federal or state court, administrative agency or governmental body, in each case applicable to Lakeland or any subsidiary of Lakeland, or any of their properties or assets, and which violation would have, or might reasonably be expected to have, a material adverse effect on the financial condition or results of operations of Lakeland and its subsidiaries, taken as a whole, or otherwise require any filing with, or obtaining any permit, authorization, consent or approval of, any Federal, state or local public body, commission or authority, except those approvals and authorizations specified in Section 3.5 hereof and any filing, permit, authorization, consent or approval required under the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6, et. seq.).

     3.5. Governmental Approvals and Filings. No approval, authorization, consent, license, clearance or order of, declaration or notification to, or filing, registration or compliance with, any governmental or regulatory authority or compliance with, any governmental or regulatory authority is required in order to (a) consummate the Merger or (b) prevent the termination of any material right, privilege, license or agreement of Lakeland or any subsidiary of Lakeland, or to prevent any material loss to Lakeland or any subsidiary of Lakeland or their businesses, taken as a whole, by reason of the Merger, except (i) compliance with the banking laws of the State of New Jersey and with laws, rules and regulations applicable to the Federal Deposit Insurance Corporation with respect to the formation of the Subsidiary Bank and the consummation of all other aspects of the Merger, (ii) compliance with the Federal Bank Holding Company Act, including approval by the Federal Reserve Bank of New York, and the expiration of any required waiting period, and (iii) the requirements of the Securities Act of 1933, the Securities Exchange Act of 1934 and any applicable state securities laws.

     3.6. Brokers' or Finders' Fees, etc. No agent, broker, investment banker, person or firm acting on behalf of Lakeland or under the authority of Lakeland is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Lakeland in connection with any of the transactions contemplated hereby, except for fees payable to Ryan, Beck & Co., which fees shall, in accordance with Section 6.7 hereof, be the sole responsibility of Lakeland. It is expressly understood that Ryan, Beck & Co. has been retained solely by and is working solely for the benefit of Lakeland in connection with this matter.

     3.7. SEC Filings. Lakeland has filed all reports required to be filed by it pursuant to the Securities Exchange Act of 1934, as amended, during the thirty-six (36) months preceding the date of this Merger Agreement.

     3.8. Pooling of Interests. Based upon inquiries that it has made with its accountants, senior management of Lakeland is not aware of any act or omission of Lakeland or Lakeland's subsidiaries that would preclude, or materially interfere with, Lakeland's accounting for the Merger as a pooling of interests.

     3.9. Survival. The representations and warranties of Lakeland contained in this Article III shall not survive the Closing.


                                   ARTICLE IV
                                COVENANTS OF MSB

     4.1. Regular Course of Business. Except as otherwise consented to in writing by Lakeland, prior to the Effective Time, MSB will (and will cause the MSB Subsidiary to) carry on its business diligently and in the ordinary course consistent with past practice through the date hereof, and, without limiting the generality of the foregoing, MSB will use its best efforts to preserve its present business organization (including that of the MSB Subsidiary) intact, keep available the services of the present executive officers of MSB and the MSB Subsidiary and preserve the present relationships of MSB and the MSB Subsidiary with persons having business dealings with them; provided that MSB shall not be required to take any unreasonable or extraordinary act or any action which would conflict with any other term of this Merger Agreement.

     4.2. Restricted Activities and Mergers. Except as otherwise consented to in writing by Lakeland, prior to the Effective Time, MSB will not, and will not permit the MSB Subsidiary, to:

     (a) amend its Certificate of Incorporation or By-laws;

     (b) issue, sell or deliver, or agree to issue, sell or deliver, any shares of any class of capital stock of MSB or any securities or instruments convertible into any such shares, or any options, subscriptions, warrants, calls, commitments or other rights calling for the issuance, sale or delivery of any such shares or convertible securities or instruments, except that MSB may issue shares of MSB Stock upon exercise of the Outstanding Options;

     (c) except in the ordinary course of business (and consistent with past practice) (i) borrow, or agree to borrow, any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), (ii) cancel or agree to cancel any debts or claims, (iii) lease, sell or transfer, agree to lease, sell or transfer, or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights, (iv) make or permit any amendment to or termination of any material contract, agreement, license or other right to which it is a party or (v) mortgage or pledge any of its assets, tangible or intangible;

     (d) grant any increase in compensation, other than normal merit increases consistent with its general prevailing practices or existing employment agreements, to any employee or group of employees or to all employees generally;

     (e) enter into or make any change in any Employee Benefit Program, except as required by law;

     (f) acquire voting securities or any other ownership interest in any corporation, association, joint venture, mutual savings association, partnership, business trust or other business entity, or acquire control or ownership of all or a substantial portion of the assets of any of the foregoing, or merge, consolidate or otherwise combine with any other entity, or acquire any branch of any entity engaged in the business of banking, or enter into any agreement providing for any of the foregoing;

     (g) directly or indirectly solicit or authorize the solicitation of or enter into any agreement or understanding or, except to the extent required by law, engage in any discussions with, or furnish any non-public information concerning MSB or the MSB Subsidiary to, any person or entity other than Lakeland or a representative thereof with respect to any offer or possible offer from a third party (i) to purchase shares of any class of capital stock of MSB or the MSB Subsidiary or any securities or instruments convertible into any such shares, or to acquire any option, subscription, warrant, call, commitment or other right to purchase or otherwise acquire any such shares or convertible securities or instruments, (ii) to make a tender or exchange offer for any shares of any class of capital stock of MSB or the MSB Subsidiary, (iii) to purchase, lease or otherwise acquire all or a substantial portion of the assets of MSB or the MSB Subsidiary, or (iv) to merge, consolidate or otherwise combine with MSB or the MSB Subsidiary (the transactions described in (i), (ii), (iii) and (iv) above are hereinafter sometimes referred to as "Acquisition Transactions"); notwithstanding the foregoing, MSB may enter into discussions or negotiations in connection with a possible Acquisition Transaction which was not solicited by MSB if the Board of Directors of MSB, after consultation with counsel, determines that such discussions or negotiations must be commenced in the exercise of the Board's fiduciary responsibilities;

     (h) take any action or omit to take any action which would cause any representation, (including, without limitation, any representation made in connection with the delivery of information during the Delivery Period) to be untrue in any material respect (or, with respect to any representation qualified as to materiality, to be untrue in any respect);

     (i) except in the ordinary course of business, enter into or agree to enter into any agreement or transaction material to the business of MSB and the MSB Subsidiary, taken as a whole;

     (j) grant any severance arrangement to any employee;

     (k) take any action or omit to take any action which would preclude Lakeland from accounting for the Merger as a pooling of interests;

     (l) make any capital expenditure other than capital expenditures included within one or more capital budgets delivered by MSB to Lakeland during the Discovery Period;

     (m) file any application or make any contract with respect to branching, site locations or site relocations;

     (n) agree to acquire in any manner whatsoever (other than to realize upon collateral for a defaulted loan) any business or entity;

     (o) make any material change in its accounting methods or practices, other than changes required in accordance with generally accepted accounting principles; or

     (p) agree to do any of the foregoing.

     4.3. Dividends and Distributions; Repurchases; Stock Splits. Except as otherwise consented to in writing by Lakeland, prior to the Effective Time, MSB will not declare or pay any dividend on its capital stock in cash, stock or property, and will not redeem, repurchase or otherwise acquire any shares of its capital stock, and will not approve or effect a stock split or other subdivision or consolidation of its shares of capital stock.

     4.4. Advice of Changes. MSB will promptly advise Lakeland in writing of (i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of MSB contained in this Agreement, if made on or as of the date of such event or on or as of the Closing, untrue or inaccurate in any material respect (or, with respect to representations or warranties that are qualified as to materiality, inaccurate in any respect), (ii) any event occurring subsequent to the date of this Agreement which would render any information furnished to Lakeland by MSB pursuant to Article II of this Agreement, if furnished on or as of the date of such event or on or as of the Closing, untrue or inaccurate in any material respect (or, with respect to information that is qualified as to materiality, inaccurate in any respect),
(iii) any material adverse change in the business of MSB and the MSB Subsidiary, taken as a whole, (iv) any exercises of any Outstanding Options to purchase MSB Stock and (v) any information which comes to the attention of MSB that indicates either that any representation or warranty of MSB contained in this Agreement was untrue or inaccurate in any material respect (or, with respect to representations or warranties that are qualified as to materiality, inaccurate in any respect) when made or that MSB failed to deliver all of the documentation which MSB is required to deliver to MSB during the Delivery Period pursuant to Article II hereof.

     4.5. Merger Proposals. Commencing with the date of this Merger Agreement, MSB will provide Lakeland with same-day notice of any offer MSB or the MSB Subsidiary receives from or on behalf of any third party regarding a proposed Acquisition Transaction, including, in such notice, the identity of the offeror and the complete terms of any such offer, and will provide Lakeland with same-day notice of the receipt of any information that such an offer is likely to be made and any available details with respect to such potential offer.

     4.6. Affiliates. MSB will deliver to Lakeland, as soon as practicable after the execution of this Merger Agreement, but in no event later than twenty (20) days hereafter, a letter identifying all persons who may be deemed to be "affiliates" of MSB within the meaning of Rule 145 promulgated under the Securities Act of 1933 or who may be deemed to be "affiliates" of MSB as that term is used for purposes of qualifying for "pooling of interests" accounting treatment (collectively, "MSB Affiliates"). MSB will furnish such information and documents as Lakeland may request for the purpose of reviewing such letter. MSB will cause each MSB Affiliate to issue and deliver to Lakeland within three
(3) weeks after the date hereof an agreement (an "Affiliate's Agreement"), in such form as Lakeland's counsel shall reasonably require, to the effect that, among other things, no Lakeland Stock to be acquired by such person in the Merger will be disposed of by such person except in compliance with Rule 145 under the Securities Act of 1933 or another exemption from the registration requirements of the Securities Act of 1933 or pursuant to an effective registration statement under the Securities Act of 1933, and that such person agrees to be bound by the rules which will permit the transaction contemplated by this Merger Agreement to be treated as a pooling of interests for accounting purposes.

     4.7. Consents, Approvals and Filings.

     (a) MSB will use its best efforts to comply as promptly as practicable with the governmental requirements specified in Sections 2.4 and 2.5 hereof and obtain all necessary approvals, authorizations, consents, licenses, clearances or orders of governmental and regulatory authorities referred to in such Sections; provided, however, that compliance with the Federal Bank Holding Company Act and state securities laws shall primarily be Lakeland's responsibility and provided that the responsibility for compliance with Federal securities laws shall be allocated in accordance with Article VII hereof; further provided, that MSB shall not be required to take any extraordinary action or enter into any agreement which, in the reasonable opinion of MSB, is unduly burdensome to MSB in order to obtain any such approvals, authorizations, etc.

     (b) MSB shall provide Lakeland with copies of all filings made by MSB after the date hereof to the New Jersey Department of Banking, the Federal Deposit Insurance Corporation and any other regulatory agency which has authority to regulate MSB within two (2) business days of such filing.

     (c) MSB shall prepare unaudited consolidated balance sheets and income statements (in a manner consistent with prior practices) on a monthly basis and shall furnish copies of such statements to Lakeland by the 10th day following the end of each month.

     4.8. Access to Records and Properties. MSB agrees to assist Lakeland in conducting such investigations and reviews of the business, financial condition, properties, assets, books and records of MSB and the MSB Subsidiary as Lakeland deems necessary or desirable, and will provide, and will cause its independent public accountants to provide, Lakeland and its employees, agents and representatives full access to, and complete information concerning, all properties, books, records (including tax returns filed or in preparation), regulatory filings, personnel and premises, and audit work papers and other records of its independent public accountants, pertaining to the business of MSB and the MSB Subsidiary. Neither any investigation by Lakeland nor the receipt by Lakeland of any data or information from MSB shall affect the right of Lakeland to rely on the representations, warranties or covenants of MSB or the right of Lakeland to terminate this Agreement as provided in Article XI hereof. MSB's obligations, and Lakeland's rights, under this Section 4.8 shall be in addition to, and not in lieu of, MSB's obligations and Lakeland's rights under Section
6.1 hereof.

     4.9 Intentionally omitted.

     4.10. 8-K. At least 10 days prior to the Effective Time, MSB shall furnish Lakeland with all such information and financial statements as Lakeland may reasonably require in order for Lakeland to prepare a Current Report on Form 8-K (describing the Merger pursuant to Items 2 and 7 of such Form) for filing with the SEC promptly after the Effective Time. Immediately prior to the Closing, MSB shall cause its former and/or current independent accountants to provide any report of such accountants which Lakeland determines must be included in such filing on Form 8-K and a consent (in form and substance satisfactory to Lakeland) to the filing of any report of such accountants which Lakeland determines must be included or incorporated by reference in such filing on Form 8-K.

                                    ARTICLE V
                              COVENANTS OF LAKELAND

     5.1. Advice of Changes. Lakeland will promptly advise MSB, in writing, of
(i) any event occurring subsequent to the date of this Agreement which would render any representation or warranty of MSB contained in this Agreement, if made on or as of the date of such event or on or as of the Closing, untrue or inaccurate in any material respect (or, with respect to representations or warranties that are qualified as to materiality, inaccurate in any respect) and
(ii) any information which comes to the attention of MSB that indicates that any representation or warranty of MSB contained in this Agreement was untrue or inaccurate in any material respect (or, with respect to representations or warranties that are qualified as to materiality, inaccurate in any respect) when made.

     5.2. Consents, Approvals and Filings. Lakeland will use its best efforts to comply as promptly as practicable with the governmental requirements specified in Sections 3.4 and 3.5 hereof and obtain all necessary approvals, authorizations, consents, licenses, clearances or orders of governmental and regulatory authorities referred to in such Sections; provided, however, that responsibility for compliance with Federal securities laws shall be allocated in accordance with Article VII hereof; and further provided that Lakeland shall not be required to take any extraordinary action or enter into any agreement which in the reasonable opinion of Lakeland is unduly burdensome to Lakeland in order to obtain such approvals, authorizations, etc.

     5.3. Affiliates. Lakeland will deliver to MSB, as soon as practicable after the execution of this Merger Agreement, but in no event later than twenty (20) days hereafter, a letter identifying all persons who may be deemed to be "affiliates" of Lakeland as that term is used for purposes of qualifying for "pooling of interests" accounting treatment (collectively, "Lakeland Affiliates"). Lakeland will furnish such information and documents as MSB's counsel may request for the purpose of reviewing such letter. Lakeland will cause each Lakeland Affiliate to issue and deliver to MSB, within three (3) weeks after the date hereof, an agreement, in such form as MSB's counsel shall reasonably require, to the effect that, among other things, such person agrees to be bound by the rules which will permit the transaction contemplated by the Merger Agreement to be treated as a pooling of interests for accounting purposes.

     5.4. Directors and Officers Liability Insurance. During the Transition Period, Lakeland shall take all steps necessary to assure that, with respect to acts or omissions occurring prior to the Effective Time, the executive officers and directors of MSB retain substantially the same directors and officers liability insurance coverage as they have on the date hereof as executive officers and directors of MSB.

     5.5. Employment of Key Executive. Lakeland agrees to cause MSB to retain Paul P. Lubertazzi as Chairman of the Board, Chief Executive Officer and President of MSB following the Effective Time under the terms and conditions of his current Employment Agreement and continuing until the end of the Transition Period. In addition, to induce Mr. Lubertazzi to provide additional services relating to the Transition Period and the integration of MSB into Lakeland's consolidated enterprise, Lakeland shall offer to Mr. Lubertazzi an agreement effective as of the Effective Time, in form and substance reasonably satisfactory to him, pursuant to which (i) at a cost to Lakeland of $278,000, Lakeland would (through a trust or such other approach as shall be reasonably acceptable to Mr. Lubertazzi) provide to Mr. Lubertazzi an additional annuity comparable to the annuity currently provided by MSB and (ii) at a cost to Lakeland of $45,000, Lakeland would provide to Mr. Lubertazzi (through a trust or such other approach as shall be reasonably acceptable to Mr. Lubertazzi) certain retiree medical benefits.

                                   ARTICLE VI
                         OTHER COVENANTS AND AGREEMENTS

     6.1. Due Diligence. MSB shall, within fourteen (14) days following the date of this Agreement (the "Delivery Period"), deliver to Lakeland all lists and other materials called for in Article II hereof. Based upon its review of such materials and any other information that it may consider (including without limitation information received pursuant to Section 4.8 hereof), Lakeland shall have the right, in its sole discretion, to terminate this Agreement by written notice to MSB given within thirty five (35) days following the date of this Agreement. In the event that Lakeland shall terminate this Agreement in accordance with this Section 6.1, neither party shall have any further liability to the other.

     6.2. Confidentiality. Personnel of Lakeland have received in the course of the negotiation of this Merger Agreement, and in the course of prior negotiations, and are expected to continue to receive, confidential information concerning the assets, methods of operation, loan and deposit pricing, investment policies of MSB and the MSB Subsidiary, and other trade secrets and confidential information concerning the business of MSB and the MSB Subsidiary; and personnel of MSB have received in the course of the negotiation of this Merger Agreement, and in the course of prior negotiations, and are expected to continue to receive, confidential information concerning the assets, methods of operation, loan and deposit pricing, investment policies of Lakeland and its subsidiaries, and other trade secrets and confidential information concerning the businesses of Lakeland and its subsidiaries. Such information has been furnished by each party in good faith to the other party in confidence solely to enable the other party to evaluate the proposed transaction, and with the agreement that the party receiving such information will (1) treat all such information at all times as being confidential and proprietary to the party furnishing the information, (2) not divulge or make any unauthorized disclosure of such confidential information to any third parties, and (3) not make any use of such confidential information except in connection with its evaluation of the other party's business for purposes of a proposed acquisition or merger transaction. Following termination or cancellation of this Agreement, each party shall, if requested to do so by the other, return all materials furnished to it by the other which contain such confidential materials, without retaining any copy thereof. The provisions of this Section 6.2 will be specifically enforceable, entitling each party to injunctive relief against the other in addition to such other relief as may be available. The provisions of this
Section 6.2 will survive any termination or cancellation of this Agreement. Information shall cease to be protected by this Section 6.2 when and if it enters the public domain through no fault of the party receiving such information pursuant to this Agreement.

     6.3. Expenses. Subject to the provisions of Article XI hereof, in the event the Merger is not consummated, Lakeland and MSB will each separately bear its own expenses incurred in connection with this Agreement or any transaction contemplated hereby. However, printing expenses incurred in connection with the registration statement, proxy statement and prospectus described in Section 7.1 hereof shall be shared equally by MSB and Lakeland.

     6.4. Public Announcements. The parties intend to issue a joint press release upon signing of this Merger Agreement. Thereafter, recognizing that they each have independent obligations with respect to the dissemination of material information to the public and to their respective shareholders, Lakeland and MSB will, to the maximum extent feasible, advise and confer with each other prior to the issuance of any reports, statements or releases (including reports, statements or releases to their respective employees) pertaining to this Agreement.

     6.5. Further Assurances. Lakeland and MSB agree to execute and deliver such instruments and take such other actions as either of them may reasonably require, consistent with the fiduciary duties of their respective Boards of Directors, in order to carry out the intent of this Agreement.

     6.6 Post-Effective Time Operations. From and after the Effective Time and through the end of the Transition Period, MSB shall not take any of the actions described in Sections 4.2 and 4.3 hereof (the "Actions") without the prior written consent of Lakeland. During the Transition Period, Lakeland shall have the right to expand the list of Actions at any time and from time to time and to obtain injunctive relief to enforce the provisions of this Section 6.6.

     6.7. Fees of Investment Bankers, Attorneys and Accountants. All fees of Capital Consultants of Princeton, Inc. for its services in connection with the transaction contemplated by this Agreement, including but not limited to the rendering of the fairness opinion contemplated by Section 8.12 hereof, shall be the sole responsibility of MSB. All fees of Ryan, Beck & Co. or any other investment banking firm retained by Lakeland for its services in connection with the transaction contemplated by this Agreement shall be the sole responsibility of Lakeland. All fees of Lowenstein, Sandler, Kohl, Fisher and Boylan, P.A. or any other law firm retained by Lakeland shall be the sole responsibility of Lakeland. All fees of Robert J. Romano, Jr. & Associates or any other law firm retained by MSB shall be the sole responsibility of MSB. All fees of Radics & Co., LLC or any other accounting firm retained by Lakeland shall be the sole responsibility of Lakeland. All fees of Grant Thornton, LLP and any other accounting firm retained by MSB to provide advice regarding MSB's financial statements or tax matters shall be borne by MSB.


                                   ARTICLE VII
                        PROXY AND REGISTRATION STATEMENTS

     7.1. Preparation. Lakeland and MSB acknowledge that the transactions contemplated hereby are subject to the provisions of the Securities Act of 1933 and Rule 145 promulgated thereunder by the Securities and Exchange Commission (the "SEC"). Lakeland (which shall prepare the first draft of the "Prospectus" and "Registration Statement" as defined herein) and MSB will cooperate in the prompt preparation of a proxy statement for submission to the stockholders of MSB in connection with the meeting of such stockholders referred to in Section
1.4 hereof. The proxy statement to be submitted to the stockholders of MSB, in its definitive form, together with any and all amendments and supplements thereto and all information incorporated by reference therein (the "MSB Proxy Statement"), will also serve as the prospectus (the "Prospectus") to be included in the Registration Statement (as defined below). Lakeland will file a registration statement on Form S-4 (which registration statement, in the form it is declared effective by the SEC, together with any and all amendments and supplements thereto and all information incorporated by reference therein, is referred to herein as the "Registration Statement") under and pursuant to the provisions of the Securities Act of 1933 for the purpose of registering the Lakeland Stock to be distributed to holders of MSB Stock in accordance with the provisions of this Agreement. Each of MSB and Lakeland agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the other party or its counsel, may be required or appropriate for inclusion in the Registration Statement or the MSB Proxy Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Registration Statement and the MSB Proxy Statement. Lakeland agrees to use its best efforts to have the Registration Statement declared effective under the Securities Act of 1933 as soon as may be practicable; provided, however, that it is understood that Lakeland shall not commence preparing the Registration Statement until after the thirty-five (35) day period referenced in Section 6.1 hereof has been completed and that the Registration Statement will contain financial information regarding the nine month period ending September 30, 1997.

     7.2. Representations, Warranties and Covenants of MSB. MSB represents and warrants to Lakeland that the MSB Proxy Statement will not, at the time of its issuance and at the time of the meeting of stockholders of MSB contemplated by
Section 1.4 hereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, except that no representation is made with respect to information set forth or incorporated by reference in the MSB Proxy Statement concerning Lakeland or its subsidiaries furnished or approved by Lakeland. MSB will promptly advise Lakeland in writing if at any time prior to the Effective Time it shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Registration Statement or the MSB Proxy Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

     7.3. Representations, Warranties and Covenants of Lakeland. Lakeland represents and warrants to MSB that the Registration Statement (including the MSB Proxy Statement), at the time it becomes effective and at the time of the meeting of stockholders of MSB contemplated by Section 1.4 hereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, except that no representation is made with respect to information set forth or incorporated by reference in the Registration Statement (including the MSB Proxy Statement) concerning MSB furnished or approved by MSB.

     7.4. Mailings to Stockholders. MSB shall cause the MSB Proxy Statement to be mailed to its stockholders as soon as practicable in accordance with applicable Federal and state law; provided, however, that MSB shall not mail or otherwise furnish the MSB Proxy Statement to its stockholders unless and until Lakeland advises MSB that the Registration Statement is effective under the Securities Act of 1933 and Lakeland advises MSB that it has received all approvals required under applicable state securities and banking laws. Neither Lakeland nor MSB will use any proxy material, other than the MSB Proxy Statement and the other proxy material filed with the SEC prior to or concurrently with the filing of the MSB Proxy Statement, without giving prior notice to the other.

     7.5. Blue Sky. Lakeland will use its best efforts to obtain all necessary blue sky permits and approvals required to carry out the transactions contemplated by this Agreement. MSB will provide Lakeland with such information as Lakeland shall reasonably request in order to enable Lakeland to comply with this Section 7.5.

     7.6. Tax Opinion. The Registration Statement shall contain (if required) an opinion from Lowenstein, Sandler, Kohl, Fisher and Boylan, P.A., or other counsel reasonably satisfactory to Lakeland, regarding the federal tax consequences of the Merger to MSB stockholders.

     7.7 Comfort Letter. At Lakeland's request and expense, MSB shall cause its accountants to deliver to Lakeland and to its officers and directors who sign the Registration Statement a short form "comfort letter" or "agreed upon procedures" letter, dated the date of the mailing of the Proxy Statement, in the form customarily issued by such accountants at such time in transactions comparable to the Merger.

                                  ARTICLE VIII
                      CONDITIONS TO OBLIGATIONS OF LAKELAND

     The obligations of Lakeland to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Lakeland:

     8.1. Representations and Warranties; Deliveries. The representations and warranties of MSB set forth in Article II and Article VII hereof shall be true and correct in all material respects (provided that any such representations and warranties which are qualified as to materiality shall be true and correct in all respects) as of the date of this Agreement and as of the date of the Closing contemplated by Article X hereof (the "Closing Date") as though made on and as of the Closing Date. MSB shall have delivered to Lakeland during the Delivery Period all of the information which MSB is required to deliver to Lakeland pursuant to Article II hereof, which information shall have been accurate and complete when delivered. No act or omission shall have occurred subsequent to the Delivery Period which, if it had occurred prior to the end of the Delivery Period, would have necessitated MSB's providing information to Lakeland which was not actually provided to Lakeland during the Delivery Period.

     8.2. Covenants. MSB shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to the Closing Date.

     8.3. Certificates. MSB shall have furnished to Lakeland a certificate of its President in form and substance reasonably satisfactory to Lakeland to the effect that (i) the representations and warranties of MSB contained in Article II and Article VII of this Agreement are true and correct in all material respects (provided that any such representations and warranties which are qualified as to materiality shall be true and correct in all respects) at and as of the Closing Date as though such representations and warranties were made on the date thereof, (ii) all information furnished to Lakeland by MSB pursuant to
Article II of this Agreement is true and correct in all material respects at and as of the Closing Date as though such information was furnished on the Closing Date, (iii) no act or omission has occurred subsequent to the Delivery Period which, if it had occurred prior to the end of the Delivery Period, would have necessitated MSB's providing information to Lakeland which was not actually provided to Lakeland during the Delivery Period, (iv) MSB has complied with all agreements, covenants and provisions of this Agreement required to be performed or complied with by MSB prior to the Closing Date and (v) the condition set forth in Section 8.6 hereof and, to the knowledge of such President, the condition set forth in Section 8.7 hereof are each satisfied as of the Closing Date. MSB shall also have furnished such other certificates as Lakeland's counsel shall have reasonably requested.

     8.4. Intentionally omitted.

     8.5. Affiliates. Lakeland shall have received the letter identifying the MSB Affiliates and the Affiliate Agreements required by Section 4.6 hereof.

     8.6. Approval of Shareholders of MSB. The Subsidiary Bank Merger Agreement and this Merger Agreement shall have been approved at a meeting of the stockholders of MSB by the requisite vote of stockholders.

     8.7. No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency (including without limitation any banking regulatory authority) shall be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or otherwise affect in a material respect Lakeland's ownership of MSB; no suit, action, or proceeding by any governmental body or other person or entity, or investigation or inquiry by any governmental body, shall be pending or threatened against Lakeland or MSB, which challenges the validity or legality, or seeks to restrain the consummation, of any transaction contemplated hereby or which seeks to limit or otherwise affect Lakeland's ownership of MSB; and no written advice shall have been received by Lakeland or MSB or their respective counsel from any governmental body, and remain in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain said transaction or limit or otherwise affect Lakeland's ownership of MSB.

     8.8. Approvals and Consents. All approvals and authorizations of the public authorities referred to in Sections 2.4, 2.5, 3.4 and 3.5 hereof or otherwise required to consummate the Merger shall have been obtained, and no such consents or approvals shall have imposed a condition to such consent or approval which in the reasonable opinion of Lakeland is unduly burdensome, and all waiting periods specified by law shall have passed. MSB shall have obtained all approvals and consents as Lakeland's counsel shall reasonably request under any contract, lease or agreement of MSB or the MSB Subsidiary to assure that MSB shall continue to retain all of the benefits of such contract, lease or agreement after the Effective Time.

     8.9. Registration Statement Effective. The Registration Statement shall have become effective prior to the mailing of the Proxy Statement by MSB to its stockholders, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     8.10. Accountants' Opinion. Lakeland shall have received an opinion of Radics & Co., L.L.C., in form and substance satisfactory to Lakeland, that the Merger will qualify to be treated for accounting purposes as a pooling of interests.

     8.11. Tax Opinion. Lakeland shall have received an opinion of Lowenstein, Sandler, Kohl, Fisher and Boylan, P.A., dated the Closing Date, to the effect that the Merger constitutes a tax-free reorganization under Section 368(a) of the Code. Such opinion shall be based upon assumptions standard for transactions comparable to the Merger.

     8.12. Fairness Opinions. The Board of Directors of MSB shall have received an opinion of Capital Consultants of Princeton, Inc. in form and substance reasonably satisfactory to said Board of Directors, dated as of the date of the MSB Proxy Statement, that the Merger is fair to the stockholders of MSB from a financial point of view. The opinion to be dated as of the date of the MSB Proxy Statement shall be included in the MSB Proxy Statement.


                                   ARTICLE IX
                        CONDITIONS TO OBLIGATIONS OF MSB

     The obligations of MSB to consummate the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by
MSB:

     9.1. Representations and Warranties. The representations and warranties of Lakeland set forth in Article III and Article VII hereof shall be true and correct in all material respects (provided that any such representations and warranties which are qualified as to materiality shall be true and correct in all respects) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

     9.2. Covenants. Lakeland shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to the Closing Date.

     9.3. Certificates. Lakeland shall have furnished to MSB a certificate of its President in form and substance reasonably satisfactory to MSB to the effect that (i) the representations and warranties of Lakeland contained in Article III and Article VII of this Agreement are true and correct in all material respects (or, with respect to representations and warranties which are qualified as to materiality, in all respects) at and as of the Closing Date as though such representations and warranties were made on the date thereof, (ii) Lakeland has complied with all terms, covenants and provisions of this Agreement required to be performed or complied with by Lakeland prior to the Closing Date and (iii) to the knowledge of Lakeland, the condition set forth in Section 9.7 hereof is satisfied as of the Closing Date. Lakeland shall also have furnished such other certificates as MSB's counsel shall have reasonably requested.

     9.4. Intentionally omitted.

     9.5. Tax Opinion. MSB shall have received an opinion of Lowenstein, Sandler, Kohl, Fisher and Boylan, P.A., dated the Closing Date, to the effect that the Merger constitutes a tax-free reorganization under Section 368(a) of the Code. Such opinion shall be based upon assumptions standard for transactions comparable to the Merger.

     9.6. Approval of Shareholders of MSB. The Subsidiary Bank Merger Agreement and this Merger Agreement shall have been approved at a meeting of the stockholders of MSB by the requisite vote of stockholders.

     9.7. No Governmental or Other Proceeding or Litigation. No order of any court or administrative agency (including, without limitations any banking regulatory authority) shall be in effect which restrains or prohibits any transaction contemplated hereby or which would limit or otherwise affect in a material respect Lakeland's ownership of MSB; no suit, action, or proceeding by any governmental body or other person or entity, or investigation or inquiry by any governmental body, shall be pending or, in the case of a governmental body, threatened against Lakeland or MSB, which challenges the validity or legality, or seeks to restrain the consummation, of any transaction contemplated hereby or which seeks to limit or otherwise affect Lakeland's ownership of MSB; and no written advice shall have been received by Lakeland or MSB or their respective counsel from any governmental body, and remain in effect, stating that an action or proceeding will, if the Merger is consummated or sought to be consummated, be filed seeking to invalidate or restrain said transaction or limit or otherwise affect Lakeland's ownership of MSB.

     9.8. Approvals and Consents. All approvals and authorizations of the public authorities referred to in Sections 2.4, 2.5, 3.4 and 3.5 hereof or otherwise required to consummate the Merger shall have been obtained, and all waiting periods specified by law shall have passed.

     9.9. Registration Statement Effective. The Registration Statement shall have become effective prior to the mailing of the Proxy Statement by MSB to its stockholders, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     9.10. Fairness Opinions. The Board of Directors of MSB shall have received an opinion of Capital Consultants of Princeton, Inc. in form and substance reasonably satisfactory to said Board of Directors, dated as of the date of the MSB Proxy Statement, that the Merger is fair to the stockholders of MSB from a financial point of view. The opinion to be dated as of the date of the MSB Proxy Statement shall be included in the MSB Proxy Statement.

     9.11. Affiliates. MSB shall have received the letter identifying the Lakeland Affiliates and the Affiliate Agreements required by Section 5.3 hereof.

     9.12 Accountants' Opinion. Lakeland shall have received an opinion of Radics & Co., L.L.C., in form and substance reasonably satisfactory to MSB, that the Merger will qualify to be treated for accounting purposes as a pooling of interests.

                                    ARTICLE X
                                     CLOSING

     Unless this Agreement shall have been terminated pursuant to a provision of
Article XI hereof, a closing (the "Closing") will be held, as soon as practicable after the satisfaction or waiver of the conditions set forth in Articles VIII and IX hereof, at the offices of Lowenstein, Sandler, Kohl, Fisher and Boylan, P.A., 65 Livingston Avenue, Roseland, New Jersey, or at such other location to which the parties may agree. At the Closing, the documents referred to in Articles VIII and IX hereof will be exchanged by the parties and, immediately thereafter, the Bank Subsidiary Merger Agreement will be filed by MSB and Lakeland with the Department of Banking of the State of New Jersey.

                                   ARTICLE XI
                                   TERMINATION

     11.1. Termination. This Agreement may be terminated at any time prior to
Closing:

     (a) by the mutual consent of Lakeland and MSB; or

     (b) by Lakeland, by written notice to MSB, if (i) any representation or warranty of MSB set forth in Article II or Article VII hereof shall not be true and correct in all material respects (or, with respect to any such representation or warranty that is qualified as to materiality, shall not be true and correct in all respects),
(ii) MSB shall breach any covenant or agreement made by it herein or (iii) any other condition set forth in Article VIII hereof shall not have been satisfied by April 30, 1998, provided that the failure of such condition shall not be caused by a breach by Lakeland of any covenant or agreement made by it herein; or

     (c) by MSB, by written notice to Lakeland, if (i) any representation or warranty of Lakeland set forth in Article III or Article VII hereof shall not be true and correct in all material respects (or, with respect to any such representation or warranty that is qualified as to materiality, shall not be true and correct in all respects), (ii) Lakeland shall breach any covenant or agreement made by it herein or (iii) any other condition set forth in Article IX hereof shall not have been satisfied by April 30, 1998, provided that the failure of such condition shall not be caused by a breach by MSB of any covenant or agreement made by it herein; or

     (d) by MSB, by written notice to Lakeland, if MSB, without violating any of its covenants hereunder, shall have received an unsolicited offer to enter into an Acquisition Transaction and the Board of Directors of MSB, after consulting with counsel, shall have determined in the exercise of its fiduciary duties that it should terminate this Agreement and pursue the potential Acquisition Transaction; in the event that MSB shall exercise its right of termination under this paragraph (d), MSB shall pay to Lakeland a termination fee of $500,000 (plus any legal fees and expenses incurred by Lakeland in enforcing its right to such fee) concurrent with the delivery of its notice of termination and prior to executing any agreement pertaining to the Acquisition Transaction; or

     (e) by Lakeland or MSB if, at the Special Meeting, the stockholders of MSB do not approve the Merger Agreement and the Subsidiary Bank Merger Agreement by the requisite vote; or

     (f) by Lakeland pursuant to Section 6.1 hereof; or

     (g) by either party pursuant to Sections 1.1(c) or 1.11(c) hereof; or

     (h) by Lakeland if there shall have occurred a material adverse change (as defined with respect to MSB in Section 2.9 hereof) in the business, prospects, financial condition or results of operations of MSB and the MSB Subsidiary, taken as a whole, at any time since June 30, 1997; or

     (i) by MSB if there shall have occurred a material adverse change in the business, prospects, financial condition or results of operations of Lakeland and its subsidiaries, taken as a whole, at any time since June 30, 1997.

     11.2 Effect of Termination. In the event of the termination of this Agreement by either Lakeland or MSB pursuant to Section 11.1, this Agreement (other than all provisions herein regarding confidentiality, all provisions herein regarding expenses and Article XI) and the Subsidiary Bank Merger Agreement shall forthwith become void and have no effect, without liability on the part of any party or its officers, directors, stockholders or agents, except as otherwise provided in Section 11.1(d), 11.3 and 11.4 hereof.

     11.3 Breach. Notwithstanding any provision in this Agreement to the contrary, in the event that either of the parties shall willfully default in its obligations hereunder, the non-defaulting party may pursue any remedy available at law or in equity to enforce its rights and shall be paid by the willfully defaulting party for all damages, costs and expenses, including without limitation legal, accounting, investment banking and printing expenses, incurred or suffered by the non-defaulting party in connection herewith or in the enforcement of its rights hereunder if such non-defaulting party prevails. With respect to the immediately preceding sentence, a misrepresentation shall provide a basis for a suit to recover monetary damages (as distinguished from a basis for terminating this Agreement) only if the party making such misrepresentation shall have acted with the intention to defraud or to deliberately mislead the other party.

     11.4 Acquisition Transaction. If

     (a) this Agreement is terminated by Lakeland due to a breach of a covenant by MSB, by Lakeland or MSB pursuant to Section 11.1(e) hereof or by MSB due to a failure to satisfy the condition set forth in Section 9.10 hereof; and

     (b) at the time of such termination, a proposed Acquisition Transaction has been publicly announced; and

     (c) before or within twelve months after this Agreement is terminated, (i) MSB shall have entered into an agreement to engage in an Acquisition Transaction with any person other than Lakeland, or (ii) the Board of Directors of MSB shall have approved an Acquisition Transaction or shall have recommended that the stockholders of MSB approve or accept any Acquisition Transaction; and

     (d) an Acquisition Transaction between MSB and another person shall have closed (the "Acquisition Closing") within twenty-four (24) months after the termination of this Agreement;

then MSB or its successor in interest shall pay to Lakeland, concurrent with the Acquisition Closing, a termination fee equal to $500,000 (the "Termination Fee") plus the legal fees and expenses incurred by Lakeland in enforcing its right to the Termination Fee.

                                   ARTICLE XII
                                  MISCELLANEOUS

     12.1. Parties in Interest. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby, except as specifically provided in this Agreement.

     12.2. Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter, except as specifically provided to the contrary herein. This Agreement may be amended only by a written instrument duly executed by the parties, and any condition to a party's obligations hereunder may only be waived in writing by such party.

     12.3. Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.4. Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed (by registered or certified mail, return receipt requested and postage prepaid) as follows:

           If to Lakeland:

                    Lakeland Bancorp, Inc.
                    250 Oak Ridge Road
                    Oak Ridge, New Jersey 07438
                    Attention: John W. Fredericks, President

           with copy to:

                    Peter H. Ehrenberg, Esq.
                    Lowenstein, Sandler, Kohl, Fisher & Boylan
                    65 Livingston Avenue
                    Roseland, New Jersey 07068

           If to MSB:

                    Metropolitan State Bank
                    166 Changebridge Road
                    P.O. Box 425
                    Montville, New Jersey 07045-0425
                    Attention: Mr. Paul P. Lubertazzi, President with copy to:

                    Robert J. Romano, Jr., Esq.
                    Robert J. Romano, Jr. & Associates
                    15 Essex Road
                    Paramus, New Jersey 07652

or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith. If mailed as aforesaid, any such communication shall be deemed to have been given on the third business day following that on which the piece of mail containing such communication is posted; provided that any communication sent by telecopy or telex and confirmed by mail (postage prepaid) shall be deemed to have been given at the time of transmission.

     12.5. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

     12.6. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New Jersey, without giving effect to the choice of laws provisions thereof.

     12.7. Gender and Number; Person. Any reference expressed in any gender shall be deemed to include each of the other genders, and the singular shall be deemed to include the plural and vice versa, unless the context otherwise requires. The term "person" as used in this Agreement, unless the context otherwise requires, shall include any individual and any corporation, partnership, association, or other entity or group.

     12.8. Waivers. Any party to this Agreement may, by written notice to the other parties hereto, waive any provision of this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     12.9. Assignments. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.


LAKELAND BANCORP, INC.                     METROPOLITAN STATE BANK


By: /s/ JOHN W. FREDERICKS                 By: /s/ PAUL P. LUBERTAZZI
    ------------------------------             ---------------------------------
    Name:  John W. Fredericks                  Name:  Paul P. Lubertazzi
    Title: President                           Title: President

                                   APPENDIX B

____________________, 1998                                  DRAFT

PRIVATE AND CONFIDENTIAL

Board of Directors
Metropolitan State Bank
166 Changebridge Road
Montville, NJ  07045-0425

Members of the Board:

Metropolitan State Bank ("METROPOLITAN") has entered into an Agreement and Plan of Merger dated September 16, 1997, ("MERGER AGREEMENT") with Lakeland Bancorp, Inc. ("LAKELAND") which provides for the acquisition of METROPOLITAN by means of a transaction ("MERGER") pursuant to which METROPOLITAN would become a wholly-owned subsidiary of LAKELAND.

If the MERGER is approved and consummated, subject to the provisions of MERGER AGREEMENT, each share of METROPOLITAN Common Stock issued and outstanding shall be converted at the Effective Time into the right to receive shares of common stock, par value $2.50 per share, of LAKELAND, under the following exchange ratio: (a) in the event that the "Market Value" (as defined in the MERGER AGREEMENT) is equal to or greater than $22.50 per share but not greater than $31.00 per share, the Exchange Number shall equal $26.20 divided by the Market Value; (b) in the event that the Market Value is less than $22.50 per share, the Exchange Number shall be 1.164; (c) in the event that the Market Value is greater than $31.00 per share, the Exchange Number shall be 0.845.

In lieu of the issuance of applicable fractional shares, LAKELAND will make a cash payment therefor equal to such fraction multiplied by the Market Value.

You have requested our opinion as to whether the consideration offered in the MERGER is fair, from a financial point of view, to the shareholders of METROPOLITAN.

Capital Consultants of Princeton, Inc. ("CAPITAL CONSULTANTS"), as a customary part of its investment banking business, is engaged in the valuation of commercial banking and thrift institutions and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes.

In arriving at our opinion we have reviewed and analyzed, among other things:
(i) the MERGER AGREEMENT; (ii) the LAKELAND Registration Statement on Form S-4 of which this Proxy Statement-Prospectus is a part; (iii) publicly available information relating to LAKELAND and METROPOLITAN including, for LAKELAND, annual reports to shareholders and annual reports on Form 10-K filed with the SEC for the years ended December 31, 1994 through 1996, the Consolidated Financial Statements of December 31, 1996, 1995, and 1994, and the quarterly reports to shareholders and quarterly reports on Form 10-Q filed with the SEC for the periods ended March 31, June 30, and September 30, 1997, and for METROPOLITAN annual reports to shareholders for the years ended December 31, 1994 through 1996, Consolidated Financial Statements as of December 31, 1996, 1995, and 1994 together with the Report of

Independent Public Accountants and quarterly reports of Consolidated Conditions and Income as filed with the Federal Deposit Insurance Corporation for the periods ended March 31, June 30, and September 30, 1997; (iv) certain historical operating and financial information provided to CAPITAL CONSULTANTS by the managements of METROPOLITAN and LAKELAND; (v) historical and current market data for the METROPOLITAN Common Stock and the LAKELAND Common Stock; (vi) the publicly available financial data and stock market performance data of publicly traded banking and thrift institutions which CAPITAL CONSULTANTS deemed generally comparable to METROPOLITAN and LAKELAND; (vii) the nature and terms of recent acquisitions and merger transactions involving banking institutions and bank and thrift holding companies that CAPITAL CONSULTANTS considered reasonably similar to METROPOLITAN and LAKELAND in financial character, operating character, historical performance, geographic market and economy; and (viii) such other studies, analyses, inquiries and reports as CAPITAL CONSULTANTS deemed appropriate. In addition, CAPITAL CONSULTANTS conducted meetings with members of senior management of METROPOLITAN and LAKELAND for purposes of reviewing the future prospects of METROPOLITAN and LAKELAND. CAPITAL CONSULTANTS evaluated the pro forma ownership of the LAKELAND Common Stock by METROPOLITAN shareholders, relative to the pro forma contribution of METROPOLITAN assets, deposits, equity, and earnings to the pro forma resulting company in the MERGER. CAPITAL CONSULTANTS also took into account its experience in other transactions, as well as its knowledge of the banking and thrift industries and its experience in securities valuations.

While we have taken care in our investigation and analysis, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information provided to us or publicly available, and have not attempted to verify same. We have not made or obtained any independent evaluations or appraisals of the assets or liabilities of METROPOLITAN or LAKELAND.

In conducting our analysis and arriving at our opinion, we have considered such financial and other factors as we have deemed appropriate in the circumstances. In rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the MERGER, no conditions will be imposed that would have a material adverse effect on the contemplated benefits of MERGER. Our opinion is necessarily based upon market, economic, and other conditions as they exist and can be evaluated as of the date of this letter.

Based upon and subject to the foregoing, it is our opinion as investment bankers that the consideration to be paid in the MERGER is fair, from a financial point of view, to the shareholders of METROPOLITAN.

Very truly yours,

CAPITAL CONSULTANTS OF PRINCETON, INC.

                                   APPENDIX C

      TITLE 17. CORPORATIONS AND INSTITUTIONS FOR FINANCE AND INSURANCE
                       SUBTITLE 2. FINANCIAL INSTITUTIONS
                          PART 1A. BANKING INSTITUTIONS
                  CHAPTER 9A. BANKING ACT OF 1948, SUPPLEMENTED
                            ARTICLE 21. BANK MERGERS

                         N.J. Stat. ss. 17:9A-140 (1997)

ss. 17:9A-140.  Rights of dissenting stockholders; settlement by agreement

     A. A stockholder who

     (1) is entitled to vote at the meeting of stockholders prescribed by section 137; and who

     (2) serves a written notice of dissent from the merger agreement, in the manner, at the place, and within the time prescribed in subsections B and C of this section; and who

     (3) does not vote to approve the merger agreement at the meeting prescribed by section 137, or at any adjournment thereof, may, within thirty days after the filing of the agreement in the department as provided by section 137, serve a demand upon the receiving bank at its principal office, for the payment to him of the value of his shares of stock. The receiving bank may, within ten days after the receipt of such demand, offer to pay the stockholder a sum for his shares, which, in the opinion of the board of directors of the receiving bank, does not exceed the amount which would be paid upon such shares if the business and assets of the bank whose stock such stockholder holds were liquidated on the day of the filing of the agreement pursuant to section 137.

     B. Service of the notice of dissent prescribed by paragraph (2) of subsection A of this section shall be made at the principal office of the bank whose stock is held by the dissenting stockholder, and shall be made not later than the third day prior to the day fixed for the meeting of the stockholders of such bank pursuant to section 137.

     C. Service of the notice of dissent and of the demand for payment prescribed by this section may be made by registered mail or personally by the dissenting stockholder or his agent.

                        N.J. State. ss. 17:9A-141 (1997)
ss. 17:9A-141.  Appointment of appraisers

     If a stockholder fails to accept the sum offered for his shares pursuant to section one hundred forty, he may, within three weeks after the receipt by him of the bank's offer of payment, or, if no offer is made by the bank, within three weeks after the date upon which his demand was served upon the bank as specified in section one hundred forty, institute an action in the Superior Court for the appointment of a board of three appraisers to determine the value of his shares of stock as of the day of the filing of the merger agreement pursuant to section one hundred thirty-seven. The court may proceed in the action in a summary manner or otherwise. Any other stockholder who has the right to institute a similar action may intervene. The court shall, in respect to any one bank, appoint a single board of three appraisers to determine the value of the shares of all stockholders of such bank who are parties to such action.

                         N.J. Stat. ss. 17:9A-142 (1997)

ss. 17:9A-142. Duties of appraisers; report; objections; compensation;
vacancies

     A. The appraisers shall be sworn to the faithful discharge of their duties. They shall meet at such place or places, and shall give such notice of their meetings as the court may prescribe. The bank and each stockholder who is a party to the action instituted pursuant to section one hundred forty-one, may be represented by attorneys in the proceedings before such appraisers, and may present some evidence to them as shall be material to the issue. The determination of any two of the appraisers shall control. Upon the conclusion of their deliberations, the appraisers shall file in the Superior Court a report and appraisal of the value of the shares of stock, and shall mail a copy thereof to the bank and to each stockholder who is a party to said action.

     B. The bank and each stockholder who is a party to said action shall have ten days after the filing of the report and appraisal within which to object thereto in the Superior Court. In the absence of any objections, the report and appraisal shall be binding upon the bank and upon such stockholders, and the bank shall pay each such stockholder the value of his shares, as reported by the appraisers, with interest from the date of the filing of the merger agreement pursuant to section one hundred thirty-seven, at such rate, not in excess of the legal rate, as shall be fixed by the appraisers. If objections are made, the court shall make such order or judgment thereon as shall be just.

     C. The Superior Court shall fix the compensation of the appraisers, which shall be paid by the bank, and shall be vested with full jurisdiction over all matters arising out of an action instituted pursuant to section one hundred forty-one. In the case of a vacancy in the board of appraisers, the Superior Court shall, on its own motion, or upon motion of a stockholder, or of the receiving bank, fill such vacancy.

                         N.J. Stat. ss. 17:9A-143 (1997)

ss. 17:9A-143.  Assignment of stock to bank

     Upon payment by the bank of the value of shares of stock pursuant to this article, the holder thereof shall assign such shares to the bank.

                         N.J. Stat. ss. 17:9A-144 (1997)

ss. 17:9A-144.  Effect of stockholder's failure to act

     A stockholder who fails to act pursuant to sections 140 and 141 shall be forever barred from bringing any action to enforce his right to be paid the value of his shares in lieu of continuing his status as a stockholder in the receiving bank.

                            N.J. Stat. ss. 17:9A-145

ss. 17:9A-145.  Obligation of bank to pay stockholder

     An offer by the bank and an acceptance thereof by the stockholder pursuant to section 140 and the determination of value upon proceedings brought pursuant to sections 141 and 142 shall constitute a debt of the receiving bank for the recovery of which an action will lie.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Subsection (2) of Section 3-5, Title 14A of the New Jersey Business Corporation Act empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a corporate agent (i.e., a director, officer, employee or agent of the corporation or a director, officer, trustee, employee or agent of another related corporation or enterprise), against reasonable costs (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that such conduct was unlawful.

      Subsection (3) of the Section 3-5 empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys' fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

      Subsection (4) of Section 3-5 provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) incurred by him in connection therewith; subsection (8) of Section 3-5 provides that indemnification provided for by Section 3-5 shall not be deemed exclusive of any rights to which the indemnified party may be entitled; and subsection (9) of Section 3-5 empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or expenses incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities and expenses under Section 3-5.

      The Registrant's Certificate of Incorporation contains the following provision concerning indemnification:

      "10. Indemnification of Directors. Directors of the Corporation, to the fullest extent permitted by the New Jersey Business Corporation Act, as now or hereafter in effect, and any successor statute, shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders. Also, any expenses incurred by a Director in connection with a proceeding involving the Director may be paid by the Corporation in advance of final disposition of the proceeding, provided the Director undertakes to repay such amount unless it shall ultimately be determined that he or she is entitled to indemnification."

      The Registrant has obtained directors' and officers' liability insurance providing coverage of up to $10.0 million.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  (a)  Exhibits

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
2.1   --    Agreement and Plan of Reorganization, dated as of September 16,
            1997, by and among Lakeland Bancorp, Inc. and Metropolitan State
            Bank, is incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K filed with the Commission on
            September 22, 1997.

4.1   --    Certificate of Incorporation of Lakeland Bancorp,  Inc., as
            amended.

4.2   --    By-laws of Lakeland Bancorp, Inc. are incorporated by reference to
            Exhibit 4.2 to the Registrant's Registration Statement on Form S-3
            (No. 33-34099) filed with the Commission on March 30, 1990.

5.1   --    Opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.

8.1   --    Opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.,
            concerning tax matters

23.1  --    Consent of Radics & Co., LLC.

23.2  --    Consent of Arthur Andersen LLP.

23.3  --    Consent of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.
            (contained in Exhibit 5.1 and Exhibit 8.1).

23.4  --    Consent of Capital Consultants of Princeton, Inc.

24.1  --    Power of Attorney.

99.1  --    Form of Metropolitan State Bank Proxy Card

  (b)  Financial Statement Schedules

      All schedules are omitted because they are not applicable or because the required information is contained in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i)   To  include   any   prospectus   required  by  Section
            10(a)(3) of the securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

            (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

            (6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

            (7) That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Oak Ridge, State of New Jersey, on December 19, 1997.

                                             LAKELAND BANCORP, INC.


                                             By:  /s/ ARTHUR L. ZANDE
                                                  --------------------------
                                                  Arthur L. Zande
                                                  Executive Vice President


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated.


SIGNATURES                      TITLE                               DATE
----------                      -----                               ----

/s/ ARTHUR L. ZANDE
----------------------------                                  December 19, 1997
Arthur L. Zande                 Executive Vice President
                                & Director (Chief
                                Executive Officer)            December 19, 1997

/s/ JOHN W. FREDERICKS*
----------------------------
John W. Fredericks              President & Director          December 19, 1997


/s/ ROBERT B. NICHOLSON*
-----------------------------
Robert B. Nicholson             Chairman & Director           December 19, 1997


/s/ BRUCE G. BOHUNY*
-----------------------------
Bruce G. Bohuny                 Director                      December 19, 1997


/s/ MARY ANN DEACON*
-----------------------------
Mary Ann Deacon                 Director                      December 19, 1997


/s/ MARK J. FREDERICKS*
-----------------------------
Mark J. Fredericks              Director                      December 19, 1997


/s/ JOHN PIER*
-----------------------------
John Pier                       Director                      December 19, 1997


/s/ WILLIAM J. ECKHARDT*
-----------------------------
William J. Eckhardt             Vice President &
                                Treasurer (Principal
                                Financial & Accounting        December 19, 1997
                                Officer)

                             */s/ ARTHUR L. ZANDE
                             --------------------
                               Arthur L. Zande,
                               Attorney-In-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
2.1 -- Agreement and Plan of Reorganization, dated as of September 16, 1997, by and among Lakeland Bancorp, Inc. and Metropolitan State Bank, is incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K filed with the Commission on September 22, 1997.

4.1  --  Certificate of Incorporation of Lakeland Bancorp, Inc., as amended.

4.2  --  By-laws of Lakeland Bancorp, Inc. are incorporated by reference to
         Exhibit 4.2 to the Registrant's Registration Statement on Form
         S-3 (No. 33-3499) filed with the Commission on March 30, 1990.

5.1  --  Opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A.

8.1 -- Opinion of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A., concerning tax matters.

23.1 --  Consent of Radics & Co., LLC.

23.2 --  Consent of Arthur Andersen LLP.

23.3 -- Consent of Lowenstein, Sandler, Kohl, Fisher & Boylan, P.A (contained in Exhibit 5.1 and Exhibit 8.1).

23.4 --  Consent of Capital consultants of Princeton, Inc.

24.1 --  Power of Attorney.

99.1 --  Form of Metropolitan State Bank Proxy Card.